Exhibit 2.1
EXECUTION VERSION
CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) TREATED AS PRIVATE OR CONFIDENTIAL BY THE REGISTRANT.
EQUITY PURCHASE AGREEMENT
BETWEEN
HEXAGON SMART SOLUTIONS AB
AND
CADENCE DESIGN SYSTEMS, INC.
_______________________
Dated as of September 4, 2025

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EXHIBITS
Exhibit A – Pre-Closing Reorganization
Exhibit B – Illustrative Calculation of Working Capital
Exhibit C – Transaction Accounting Principles
Exhibit D – Allocation Schedule
Exhibit E – Form of Transition Services Agreement
Exhibit F – Form of Intellectual Property License Agreement
Exhibit G – Tax Information
Exhibit H – Certain Intended Income Tax Treatment

SCHEDULES
Schedule I – Key Employees

-v-

EQUITY PURCHASE AGREEMENT
This EQUITY PURCHASE AGREEMENT, dated as of September 4, 2025 (this “Agreement”), is being entered into between Hexagon Smart Solutions AB, a Swedish private limited liability company (“Seller”), and Cadence Design Systems, Inc., a Delaware corporation (“Purchaser”). Each of Seller and Purchaser are sometimes referred to in this Agreement as a “Party” and collectively as the “Parties.”
WHEREAS, Seller is directly and indirectly engaged in, among other things, the Business;
WHEREAS, following the consummation of a series of transactions, as described on the Final Restructuring Plan (the transactions set forth thereon, the “Pre-Closing Reorganization”), the Purchased Entities and their Subsidiaries (for the avoidance of doubt, other than the Minority Joint Ventures) will be the only Subsidiaries of Seller engaged in the Business;
WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the Purchased Entity Equity, upon the terms and subject to the conditions contained in this Agreement; and
WHEREAS, concurrently with the execution of this Agreement, certain Business Employees, set forth on Schedule I (the “Key Employees”), have entered into employment offer letters and other related documentation with Purchaser or one of its Affiliates (collectively, the “Key Employee Agreements”), which such agreements will be effective as of the Closing pursuant to the terms set forth therein.
NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, on the terms and subject to the conditions of this Agreement, Seller and Purchaser, intending to be legally bound, hereby agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1    Definitions. As used herein, the following terms have the meanings set forth below when capitalized:
“Acquisition Proposal” means any offer or proposal (other than an offer or proposal by Purchaser or its Affiliates) to engage (directly or indirectly) in an any transaction or series of related transactions (other than the Transactions) involving: (a) any direct or indirect purchase, issuance to or other acquisition by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) (other than Purchaser and its Affiliates) of the Business (or any material portion thereof) or any Equity Securities of any Transferred Entity; (b) any direct or indirect purchase or other acquisition by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) (other than Purchaser and its Affiliates) of a majority or any substantial portion of the assets of the Transferred Entities or the Business on a consolidated basis; or (c) any merger, recapitalization, consolidation, business combination or other similar transaction involving the Business or any Transferred Entities; provided that, an Acquisition Proposal shall not include (i) any transaction solely among Seller and one or more of its Affiliates or (ii) the contemplated spin-off by Seller, or one or more of its Affiliates, of the Asset Lifecycle Intelligence and Safety, Infrastructure & Geospatial divisions and related businesses.
“Affiliate” means, with respect to any Person, as of the time at which determination of affiliation is being made, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise. For the avoidance of doubt, (a) Seller and its Affiliates shall not be deemed to be Affiliates of Purchaser or, from and after the Closing, of any of the Transferred Entities and (b) from and after the Closing, the Transferred Entities shall be deemed Affiliates of Purchaser.
“Affiliated Tax Group” means, for any Pre-Closing Tax Period, an affiliated group within the meaning of Section 1504(a) of the Code (and any other affiliated, consolidated, combined, unitary or other similar tax group under U.S. state, local or non-U.S. Law) that includes Seller or any of its Affiliates (other than the Transferred Entities), on the one hand, and any Transferred Entity, on the other hand, but excluding the Hexagon German Tax Group.
“Affiliated Tax Return” means any Tax Return of any Affiliated Tax Group.
“Agreed Items” has the meaning set forth in Section 2.6(b).
“Agreement” has the meaning set forth in the Preamble.
“AI Inputs” means any data, work of authorship, text or other content used or relied upon by any aspect of AI Technologies to generate any AI Output.
“AI Output” means any data, work of authorship, text or other content that is generated by any AI Technologies.
“AI Technologies” means Technology in the field of deep learning, machine learning, computer vision, natural language processing (or large language models), or other computational systems able to perform tasks that normally require human intelligence including any and all Software and systems that employ neural networks, statistical learning algorithms (such as linear and logistic regression, support vector machines, random forests, k-means clustering), or reinforcement learning.
“Allocation” has the meaning set forth in Section 2.6(b).
“Allocation Notice” has the meaning set forth in Section 2.6(b).
“Allocation Schedule” has the meaning set forth in Section 2.6(a).

“Anti-Corruption Laws” means all applicable Laws relating to the prevention of corruption and bribery, including: (a) the U.S. Foreign Corrupt Practices Act of 1977; (b) the UK Bribery Act 2010; and (c) any other applicable anti-corruption or anti-bribery laws.
“Applicable Independent Contractor” has the meaning set forth in Section 3.17(p).
“Approval” means any approval, authorization or consent of, or the grant or issuance of any approval, consent, license, order, permit or waiver by any Person.
“Assignable Shared Contract” has the meaning set forth in Section 5.12(a).
“Assumed PTO” has the meaning set forth in Section 5.7(j).
“Author” has the meaning set forth in Section 3.9(i).
“Balance Sheet Date” has the meaning set forth in Section 3.5(a).
“Base Cash Consideration” means €1,890,000,000.
“Benefit Plan” means each (a) “employee benefit plan,” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), (b) employment and individual consulting agreements, and (c) bonus, commission, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, equity-based or equity-related, employee benefit trust, retention, severance, termination, jubilee or gratuity payments, change-in-control, transaction, disability or sick leave benefits, supplemental unemployment benefits, loan, vacation or paid-time-off benefits, pension or retirement benefits, post-employment retirement benefits, death, life, dental, vision, health or welfare benefit, employee assistance and other benefits plans, programs, policies, Contracts or arrangements, in each case, entered into, maintained or contributed to by the Transferred Entities or by Seller or its Affiliates as of the date hereof for the benefit of any of the Business Employees or any of their beneficiaries or with respect to which the Transferred Entities have Liability, excluding any statutory plans, policies, or arrangements maintained by a Governmental Entity.
“BIS” has the meaning set forth in Section 3.13(d).
“Business” means (a) the business of designing, developing, programming, marketing, hosting, offering, selling, licensing, distributing, importing, exporting, maintaining and supporting the Business Products, including all features and functionalities of the Business Products, including such features and functionalities currently under active development as documented by Seller or any of its Affiliates and (b) any other activities previously or currently conducted by or on behalf of Seller and its Affiliates to the extent relating to the Business Products.
“Business AI Products” has the meaning set forth in Section 3.9(v).
“Business Area” shall mean any countries worldwide in which the Business as of the Closing is directly or indirectly conducted or in which the Business sells or has sold products or services in the one-year period prior to the Closing.

“Business Balance Sheet” has the meaning set forth in Section 3.5(a).
“Business Competing Products” means [***].
“Business Day” means any day, other than a Saturday, Sunday or day on which commercial banks are required or authorized to be closed in San Francisco, California, New York, New York or Stockholm, Sweden.
“Business Employee” means each individual (a) employed by any Transferred Entity or (b) employed by Seller or one of its Subsidiaries (other than a Transferred Entity or an Excluded Entity) who devotes a majority of his or her working time to the Business. For purposes of this definition, an “employed” individual includes those individuals absent from work due to short-term disability, long-term disability, circumstances covered by workers’ compensation, military leave, Family and Medical Leave Act, or other leave of absence approved in writing by Seller or one of its Subsidiaries (including a Transferred Entity).
“Business Employee Benefit Plan” means (a) each Transferred Entity Benefit Plan and (b) each Seller Benefit Plan that, with respect to this clause (b), is primarily for the benefit of the Business Employees or Former Business Employees.
“Business Financial Statements” has the meaning set forth in Section 3.5(a).
“Business Guarantees” has the meaning set forth in Section 5.8.
“Business Inbound Licenses” has the meaning set forth in Section 3.12(a)(v).
“Business Intellectual Property” means all (a) Business Owned Intellectual Property, (b) the Business Licensed Intellectual Property, and (c) Intellectual Property Rights and Technology licensed under any Business Inbound Licenses.
“Business Licensed Intellectual Property” means all Intellectual Property Rights and Technology licensed by Seller, on behalf of itself and its Affiliates (other than the Transferred Entities), to the Transferred Entities pursuant to the Intellectual Property License Agreement.
“Business Material Adverse Effect” means any event, claim, circumstance, matter, change, effect or development (each, an “Effect”) that (considered together with all other Effects) individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the assets, business, financial condition, operations or results of operations of the Business, taken as a whole; provided that no Effect solely to the extent resulting or arising from or in connection with any of the following matters shall, either alone or in combination, be taken into account in determining whether a Business Material Adverse Effect has occurred: (a) the general conditions in the industries in which the Business operates; (b) political, economic, business, monetary, financial, securities, supply chain or capital or credit market conditions or trends generally (including inflation, deflation, or any changes in the rate of increase or decrease of inflation or deflation, or interest or exchange rates); (c) geopolitical conditions, trade wars, tariffs or sanctions, any act of civil unrest, war, sabotage or terrorism (including by cyberattack or otherwise), including any evolution or worsening thereof or the declaration by any country or jurisdiction of a national emergency; (d) any natural or manmade disasters, including earthquakes, hurricanes, tornadoes, droughts, floods, acts of God, any epidemic, pandemic or disease outbreak (including COVID-19) or similar force majeure events, including any material worsening of such conditions; (e) the failure of the financial or operating performance of the Business to meet projections, forecasts, milestones, estimates, guidance or budgets or financial or operating predictions of revenue, earnings, cash flow or cash position for any period; provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded; provided further, that this clause (e) shall not be construed as implying that Seller or any of its Affiliates is making any representation or warranty herein with respect to any of the foregoing; (f) any action required to be taken pursuant to the express terms of this Agreement or taken at the written request of Purchaser; (g) the public announcement and pendency of the Transaction or the identity of Purchaser; (h) changes in any Law; (i) changes in IFRS or GAAP or other applicable accounting principles or standard or any interpretations thereof; (j) the availability or cost of any financing of any kind to Purchaser or its Affiliates; or (k) any breach of this Agreement by Purchaser (including by unreasonably withholding, conditioning or delaying consent where prohibited under this Agreement); provided, further, that any adverse Effects resulting from the matters described in the foregoing clauses (a), (b), (c), (d), (h) or (i) may be taken into account in determining whether there has been a Business Material Adverse Effect to the extent, and only to the extent that they have a materially disproportionate effect on the Business in the aggregate relative to similarly situated businesses in the industries in which the Business operates (in which case only such incremental disproportionate impact may be taken into account in determining whether there has been a Business Material Adverse Effect).
“Business Owned Intellectual Property” means collectively (a) all Intellectual Property Rights that are both (i) Related to the Business and (ii) owned or purported to be owned by Seller or any of its Affiliates (other than any Excluded Entity), but excluding the Retained Names and Intellectual Property Rights solely included in or solely covering the Nexus Platform Assets; and (b) all Technology that is both (i) Related to the Business and (ii) owned or purported to be owned by Seller or any of its Affiliates (other than any Excluded Entity).
“Business Products” means all computer-aided engineering software products designed, developed, programmed, marketed, hosted, offered, sold, licensed, distributed, imported, exported, maintained or supported by Seller and its Affiliates (a) revenues from which are reflected in the Business Financial Statements or (b) that are otherwise part of its “Design and Engineering” business segment (other than the products to the extent specifically identified in “Step 5” of the Final Restructuring Plan to be conveyed to a Retained Entity as part of the Pre-Closing Reorganization), including those products and services identified on Section 1.1(a) of the Disclosure Schedules.
“Business Registered Intellectual Property” has the meaning set forth in Section 3.9(a).
“Business Software” has the meaning set forth in Section 3.9(n).
“Cap” has the meaning set forth in Section 9.4(a).
“Cash Amounts” means, of the Transferred Entities and as of any time, all cash and cash equivalents, in each case of such Transferred Entity as of such time, such amounts calculated without duplication in a manner consistent with the Transaction Accounting Principles and (to the extent consistent with the Transaction Accounting Principles) the Illustrative Calculation of

Working Capital; provided that Cash Amounts shall (a) include checks, wire transfers, ACH transfers and other electronic payments and deposits, to the extent received or deposited for the account of the Transferred Entities and not yet cleared, (b) be reduced for checks, wire transfers, ACH transfers and other electronic payments, to the extent initiated, sent to or deposited with the account of a third party by the Transferred Entities, but not yet cleared, (c) exclude any Restricted Cash and (d) be reduced by the amount of any Taxes (imposed at the applicable rate set forth on Section 1.1(i) of the Disclosure Schedules) that would be incurred upon the distribution or repatriation to Purchaser after the Closing of any cash (including for this purpose cash equivalents, but excluding, for the avoidance of doubt, Restricted Cash) held by a Transferred Entity in a jurisdiction outside the United States, solely in the case of clause (d), to the extent the amount of cash held by such Transferred Entity exceeds the amount identified as being held by such Transferred Entity as set forth on Section 1.1(i) of the Disclosure Schedules (the “March 2025 Cash Balances”).
“Cash Consideration” means the Base Cash Consideration, plus (a) the Closing Cash Amounts, plus (b) the amount (if any) by which Closing Working Capital is in excess of the Working Capital Target, minus (c) the amount (if any) by which the Working Capital Target is in excess of Closing Working Capital, minus (d) the Closing Indebtedness, and minus (e) the Closing Transaction Expenses, in the case of each of clauses (a), (b), (c), (d) and (e) as finally determined pursuant to Section 2.5(d).
“Cashed-Out PTO” has the meaning set forth in Section 5.7(j).
“Closing” has the meaning set forth in Section 2.3.
“Closing Cash Amounts” means an amount equal to the sum of the Cash Amounts of the Transferred Entities as of 12:01 a.m. (Eastern Time) on the Closing Date.
“Closing Date” has the meaning set forth in Section 2.3.
“Closing Indebtedness” means the aggregate amount of the Indebtedness of the Transferred Entities as of 12:01 a.m. (Eastern Time) on the Closing Date, except that Indebtedness relating to Taxes shall be determined as of the end of the day on the Closing Date.
“Closing Payment Shares” means a number of shares of Purchaser Common Stock equal to €810,000,000 divided by the Euro Equivalent VWAP, where “Euro Equivalent VWAP” is the average of each daily VWAP of Purchaser Common Stock for each of the 20 consecutive trading days ending on and including the third trading day immediately prior to the Closing Date; provided that, for purposes of calculating the Euro Equivalent VWAP, each such daily VWAP of Purchaser Common Stock shall be converted into Euros at the applicable Daily Euro Spot Rate for such trading day.
“Closing Statement” has the meaning set forth in Section 2.5(b).
“Closing Transaction Expenses” means the aggregate amount of the Transaction Expenses at 12:01 A.M. (Eastern Time) on the Closing Date; provided that any Transaction Expenses incurred through, as a result of or that remain unpaid as of the Closing shall be deemed incurred as of 12:01 A.M. (Eastern Time) on the Closing Date.

“Closing Working Capital” means the Working Capital as of 12:01 a.m. (Eastern Time) on the Closing Date.
“Code” means the U.S. Internal Revenue Code of 1986.
“Collective Bargaining Agreement” means any collective bargaining agreement, works council agreement or other similar labor-related Contract with any Union.
“Competing Activity” has the meaning set forth in Section 5.22(a).
“Competing Business” means [***].
“Competition/Foreign Investment Law” means (a) the HSR Act, (b) any federal, state or foreign antitrust, competition or trade regulation Law that prohibits, restricts or regulates actions having the purpose or effect of monopolization, restraint of trade or lessening or distortion of competition through merger or acquisition, or (c) any Laws with respect to foreign investment.
“Completed Reorganization Documents” has the meaning set forth in Section 3.25.
“Completed Reorganization Steps” has the meaning set forth in Section 3.25.
“Confidentiality Agreement” means that certain Mutual Non-Disclosure Agreement, dated March 11, 2024, between Hexagon Smart Solutions AB (as assignee of Hexagon Solutions, Inc.) and Purchaser, as amended on February 18, 2025.
“Consultation Process” has the meaning set forth in Section 5.7(b)(ii).
“Continuing Employee” has the meaning set forth in Section 5.7(a).
“Contract” means any agreement, contract, commitment, credit agreement, indenture, loan, mortgage, note, bond, license, lease or sublease, or other instrument or consensual obligation, whether written or oral, including all amendments, supplements, exhibits and schedules thereto, other than a Permit.
“Copyrights” has the meaning set forth in the definition of Intellectual Property Rights.
“Covered Indebtedness” has the meaning set forth in Section 5.23.
“Covered Insurance Claims” has the meaning set forth in Section 5.10(b).
“Covered Tax Proceeding” has the meaning set forth in Section 6.6(a).
“Current Representation” means Jones Day, Balch & Bingham LLP, CMS Cameron McKenna Nabarro Olswang LLP, JSA Solicitors and Advocates, Lee & Ko, Stikeman Elliott, HWF Advokater AB, Squire Patton Boggs, LLP, Victor Avocats and other legal counsel representing any Transferred Entity in connection with the Pre-Closing Representation to be engaged following the date of this Agreement; provided that Seller has given Purchaser written notice of such additional legal counsel prior to the Closing.

“D&O Indemnifiable Claim” has the meaning set forth in Section 5.15(a).
“D&O Indemnified Party” has the meaning set forth in Section 5.15(a).
“D&O Releasees” has the meaning set forth in Section 10.8(b).
“D&O Tail Policy” has the meaning set forth in Section 5.15(b).
“Daily Euro Spot Rate” means, with respect to any trading day, the “USD-EUR X-RATE” spot rate for the conversion of U.S. Dollars into Euros as published by Bloomberg at 5:00 p.m. Eastern Time (or, if such rate is not available at such time, as otherwise agreed in good faith by the Parties) on such trading day.
“Data Partners” has the meaning set forth in Section 3.10(b).
“Data Protection Laws” means applicable Laws and binding guidance and standards relating to the protection or Processing of Personal Data, data privacy or cybersecurity in any relevant jurisdiction.
“Data Room” has the meaning set forth in Section 10.15.
“Debt Financing” has the meaning set forth in Section 5.17(a).
“Direct Claim” has the meaning set forth in Section 9.3(b).
“Direct Claim Notice” has the meaning set forth in Section 9.3(b).
“Direct Purchase” has the meaning set forth in Section 5.20(c).
“Direct Purchase Subsidiary” has the meaning set forth in Section 5.20(c).
“Disclosure Schedules” means those certain Disclosure Schedules, dated as of the date hereof, provided by Seller to Purchaser.
“Dispute Notice” has the meaning set forth in Section 2.5(d).
“Dispute Resolution Period” has the meaning set forth in Section 2.5(d).
“Draft Allocation” has the meaning set forth in Section 2.6(b).
“EAR” has the meaning set forth in the definition of International Trade Laws.
“Effect” has the meaning set forth in the definition of Business Material Adverse Effect.
“Employee Representative Group” has the meaning set forth in Section 5.7(b)(ii).
“Employment Laws” has meaning set forth in Section 3.17(l).
“Environment” means ambient air, groundwater, land surface or subsurface strata, soil, stream sediment and surface water.

“Environmental Claim” means any Proceeding alleging any actual or potential liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification, and injunctive relief) arising out of, based on or resulting from any (a) the presence of, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Permit required under applicable Environmental Laws.
“Environmental Law” means any Law, and any Judgment or binding agreement with any Governmental Entity in effect as of the date of this Agreement, concerning (a) pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety (with respect to exposure to Hazardous Materials), or the environment (including ambient or indoor air, soil, surface water or groundwater, or subsurface strata); or (b) the exposure to, or the management, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal, or remediation of any Hazardous Materials. The term “Environmental Law” includes the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act of 1910, as amended, 7 U.S.C. §§ 136 et seq.; the Oil Pollution Act of 1990, as amended, 33 U.S.C. §§ 2701 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq. (solely with respect to exposure to Hazardous Materials).
“Equity Securities” of any Person means, as applicable (a) any and all of its shares of capital stock, membership interests, partnership units, units of participation or other equity interests or share capital, (b) any warrants, contracts or other rights or options directly or indirectly to subscribe for or to purchase any capital stock, membership interests or other equity interests or share capital of such Person, (c) all securities or instruments, directly or indirectly, exchangeable for or convertible or exercisable into, any of the foregoing or with any profit participation features with respect to such Person, or (d) any share appreciation rights, phantom share rights, compensatory equity or equity-based awards or other similar rights with respect to such Person.
“Equity Transfer Instrument” has the meaning set forth in Section 2.4(b)(vi).
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.
“Escrow Agent” means Computershare Trust Company, N.A. or one of its Affiliates.
“Escrow Agreement” means the Escrow Agreement in the form mutually agreed upon by the Parties prior to the Closing Date.
“Escrow Amount” means €13,500,000.
“Estimated Cash Consideration” means the Base Cash Consideration, plus (a) the Estimated Closing Cash Amounts, plus (b) the amount (if any) by which Estimated Working Capital is in excess of the Working Capital Target, minus (c) the amount (if any) by which the Working Capital Target is in excess of Estimated Working Capital, minus (d) the Estimated Closing Indebtedness, and minus (e) the Estimated Closing Transaction Expenses.
“Estimated Closing Cash Amounts” has the meaning set forth in Section 2.5(b).
“Estimated Closing Indebtedness” has the meaning set forth in Section 2.5(b).
“Estimated Closing Transaction Expenses” has the meaning set forth in Section 2.5(b).
“Estimated Working Capital” has the meaning set forth in Section 2.5(b).
“Euro Equivalent VWAP” has the meaning set forth in the definition of Closing Payment Shares.
“Excess Amount” has the meaning set forth in Section 2.5(f).
“Excess Recovery” has the meaning set forth in Section 9.4(f).
“Exchange Act” means the Securities Exchange Act of 1934.
“Excluded Entities” has the meaning set forth in Section 5.20(d) of the Disclosure Schedules.
“Excluded Entity Personnel” has the meaning set forth in Section 5.20(d) of the Disclosure Schedules.
“Excluded Individual Service Agreement” has the meaning set forth in Section 3.17(b).
“Existing Systems” has the meaning set forth in Section 5.26.
    “Final Restructuring Plan” has the meaning set forth in Section 5.20(a).
“FIRPTA Certificate” has the meaning set forth in Section 2.4(b)(v).
“First Extended Outside Date” has the meaning set forth in the definition of Outside Date.

“Former Business Employee” means each individual who separated from employment prior to the Closing and (a) was employed by a Transferred Entity immediately prior to separating from employment, or (b) devoted a majority of his or her working time to the Business as of his or her last day of employment.
“Fraud” means actual and intentional common law fraud under Delaware Law; provided, that in no event will “Fraud” include (a) any claim for constructive fraud, equitable fraud, unfair dealings fraud, promissory fraud, reckless or negligent misrepresentation or omission, (b) any claim based on constructive knowledge, or (c) any tort (including a claim for fraud based on recklessness or negligence).
“GAAP” means U.S. generally accepted accounting principles, consistently applied.
“General Enforceability Exceptions” has the meaning set forth in Section 3.3(a).
“Government Contract” means any Contract between a Transferred Entity (or, to the extent Relating to the Business, a Retained Entity) on the one hand, and (a) a Governmental Entity or (b) any prime contractor or sub-contractor (of any tier) of a Governmental Entity that, to the Knowledge of Seller, is acting in its capacity as a prime or sub-contractor; provided that a task, purchase, work or delivery order under a Government Contract shall not constitute a separate Government Contract, for purposes of this definition, but shall be part of the Government Contract to which it relates.
“Government Official” means (a) any officer, agent or employee of a Governmental Entity or any department, agency or instrumentality thereof, including state-owned entities, or of a public organization, (b) any political party, political party official or candidate for political office or political campaign, or (c) any person acting in an official capacity or exercising a public function for or on behalf of a Governmental Entity or any government, department, agency, or instrumentality thereof, including state-owned entities, or on behalf of any public organization.
“Governmental Entity” means any local, state, federal, national or supranational government or political subdivision thereof, or any arbitrator, court or tribunal of competent jurisdiction, administrative agency, board, division, department, branch, bureau, regulatory entity or commission or other local, state, national or supranational governmental authority or instrumentality exercising, or entitled to exercise, any administrative, executive, arbitration, judicial, legislative, regulatory or taxing authority or power of any nature.
“Hazardous Material” means any material, substance, chemical, waste, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is listed or defined as a “hazardous substance,” “hazardous waste,” “toxic substance” or any other term of similar import under any Environmental Law, including petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls and per- and poly-fluoroalkyl substances (PFAS).
“Hexagon German Tax Group” means, for any Tax year ending prior to the year in which the Closing occurs, the German Organschaft of which Hexagon Metrology Services GmbH is the “mother” entity and which files the relevant Tax Return and is required to pay

Taxes on behalf of the group, and which group includes Hexagon Manufacturing Intelligence GmbH.
“HMI Agent Taxable Period” has the meaning set forth in Section 6.5(e).
“HMI Inc.” means Hexagon Manufacturing Intelligence, Inc., a Delaware corporation.
“HMI LLC” means Hexagon Manufacturing Intelligence, LLC, the Delaware limited liability company successor of HMI Inc. following the conversion of HMI Inc.
“HMI Tax Group” means, for any Tax year ending before the year in which the Closing occurs, the U.S. federal affiliated group within the meaning of Section 1504(a) of the Code filing a consolidated U.S. federal income tax return (and any other combined, unitary or other similar income tax group under U.S. state or local Law), in each case, of which HMI Inc. is the common parent and agent filing the relevant Tax Return and required to pay Taxes on behalf of the group, and which group includes one or more Transferred Entities.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
“IFRS” means the International Financial Reporting Standards as issued by the International Accounting Standards Board and as in effect on the date of this Agreement.
“Illustrative Calculation of Working Capital” has the meaning set forth in Section 2.5(a).
“Indebtedness” means, of the Transferred Entities and as of any time, the aggregate amount of the following obligations of such Person as of such time, without duplication, in each case such amount calculated in a manner consistent with the Transaction Accounting Principles and (to the extent consistent with the Transaction Accounting Principles) the Illustrative Calculation of Working Capital (including (A) unpaid interest, (B) premium thereon, (C) any prepayment penalties, breakage costs, fees, expenses or similar charges arising as a result of, the Transaction or the repayment of such amounts or termination of such obligation, in each case, in connection with the consummation of the Transaction): (a) the outstanding principal amount of any indebtedness for borrowed money (other than trade payables arising in the ordinary course of business), including unpaid interest accrued thereon; (b) the outstanding principal amount of all financial obligations evidenced by bonds, debentures, notes or similar instruments of indebtedness, including unpaid interest accrued thereon; (c) all obligations under letters of credit, in each case solely to the extent drawn; (d) any financing lease obligations to the extent required to be capitalized in accordance with IFRS (other than lease obligations which would not have been capitalized under IFRS prior to the implementation of IFRS 16); (e) remaining lease obligations (net of contracted sublease income) under that certain lease dated June 8, 2020, by and between the Irvine Company LLC and Hexagon Manufacturing Intelligence, Inc., as amended, in respect of the property located at 5161 California Ave. in Irvine, California; (f) any conditional sale obligations, obligations under any title retention agreement and obligations with respect to the deferred purchase price of assets, property or services (including the maximum amount of any future earn-out or milestone consideration, “holdback” releases, seller notes or similar contingent payments); (g) the Pre-Closing Income Tax Amount; (h) obligations under any financial hedging or swap agreement, or any other similar agreement or arrangement entered into for the purpose of limiting or managing interest rate, currency or other financial risks; (i) any dividends declared but unpaid and owed to any person (other than dividends due to any Transferred Entity following Closing); (j) all severance, restructuring or termination payment obligations arising as a result of employment terminations that occurred prior to Closing (in each case, together with the employer portion of any related employment, payroll, social security or similar Taxes incurred in respect of such obligations (as if such obligations were paid on the Closing Date)); (k) all unfunded or underfunded liabilities or obligations in respect of any defined benefit pension or similar plans and retiree medical plans, in each case, determined in accordance with the IFRS accounting and actuarial assumptions used for such purposes in the Business Financial Statements; (l) obligations secured by any Lien existing on property owned by any Transferred Entity, whether or not indebtedness secured thereby will have been assumed; (m) without duplication, any unpaid Taxes (including Transfer Taxes) of or payable by the Transferred Entities (or payable by Purchaser or its Affiliates after the Closing) as a result of the Pre-Closing Reorganization or the settlement or elimination of any intercompany balances pursuant to Section 5.14; (n) any accounts payable that are overdue by more than 120 days; and (o) any liability of the type described in the foregoing clauses guaranteed by any Transferred Entity or where there is recourse to a Transferred Entity or its assets; provided that in no event shall Indebtedness include (i) any Liabilities to be repaid or extinguished pursuant to this Agreement, (ii) any Liability to the extent already included within the calculation of Transaction Expenses, (iii) obligations owed from one Transferred Entity to any other Transferred Entity, (iv) obligations of any Transferred Entity under any operating lease (other than as provided in clause (e) above), (v) any deferred revenue, (vi) costs, fees or expenses allocated to Purchaser pursuant to Section 10.14, or (vii) any Liability under any Key Employee Agreement. For the avoidance of doubt, there shall be no duplication or “double-counting” of amounts included as Closing Indebtedness, Closing Transaction Expenses and/or current liabilities in Closing Working Capital.
“Indemnification Claim” has the meaning set forth in Section 9.3(b).
“Indemnified Party” has the meaning set forth in Section 9.3(a)(i).
“Indemnifying Party” has the meaning set forth in Section 9.3(a)(i).
“Independent Accounting Firm” has the meaning set forth in Section 2.5(d).
“Insurance Policies” has the meaning set forth in Section 3.19.
“Intellectual Property License Agreement” has the meaning set forth in Section 2.4(a)(iii).
“Intellectual Property Rights” means any and all intellectual or industrial property rights which may exist or be recognized under the laws of any jurisdiction anywhere in the world at any particular time, whether registered or unregistered, including rights provided by international treaties and conventions, including the following: (a) patents and patent applications, including any and all renewals, reissues, reexaminations, extensions, continuations, continuations in part, divisions and substitutions relating to any such patent or patent application, as well as all related counterparts to any such patent and patent application and any patents or patent applications in the same priority chain, invention disclosures, statutory invention registrations, utility models, registered designs, and similar or equivalent rights in inventions, discoveries or designs (“Patents”); (b) trademarks, service marks, trade dress, trade names, business and corporate names, slogans, logos and other designations of the source or origin of goods or services, including any common law rights therein, and any applications (including intent to use applications), registrations and renewals for any of the foregoing and the goodwill associated with the foregoing (“Trademarks”); (c) internet domain names, uniform resource locators, internet protocol addresses, social media handles and other names, identifiers and locators associated with internet addresses, sites and services (“Internet Properties”); (d) copyrights and any other equivalent rights in works of authorship (including rights in Software as a work of authorship) including exclusive exploitation rights, mask work rights, design rights, moral rights and any other related rights of authors, and any and all related registrations and applications for registration (“Copyrights”); (e) Trade Secrets, and if applicable, rights in other know-how and confidential and proprietary information, data or business or technical information; (f) rights in databases and data collections (including knowledge databases, customer lists and customer databases); and (g) all past, present and future claims and causes of action arising out of or related to infringement or misappropriation of any of the foregoing.
“Intercompany Agreements” means all Contracts that are solely between or among the Remaining Seller Group on the one hand, and any of the Transferred Entities, on the other hand, other than the Organizational Documents of the Transferred Entities.
“Intercompany Balances” has the meaning set forth in Section 5.14.
“International Trade Laws” means applicable Laws relating to the regulation of imports, exports, re-exports, or transfers of goods, technology, software or services, including (a) the International Traffic in Arms Regulations (“ITAR”), 22 C.F.R. Parts 120 et seq., (b) the Export Administration Regulations (“EAR”), 15 C.F.R. Parts 730 et seq., (c) the Arms Export Control Act (22 U.S.C. § 1778), (d) the International Emergency Economic Powers Act (50 U.S.C. §§ 1701–1706), (e) the Export Control Reform Act of 2018 (50 U.S.C. §§ 4801–4861), (f) all customs and import Laws, including the customs regulations set forth in Title 19 of the Code of Federal Regulations, the Tariff Act of 1930 and the Laws, regulations and programs administered or enforced by the U.S. Department of Commerce, U.S. International Trade Commission, U.S. Customs and Border Protection, U.S. Immigration and Customs Enforcement and their respective predecessor agencies, (g) the antiboycott Laws administered by the U.S. Department of Commerce and U.S. Department of the Treasury’s Internal Revenue Service, and (h) any applicable trade, export control, import, and antiboycott laws and regulations imposed, administered or enforced by any non-U.S. country to which any Transferred Entity is subject, except to the extent inconsistent with U.S. Law.
“Internet Properties” has the meaning set forth in the definition of Intellectual Property Rights.
“Invoice” has the meaning set forth in Section 5.23.
“IRS” means the U.S. Internal Revenue Service.
“IT Assets” means the hardware, Software, firmware, middleware, equipment, electronics, platforms, servers, workstations, routers, hubs, switches, interfaces, data, databases,

data communication lines, network and telecommunications equipment, websites and Internet-related information technology infrastructure, wide area network and other data communications or information technology equipment, owned or leased by or licensed to Seller or any of its Affiliates and used in connection with the Business.
“ITAR” has the meaning set forth in the definition of International Trade Laws.
“Items” has the meaning set forth in Section 3.13(g).
“Judgment” means any permanent or preliminary injunction or other award, decision, opinion, verdict, determination, decree, judgment, order, stipulation, agreement, temporary restraining order or writ of, by or with or under the authority of any Governmental Entity.
“Key Employee Agreements” has the meaning set forth in the Recitals.
“Key Employees” has the meaning set forth in the Recitals.
“Knowledge of Purchaser” means the actual knowledge of any Person listed in Section 1.1(a) of the Purchaser Disclosure Schedules after reasonable inquiry of direct reports who would reasonably be expected to have knowledge or information with respect to the matter in question.
“Knowledge of Seller” means the actual knowledge of any Person listed in Section 1.1(b) of the Disclosure Schedules after reasonable inquiry of direct reports who would reasonably be expected to have knowledge or information with respect to the matter in question.
“Law” means any common law, code, Judgment, law, ordinance, regulation, rule or statute of any Governmental Entity.
“Leased Real Property” has the meaning set forth in Section 3.11(b).
“Liabilities” means all liabilities, obligations, commitments, assurances, debts or guarantees, of any nature whatsoever, whether asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise, whenever or however arising (including whether arising out of any Contract or tort based on negligence or strict liability).
“Lien” means any charge, easement, right-of-way, servitude, lien, license, mortgage, pledge, security interest, claim, hypothecation, covenant, preemptive right, right of first refusal or offer or other similar rights or restrictions on transfer, title defect, or encumbrance of any kind, other than restrictions on transfer arising under applicable securities Laws.
“Loss” means any and all claims, damages, deficiencies, fines, Liabilities, losses, payments (including those arising out of any settlement or Judgment relating to any Proceeding), penalties, reasonable attorneys’ and accountants’ fees and disbursements and reasonable costs of investigation, defense and enforcement, including in connection with any Indemnification Claim, and Taxes, but excluding exemplary or punitive damages (other than to the extent actually awarded and payable to a third party in connection with a Third-Party Claim).

“LTD Employee” has the meaning set forth in Section 5.7(k).
“Malicious Code” has the meaning set forth in Section 3.9(n).
“March 2025 Cash Balances” has the meaning set forth in the definition of Cash Amounts.
“Material Contracts” has the meaning set forth in Section 3.12(a).
“Material Customers” means the top 10 customers (by revenue for the twelve-month period ended December 31, 2024) of the Business, as set forth on Section 1.1(c) of the Disclosure Schedules.
“Material Suppliers” means the top 10 suppliers or vendors (by expenditures for the twelve-month period ended December 31, 2024) of the Business, as set forth on Section 1.1(d) of the Disclosure Schedules.
“Minority Joint Venture Employee” means an individual employed by a Minority Joint Venture. For purposes of this definition, an “employed” individual includes those individuals absent from work due to short-term disability, long-term disability, circumstances covered by workers’ compensation, military leave, Family and Medical Leave Act, or other leave of absence.
“Minority Joint Ventures” means those entities set forth on Section 1.1(e) of the Disclosure Schedules.
“Month End Period” has the definition set forth in Section 2.3.
“Nasdaq” means The Nasdaq Stock Market LLC.
“New Systems” has the meaning set forth in Section 5.26.
“Nexus Platform Assets” means the hosting platform, tools and infrastructure (including in the form of Software) that are (prior to the consummation of the Closing) owned and deployed by Seller and its Affiliates to host applications, including certain Business Products and products of the Retained Business, across one or more Affiliates of Seller, including the hosting platform referred to with the name “Nexus.”
“Non-Assignable Shared Contract” has the meaning set forth in Section 5.12(b).
“Non-Party Affiliate” has the meaning set forth in Section 10.7.
“OFAC” means the U.S. Department of the Treasury, Office of Foreign Assets Control.
“Officer’s Certificate” has the meaning set forth in Section 7.2(c).
“Omitted Service” has the meaning set forth in Section 5.24.

“Open Source License” means any open-source or similar license, including any license that fits within the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation).
“Open Source Materials” means all Software and other materials that are licensed, provided or distributed under an Open Source License.
“Organizational Documents” means, with respect to a Person, the certificate or articles of incorporation or formation or association, bylaws, limited liability company agreement, or similar or equivalent governing documents, and each stockholder, investor rights or similar equityholder agreement, as applicable, including all amendments thereto, of such Person.
“Outside Date” means the date that is 12 months after the date of this Agreement; provided that if the Closing shall not have occurred prior to or on such date and the conditions set forth in Section 7.1(a) or Section 7.1(b) have not been satisfied as of such date, Purchaser shall have the right, by written notice delivered to Seller prior to or on the original Outside Date, to extend the original Outside Date for an additional period of three months (such extended date, the “First Extended Outside Date”); provided, further, if the Closing shall not have occurred prior to or on the First Extended Outside Date and the conditions set forth in Section 7.1(a) or Section 7.1(b) have not been satisfied as of such date, Purchaser shall have the right, by written notice delivered to Seller prior to or on the First Extended Outside Date, to further extend the Outside Date for an additional period of three months (such further extended date, the “Second Extended Outside Date”). The term “Outside Date” as used in this Agreement means the original Outside Date, or, if Purchaser exercises its right to extend as set forth in this definition, the First Extended Outside Date or the Second Extended Outside Date, as applicable.
“Party” and “Parties” has the meaning set forth in the Preamble.
“Patents” has the meaning set forth in the definition of Intellectual Property Rights.
“Paying Agent” means Computershare Trust Company, N.A. or one of its Affiliates.
“Payoff Letter” has the meaning set forth in Section 5.23.
“Permits” means any approvals, authorizations, certificates, clearances, consents, licenses, franchises, variances, consents, permits or registrations issued, granted, authorized or approved by, or otherwise required to be obtained from, any Governmental Entity.
“Permitted Liens” means the following Liens: (a) statutory liens for Taxes that are not yet due or payable and Liens for Taxes that are being contested by appropriate Proceedings for which an adequate reserve has been established and reflected in the Business Financial Statements; (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, workmen, repairmen and other Liens imposed by Law in the ordinary course of business, in each case for amounts that are not yet due and payable or are being contested in good faith and for which adequate reserves have been established in accordance with IFRS or other applicable Transaction Accounting Principles; (c) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security; (d) with respect to any Leased Real Property: (i) defects or imperfections of title; (ii) easements, declarations, covenants, rights-of-way, restrictions, instruments and other similar encumbrances affecting title to real estate; and (iii) zoning ordinances, variances, conditional use permits and similar regulations, permits, approvals and conditions; provided that with respect to this clause (d), any such item does not materially interfere with present or the Business’ intended (as of the Closing) use of such property or unreasonably or materially interfere with the ordinary conduct of the Transferred Entities or the Business; (e) non-exclusive licenses of Intellectual Property Rights granted in the ordinary course of business; (f) Liens set forth on Section 1.1(f) of the Disclosure Schedules; (g) Liens deemed to be created by any of the Transaction Documents; and (h) Liens which will be released at or prior to the Closing.
“Person” means any individual, firm, corporation, limited company, limited liability company, joint stock company, limited, general or other partnership, trust, joint venture, Governmental Entity, unincorporated organization, association or other entity.
“Personal Data” means any information that is defined as “personal data,” “personally identifiable information,” “individually identifiable health information,” “protected health information” or “personal information” under any applicable Data Protection Law.
“Post-Closing Covenant” has the meaning set forth in Section 9.1.
“Post-Closing Insurance Matters” has the meaning set forth in Section 5.10(a).
“Post-Closing Representation” has the meaning set forth in Section 10.16(a).
“Post-Closing Statement” has the meaning set forth in Section 2.5(c).
“Pre-Closing Income Tax Amount” means as of the end of the day on the Closing Date, an amount (which shall not be less than zero with regard to any Transferred Entity, type of tax and jurisdiction with respect to each of clause (i) and clause (ii)) equal to (i) the unpaid income Taxes of the Transferred Entities for any Pre-Closing Tax Period, including for this purpose Taxes imposed under Sections 951 and 951A of the Code (and any similar or analogous provision of Tax Law) (including any such Taxes imposed on Purchaser or its Affiliates) after the Closing for any Pre-Closing Tax Period of the Transferred Entities and (ii) Taxes for any post-Closing Tax period or portion thereof attributable to any prepaid or similar amounts or installment proceeds received or accrued by the Transferred Entities in the Pre-Closing Tax Period; provided that, such amounts shall be calculated (a) for the avoidance of doubt, by allocating deductions of a Transferred Entity arising from the payment of Closing Transaction Expenses to the Pre-Closing Tax Period of such Transferred Entity (to the extent such deduction and allocation are supported by a “more likely than not” (or higher) level of comfort), (b) by assuming the taxable year of each of the Transferred Entities ended as of the end of the Closing Date (including for purposes of determining the amount of Taxes under Sections 951 or 951A of the Code or any similar or analogous provision of Tax Law that are attributable to the Pre-Closing Tax Period), and (c) taking into account any and all payments of estimated Taxes or other prepayments of Taxes made prior to the Closing Date with respect to a jurisdiction (on a jurisdiction by jurisdiction basis) to the extent such estimated payments actually reduce the income Taxes that would otherwise be payable for the Pre-Closing Tax Period.
“Pre-Closing Insurance Matters” has the meaning set forth in Section 5.10(b).

“Pre-Closing Reorganization” has the meaning set forth in the Recitals.
“Pre-Closing Reorganization Documentation” has the meaning set forth in Section 5.20(b).
“Pre-Closing Representation” has the meaning set forth in Section 10.16(a).
“Pre-Closing Tax Period” means a taxable period (or a portion thereof, for the avoidance of doubt including the portion of any Straddle Period ending on the Closing Date) ending on or prior to the Closing Date.
“Privacy Requirements” has the meaning set forth in Section 3.10(b).
“Privileged Communications” has the meaning set forth in Section 10.16(b).
“Pro-Rated Bonus” has the meaning set forth in Section 5.7(h)(i).
“Proceeding” means any judicial, administrative, arbitral or other action, litigation, proceeding, claims, complaint, charge, indictment, criminal prosecution, demand letter, audit, investigation or lawsuit (whether at law or at equity) by, before, filed with or otherwise involving any Governmental Entity.
“Process” or “Processing” means any operation or set of operations which is performed upon information, whether or not by automatic means, such as collection, recording, organization, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, blocking, erasure or destruction.
“Prospectus” has the meaning set forth in Section 5.18(e).
“Purchase Price” has the meaning set forth in Section 2.2(a).
“Purchased Entity” means each of D&E Superior Holdings Inc. and D&E Sweden Parent AB and such other persons as the Parties may agree in accordance with Section 5.20(c).
“Purchased Entity Equity” has the meaning set forth in Section 2.1.
“Purchaser” has the meaning set forth in the Preamble.
“Purchaser Common Stock” means the common stock, par value $0.01 per share, of Purchaser.
“Purchaser Confidential Information” has the meaning set forth in Section 5.4(a).
“Purchaser Controlled Covered Tax Proceeding” has the meaning set forth in Section 6.6(c).
“Purchaser Delivery Period” has the meaning set forth in Section 2.5(c).

“Purchaser Disclosure Schedules” means those certain Purchaser Disclosure Schedules, dated as of the date hereof, provided by Purchaser to Seller.
“Purchaser Fundamental Representations” means the representations and warranties made by Purchaser in Section 4.1 (Organization, Standing and Power), Section 4.2 (Authority; Execution and Delivery; Enforceability), Section 4.3(a) (No Conflicts; Consents; Governmental Authorization), and Section 4.9 (Brokers).
“Purchaser Group” means Purchaser and its Subsidiaries (including, after the Closing, the Transferred Entities) and any Affiliate thereof.
“Purchaser Indemnified Persons” has the meaning set forth in Section 9.2(a).
“Purchaser Material Adverse Effect” means any Effect that prevents or materially impairs the ability of Purchaser to consummate the Transaction or to pay or deliver, as applicable, the Purchase Price.
“Purchaser Prepared Tax Return” has the meaning set forth in Section 6.5(c).
“Purchaser SEC Documents” has the meaning set forth in Section 4.8.
“Purchaser Transaction Employee” has the meaning set forth in Section 5.21(b)(i).
“Purchaser Welfare Plans” has the meaning set forth in Section 5.7(f).
“Purchaser 401(k) Plan” has the meaning set forth in Section 5.7(l).
“R&D Sponsor” has the meaning set forth in Section 3.9(j).
“R&W Insurance Binder” means, collectively, the conditional binders by which coverage under the R&W Insurance Policy shall be bound on the date hereof.
“R&W Insurance Policy” has the meaning set forth in Section 5.13.
“R&W Insurer” means, collectively, the insurers identified in the R&W Insurance Policy and their respective affiliates.
“R&W Waiver” has the meaning set forth in Section 5.13.
“R&W Waiver Parties” has the meaning set forth in Section 5.13.
“Real Property Lease” has the meaning set forth in Section 3.11(b).
“Reg S Investor” has the meaning set forth in Section 3.24(d).
“Registered Intellectual Property Rights” means all Intellectual Property Rights in any jurisdiction that are registered, filed, or issued under the authority of a Governmental Entity or domain name registrar, including all (a) issued Patents and pending Patent applications; (b) registered Trademarks and applications to register Trademarks; (c) registered Copyrights and applications for Copyright registration; and (d) Internet domain names.

“Registrable Securities” means the shares of Purchaser Common Stock issued in connection with the Closing pursuant to this Agreement as part of the Closing Payment Shares; provided, however, that shares of Purchaser Common Stock shall cease to be Registrable Securities hereunder if and when (a) such Registrable Securities have been sold, transferred or otherwise disposed of pursuant to an effective registration statement registering such Registrable Securities (or the resale thereof) under the Securities Act, (b) such Registrable Securities have been sold, transferred or otherwise disposed of pursuant to Rule 144 of the Securities Act (“Rule 144”) or (c) the date when all Registrable Securities covered by the Registration Statement first become eligible for sale pursuant to Rule 144 without volume limitation.
“Registration Statement” has the meaning set forth in Section 5.18(e).
“Regulation S” means Regulation S promulgated by the SEC under the Securities Act.
“Regulatory Approvals” means the expiration or termination of any waiting period applicable to the Transaction under the HSR Act and all Approvals from Governmental Entities that are required under applicable Law (including pursuant to any Competition/Foreign Investment Law) to permit the consummation of the Transaction.
“Related Party Agreement” has the meaning set forth in Section 3.18(b).
“Relating to the Business” or “Related to the Business” (or terms of similar import) mean used, or held or employed for use in, or related to the operation or conduct of the Business.
“Release” means any deposit, discharge, dispersal, disposal, dumping, emission, emitting, emptying, escaping, injection, leaching, leaking, migration, pouring, pumping, release or spill into the Environment.
“Released Parties” has the meaning set forth in Section 8.2(c)(i).
“Releasing Parties” has the meaning set forth in Section 8.2(c)(i).
“Remaining Seller Group” means any of Seller, its Affiliates (other than the Transferred Entities) and any other Person in which Seller or its Affiliates (other than the Transferred Entities) owns an equity interest.
“Remedial Actions” has the meaning set forth in Section 5.1(f).
“Representatives” of a Person means any officer, director or employee of such Person or any investment banker, attorney, accountant or other advisor or representative of such Person.
“Restricted Cash” means any of the following to the extent it would otherwise be Cash Amounts: (a) any cash or cash equivalent that is not freely usable or transferable by any Transferred Entity because it is subject to restrictions or limitations on use by Law or Contract, (b) any cash and cash equivalents to the extent held as a security deposit by a non-Transferred Entity or as collateral for outstanding letters of credit of any Transferred Entity not terminated in connection with Closing, (c) performance bonds or other similar obligations, (d) amounts held as collateral by non-Transferred Entities in respect of outstanding letters of credit not settled by

12:01 a.m. (Eastern Time) on the Closing Date, and (e) cash or cash equivalents held in escrow or held by any Transferred Entity on behalf of third parties.
“Retained Business” means all businesses of the Remaining Seller Group, in each case other than the Business, including as set forth on Section 1.1(g) of the Disclosure Schedules.
“Retained Entity” means any member of the Remaining Seller Group.
“Retained Names” has the meaning set forth in Section 5.9(a).
“Retention Payments” has the meaning set forth in Section 5.7(h)(ii).
“Reverse Termination Fee” has the meaning set forth in Section 8.2(b).
“Rule 144” has the meaning set forth in the definition of Registrable Securities.
“Sanctioned Country” means at any time, a country or territory that is, or has been since April 24, 2019, the subject of comprehensive Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, and so-called Luhansk People’s Republic).
“Sanctioned Person” means (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State, the United Nations Security Council, the European Union, any Member State of the European Union, or the United Kingdom; (b) any Person located, organized, or resident in a Sanctioned Country; (c) the government of a Sanctioned Country or the Government of Venezuela; or (d) any Person 50% or more owned or controlled by any such Person or Persons or acting for or on behalf of such Person or Persons.
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or the United Kingdom.
“SEC” means the Securities and Exchange Commission.
“Second Extended Outside Date” has the meaning set forth in the definition of Outside Date.
“Section 367(d) Inclusion” means any income includible by any Transferred Entity (or Purchaser or its Affiliates) in any Tax period or portion thereof for U.S. federal (and U.S. state or local, as applicable) income tax purposes arising from the operation of Section 367(d) of the Code (and any similar provision of Law) relating to any transaction effected or Contract entered into prior to the Closing by any Transferred Entity or any predecessor thereof or by Seller or any Affiliate thereof, including the transfer of certain [***] to [***] on [***].
“Securities Act” means the Securities Act of 1933.

“Security Incident” means any (a) accidental, unlawful or unauthorized access, use, loss, exfiltration, disclosure, alteration, destruction, encryption, compromise or other Processing of Personal Data or confidential information or (b) occurrence that constitutes a “data breach,” “security breach,” “personal data breach,” “security incident,” “cybersecurity incident” or similar term under any applicable Data Protection Law.
“Seller” has the meaning set forth in the Preamble.
“Seller Benefit Plan” means each Benefit Plan that is not a Transferred Entity Benefit Plan.
“Seller Confidential Information” has the meaning set forth in Section 5.4(b).
“Seller Dispute Period” has the meaning set forth in Section 2.5(d).
“Seller Fundamental Representations” means the representations and warranties made by Seller in Section 3.1(a)-(b) (Organization, Standing and Power), Section 3.2(a)-(d) (Equity and Capitalization), Section 3.3 (Authority; Execution and Delivery; Enforceability), Section 3.4(a)(i)-(ii) and Section 3.4(b) (No Conflicts; Consents; Governmental Authorization), Section 3.8(a) (Sufficiency of Assets), Section 3.18(b) (Intercompany Agreements; Related Party Agreements), and Section 3.21 (Brokers).
“Seller Indemnified Persons” has the meaning set forth in Section 9.2(b).
“Seller Prepared Affiliated Tax Return” has the meaning set forth in Section 6.5(b).
“Seller Prepared Interim Tax Return” has the meaning set forth in Section 6.5(a).
“Seller Released Claims” has the meaning set forth in Section 10.8(a).
“Seller Releasor” has the meaning set forth in Section 10.8(a).
“Seller Transaction Employee” has the meaning set forth in Section 5.21(c)(i).
“Seller Welfare Plans” has the meaning set forth in Section 5.7(f).
“Seller 401(k) Plans” has the meaning set forth in Section 5.7(l).
“Shared Contracts” means a Contract to which Seller or any of its Affiliates is a party which relates in part to both (a) the operations or conduct of the Business and (b) the operations or conduct of the Retained Business; provided that in no event shall a Shared Contract include (i) any Contract with an information technology, administrative or back-office services vendor to the extent the benefits of such Contract that are Related to the Business are provided to the Business through the Transition Services Agreement (unless provided under the Transition Services Agreement pursuant to Section 5.12(d)), or (ii) any Intercompany Agreements.
“Shortfall Amount” has the meaning set forth in Section 2.5(f).

“Software” means any and all computer programs, operating systems, drivers, applications systems, firmware or software code of any nature, in any form, including source code and executable or object or byte code, whether operational or under development, and any derivations, updates, enhancements and customizations of any of the foregoing, and any related processes, know-how, APIs, user interfaces, command structures, menus, buttons and icons, flow-charts, and related documentation, operating procedures, methods, tools, developers’ kits, build scripts, test scripts, utilities, developers’ notes, technical manuals, user manuals and other documentation thereof, including comments and annotations related thereto, whether in machine-readable form, programming language or any other language or symbols and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature.
“Standard Form Agreement” has the meaning set forth in Section 3.17(b).
“Standard Software” means non-customized Software that (a) is licensed to Seller or any of its Affiliates for use in connection with the Business pursuant to a non-exclusive, internal use license; and (b) is generally available on (and actually licensed under) standard terms.
“Straddle Period” means a taxable period beginning on or before the Closing Date and ending after the Closing Date.
“Subsidiary” means, with respect to any Person, any firm, corporation, limited liability company, partnership, trust, joint venture or other entity or Person, of which (a) such first Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or managers or others performing similar functions or over which such first Person otherwise controls directly or indirectly or (b) such first Person is a general partner or managing member; provided that in no event shall a Minority Joint Venture be deemed a Subsidiary of any of the Transferred Entities. For the avoidance of doubt, from and after the Closing, no Transferred Entity will be deemed to be a Subsidiary of Seller or any of its Affiliates.
“Tax” means any local, state, provincial, federal or non-U.S. tax imposed by a Taxing Authority, including any net income, gross receipts, sales, use, value-added, goods and services, profits, license, withholding, payroll, employment, employer health, excise, premium, property, capital gains, transfer, stamp, environmental, alternative or add-on minimum, occupation, and franchise tax, and any other duty, assessment or governmental charge, together with any interest and penalties imposed with respect to such amounts.
“Tax Proceeding” means any audit, examination, contest or other Proceeding with or against any Taxing Authority.
“Tax Return” means any return, declaration, report, claim for refund, election or information return or statement filed or required to be filed with any Taxing Authority relating to Taxes, including any amendment thereof.
“Taxing Authority” means any Governmental Entity responsible for the administration or the imposition of any Tax.

“Technology” means all technology, methods, techniques, processes, designs, design rules, inventions (whether or not patented or patentable), diagrams, plans, discoveries, ideas, concepts, methods, prototypes, specifications, schematics, formulae, compositions, communication protocols, algorithms, routines, logic information, register-transfer levels, netlists, verilog files, simulations, lab notebooks, reports (including emulation and simulation reports), RTL, GDSII files, layout designs, topographies, cores, blocks, libraries, circuit designs, whether embodied in Software or otherwise, wafers, test methodologies, and hardware development tools, bills of material, user interfaces, network configurations and architectures, test vectors and procedures, protocols, works of authorship, physical mask works for semiconductor devices and mask sets, know-how, trade secrets and other proprietary information, Software, files, technical information, documentation, performance data, quality data, technical data, technical databases and data collection methods, firmware, devices and hardware and other scientific or technical information, technology or materials, in whatever form (tangible or otherwise).
“Third-Party Claim” has the meaning set forth in Section 9.3(a)(i).
“Trade Secrets” means confidential know-how, data or business or technical information that derives independent economic value, whether actual or potential, from not being generally known.
“Trademarks” has the meaning set forth in the definition of Intellectual Property Rights.
“Training Data” means any data, in any form, whether structured or unstructured, that is used to develop, train, refine, fine tune, test or improve the AI Technologies in or enabling the Business Products.
“Transaction” or “Transactions” means the transactions contemplated by the Transaction Documents to be consummated at or prior to Closing (or following Closing in accordance with Section 5.20(b)), including the Pre-Closing Reorganization, but excluding the Debt Financing.
“Transaction Accounting Principles” has the meaning set forth in Section 2.5(a).
“Transaction Documents” means this Agreement, the Transition Services Agreement, the Equity Transfer Instruments, the Escrow Agreement, the Intellectual Property License Agreement and all other agreements, certificates or instruments required or contemplated to be executed or delivered by Purchaser, Seller, any Retained Entity, any Transferred Entity or any of their respective Affiliates pursuant to the terms of this Agreement.
“Transaction Expenses” means, without duplication, all fees and expenses incurred by, or on behalf of, or to be paid by, the Transferred Entities, to the extent such fees and expenses are unpaid as of immediately prior to the Closing, in each case, in connection with the Transaction (including the Pre-Closing Reorganization, including to the extent modified pursuant to Section 5.20), including any negotiation, preparation or execution of this Agreement or the other Transaction Documents or the performance or consummation of the Transaction, including (a) the fees and expenses of any financial advisor, law firm, accounting or audit firm, brokers, finders, consultants or similar advisors, (b) any severance (other than severance due to a

Purchaser-initiated termination of a Continuing Employee’s employment following the Closing), bonus, change of control, retention, and other similar compensatory payments that become payable by any Transferred Entity as a result of, or in connection with, the Transaction (including the Pro-Rated Bonuses, the Cashed-Out PTO and the Retention Payments), together with the employer portion of any related employment, payroll, social security or similar Taxes incurred in respect of any of the foregoing payments under this clause (b), and (c) all other expenses or costs otherwise expressly allocated to Seller, the Retained Entities or the Remaining Seller Group pursuant to this Agreement (including the D&O Tail Policy) to be paid by the Transferred Entities; provided that, for the avoidance of doubt, in no event shall “Transaction Expenses” include (i) any fees and expenses owed, paid or payable to any Person to the extent incurred at the direction of Purchaser in connection with Purchaser’s financing for the Transaction, (ii) any Liability to the extent included within the calculation of Indebtedness, (iii) costs, fees or expenses allocated to Purchaser pursuant to Section 10.14, (iv) any Liability under any Key Employee Agreement, or (v) all other expenses or costs otherwise expressly allocated to Seller, the Retained Entities or the Remaining Seller Group pursuant to this Agreement that are paid directly by Seller, the Retained Entities or the Remaining Seller Group on behalf of a Transferred Entity. For the avoidance of doubt, there shall be no duplication or “double-counting” of amounts included as Closing Indebtedness, Closing Transaction Expenses and/or current liabilities in Closing Working Capital.
“Transfer Taxes” means any local, county, state, provincial, federal, non-U.S. and other sales, use, transfer (including real property transfer), registration, documentary, stamp, stamp duty, land, value added, goods and services, recording, conveyance or similar Taxes (for the avoidance of doubt, excluding income and capital gains Taxes) and related costs, fees and expenses imposed on or payable in connection with the transactions contemplated by any Transaction Documents or the recording of any sale, transfer, conveyance, lease, sublease or assignment of property (or any interest therein) effected pursuant to or contemplated by any Transaction Documents.
“Transferred Entity” means the Subsidiaries of Seller set forth on Section 1.1(h) of the Disclosure Schedules.
“Transferred Entity Benefit Plan” means each Benefit Plan that is sponsored, maintained or contributed to solely by one or more Transferred Entities.
“Transferred Entity Released Claims” has the meaning set forth in Section 10.8(b).
“Transferred Entity Releasees” has the meaning set forth in Section 10.8(a).
“Transferred Entity Retention Agreements” has the meaning set forth in Section 5.7(h)(ii).
“Transferring Intellectual Property Rights” means (a) all Intellectual Property Rights that are both (i) primarily Related to the Business; and (ii) owned or purported to be owned by Seller or any of its Affiliates (other than an Excluded Entity) as of the date of this Agreement or immediately prior to the Closing; (b) all Registered Intellectual Property Rights listed in Section 3.9(a) of the Disclosure Schedules; and (c) all Intellectual Property Rights owned or purported to be owned by Seller or any of its Affiliates (other than an Excluded Entity) in or to the Nexus Platform Assets. For the avoidance of doubt, the Transferring Intellectual Property Rights excludes the Retained Names.
“Transferring Technology” means (a) all Technology that is both (i) primarily Related to the Business; and (ii) owned or purported to be owned by Seller or any of its Affiliates (other than an Excluded Entity) as of the date of this Agreement or immediately prior to the Closing; and (b) the Nexus Platform Assets.
“Transition Services Agreement” has the meaning set forth in Section 2.4(a)(ii).
“Union” means any labor union, trade union, works council, labor organization, employee association, group, committee, or other agency or employee representative body certified or otherwise legally recognized for the purposes of bargaining collectively, or established for the purposes of consultation, on behalf of any group of employees.
“U.S. Employee” means each Business Employee who, as of immediately prior to the Closing, is employed in the United States.
“Visa Employee” means any individual employed by Seller or its Affiliates (other than an Excluded Entity) immediately prior to Closing (a) for whom it is not practicable to transfer such individual to a Transferred Entity due to his or her immigration status; and (b) who devotes a majority of his or her working time to the Business.
“VWAP” means, with respect to any Nasdaq trading day, the volume-weighted average price per share of Purchaser Common Stock as displayed under the heading “Bloomberg VWAP” on Bloomberg page “CDNS” (or its equivalent successor if such page is not available), in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day (or if such volume-weighted average price is unavailable for any trading day, the VWAP for such trading day shall be the market value per share of Purchaser Common Stock on such trading day as determined in good faith by an internationally recognized investment bank retained for this purpose by Seller).
“WARN” means the Worker Adjustment Retraining and Notification Act of 1988, and similar Laws.
“Willful Breach” means an action or failure to act by one of the Parties that constitutes a material breach or material violation of any covenant or agreement set forth in this Agreement, and such action was taken or such failure occurred with such Party’s knowledge or intention that such action or failure to act constituted or would cause or result in, or would reasonably be expected to constitute, cause or result in, a material breach or material violation of such covenant or agreement set forth in this Agreement.
“Working Capital” means, as of any time, with respect to the Transferred Entities, (a) the sum of the current assets of the Transferred Entities, minus (b) the sum of the current liabilities of the Transferred Entities, in each case calculated in a manner consistent with the Transaction Accounting Principles; provided that in no event shall Working Capital include (i) any amount included within the definitions of Cash Amounts, Indebtedness or Transaction Expenses, (ii) any amounts with respect to income Tax assets or income Tax Liabilities and deferred Tax assets or deferred Tax Liabilities, (iii) any assets related to receivables due to one Transferred Entity from any other Transferred Entity or liabilities related to any payables owed from one Transferred Entity to any other Transferred Entity, or (iv) any Liability under any Key Employee Agreement. All deferred revenue (whether current or long-term) will be included as a current liability in the calculation of Working Capital and no deferred revenue will be included in the calculation of Indebtedness. By way of illustration only, the calculation of the (x) current assets of the Transferred Entities, less (y) the current liabilities of the Transferred Entities as of March 31, 2025 is set forth on Exhibit B.
“Working Capital Target” means [***].
“Year End Financials” has the meaning set forth in Section 3.5(a).
ARTICLE II
PURCHASE AND SALE; PURCHASE PRICE; CLOSING
Section 2.1    Purchase and Sale. On the terms and subject to the conditions of this Agreement (including Section 5.20(c)), at the Closing, Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, all of Seller’s right, title and interest in and to the outstanding equity interests of the Purchased Entities (the “Purchased Entity Equity”), free and clear of all Liens (subject to the General Enforceability Exceptions).
Section 2.2    Purchase Price; Closing Payments.
(a)    The “Purchase Price” shall consist of the sum of (i) the Cash Consideration, and (ii) the Closing Payment Shares.
(b)    As promptly as practicable following the Closing (and in any event, no later than the Closing Date), Purchaser shall:
(i)    (A) pay (or cause to be paid) to Seller, by wire transfer of immediately available funds to the account or accounts designated in writing and provided by Seller to Purchaser at least two Business Days prior to the Closing Date, an amount in cash equal to the Estimated Cash Consideration minus the Escrow Amount and (B) issue and deliver or cause to be delivered to or reflected in book entry with Purchaser’s transfer agent in the registered name of Seller, the Closing Payment Shares together with evidence from such transfer agent of the issuance of the Closing Payment Shares. No fractional shares of Purchaser Common Stock will be issued pursuant to the Transaction, and instead any such fractional share of Purchaser Common Stock that would otherwise be issued will be rounded down to the nearest whole share;
(ii)    pay (or cause to be paid) to the Escrow Agent, by wire transfer of immediately available funds to the account or accounts designated in writing by the Escrow Agent to Purchaser at least two Business Days prior to the Closing Date for such purpose, the Escrow Amount (to be held in escrow by the Escrow Agent in a designated account in accordance with the Escrow Agreement and, thereafter, distributed to Seller or Purchaser, as the case may be, in accordance with the Escrow Agreement and Section 2.5(f)); and
(iii)    pay (or cause to be paid), on behalf of the applicable Transferred Entities, all amounts required to be paid under (A) the Payoff Letters delivered pursuant to Section 5.23 in order to fully discharge the Covered Indebtedness thereunder (to the extent not paid prior to the Closing) and (B) Invoices delivered pursuant to Section 5.23 in order to fully discharge the amounts owed to Persons thereunder (to the extent not paid prior to the Closing), in each case, by wire transfer of immediately available funds to the accounts designated in such Payoff Letters or Invoices.
For the avoidance of doubt, Purchaser shall (a) initiate all payments and deliveries required by this Section 2.2(b) and (b) cause the Paying Agent to release such funds, in each case as promptly as practicable following the Closing, but in any event, so long as the Closing takes place prior to 10:00 a.m. Eastern Time, no later than the Closing Date.
Section 2.3    Closing Date. The closing of the Transaction (the “Closing”) shall take place (a) by means of a virtual closing through electronic exchange of documents and signatures by email on the third Business Day following the date on which the last of the conditions set forth in Article VII (other than those conditions that are to be satisfied by action taken at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) have been satisfied (or, to the extent permitted, waived by the Party or Parties entitled to the benefits thereof); provided that in the event the Closing would take place on a date that is within the last ten Business Days of a calendar month (the “Month End Period”), either Party may elect by written notice to the other Party prior to such Month End Period that the Closing take place on the first Business Day of the next calendar month (subject to the satisfaction or waiver of the conditions to Closing set forth in Article VII other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions); or (b) at such other place, time and date as may be agreed by the Parties. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”
Section 2.4    Closing Deliveries.
(a)    At the Closing, Purchaser shall deliver, or cause to be delivered, as applicable, to Seller the following:
(i)    the certificate to be delivered pursuant to Section 7.3(c);
(ii)    a counterpart to the Transition Services Agreement, dated as of the Closing Date, in substantially the form attached hereto as Exhibit E (the “Transition Services Agreement”), duly executed by Purchaser or one or more of its Affiliates;
(iii)    a counterpart to the Intellectual Property License Agreement dated as of the Closing Date, in substantially the form attached hereto as Exhibit F (the “Intellectual Property License Agreement”), duly executed by Purchaser; and
(iv)    a counterpart to the Escrow Agreement, duly executed by Purchaser (or its designee).
(b)    At the Closing, Seller shall deliver, or cause to be delivered by one of its Affiliates, to Purchaser the following:
(i)    the certificate to be delivered pursuant to Section 7.2(c);

(ii)    a counterpart to the Transition Services Agreement and the Intellectual Property License Agreement, each duly executed by Seller or one or more of its Affiliates;
(iii)    a counterpart to the Escrow Agreement, duly executed by Seller (or its designee);
(iv)    the applicable series of IRS Form W-8 properly completed and duly executed by Seller;
(v)    a statement in form and substance prescribed by Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3) certifying that no interest in D&E Superior Holdings Inc. is a “United States real property interest” (as defined in Code Section 897(c)), and a properly executed notice to the IRS as prescribed by Treasury Regulations Section 1.897-2(h)(2), in each case dated as of the Closing Date and in a form reasonably acceptable to Purchaser (collectively, the “FIRPTA Certificate”);
(vi)    an equity transfer instrument (each, an “Equity Transfer Instrument”), in a form reasonably acceptable to Purchaser and Seller, for D&E Superior Holdings Inc. evidencing the transfer of the applicable Purchased Entity Equity thereof by Seller to Purchaser;
(vii)    written resignations in a form reasonably acceptable to Purchaser and Seller with respect to the directors, managers or officers (or local legal equivalent, if any) of the Transferred Entities identified by Purchaser to Seller in writing at least ten Business Days prior to the Closing Date;
(viii)    the Payoff Letters and Invoices;
(ix)    an updated share register of D&E Sweden Parent AB reflecting Purchaser as the sole shareholder;
(x)    if requested by Purchaser no later than five Business Days prior to the Closing Date, powers of attorney in a form reasonably acceptable to Purchaser and Seller for D&E Sweden Parent AB and MSC Software Sweden AB, enabling the persons appointed by Purchaser to sign for and on behalf of such Transferred Entities until new signatories for such Transferred Entities have been registered by Purchaser or its Affiliates; and
(xi)    any other mutually agreed to deliverables pursuant to Section 5.20(c).
Section 2.5    Pre-Closing Estimates and Post-Closing Adjustments.
(a)    The “Illustrative Calculation of Working Capital” attached as Exhibit B sets forth an illustrative calculation of the Working Capital, the Cash Amounts and the Indebtedness of the Transferred Entities, as applicable, in each case, as of March 31, 2025 (the “Illustrative Calculation of Working Capital”), applied on a basis consistent with the Transaction Accounting Principles. As used herein, “Transaction Accounting Principles” means the accounting principles, practices, procedures, methodologies and policies that were employed in preparing the Business Financial Statements, as modified by the accounting principles set forth on Exhibit C.
(b)    At least five Business Days prior to the Closing Date, Seller shall cause to be prepared and delivered to Purchaser a closing statement (the “Closing Statement”) setting forth Seller’s good-faith estimate of (i) the Closing Working Capital (such estimate, the “Estimated Working Capital”), (ii) the Closing Cash Amounts (such estimate, the “Estimated Closing Cash Amounts”), (iii) the Closing Indebtedness (such estimate, the “Estimated Closing Indebtedness”), and (iv) the Closing Transaction Expenses (such estimate, the “Estimated Closing Transaction Expenses”), together with reasonable supporting detail in respect of such estimates. The Estimated Working Capital, the Estimated Closing Cash Amounts, the Estimated Closing Indebtedness and the Estimated Closing Transaction Expenses shall be used to calculate the Estimated Cash Consideration. The Closing Statement shall set forth the calculations of such amounts in a manner consistent with the Illustrative Calculation of Working Capital (to the extent consistent with the Transaction Accounting Principles) and be prepared (including with respect to each component therein) in accordance with the Transaction Accounting Principles. Seller shall consult with Purchaser and its accountants with respect to the preparation of the Closing Statement and shall consider in good faith and incorporate any reasonable comments from Purchaser to the Closing Statement (it being understood that in the event the Parties, acting reasonably and in good faith, disagree as to the inclusion of any such comments, Seller’s decision shall control for purposes of the Closing Statement). Seller agrees that, from 12:01 a.m. (Eastern Time) on the Closing Date until the Closing, Seller will not take or permit to be taken any actions with respect to any accounting books, records, policies or procedures on which the Illustrative Calculation of Working Capital or the Closing Statement is based that would have the effect of causing a change in the amount of Closing Working Capital, Closing Cash Amounts, Closing Indebtedness or Closing Transaction Expenses, in each case, in any manner adverse to Purchaser. The Parties agree that (A) the sole purpose of the determination of the Closing Statement and the Post-Closing Statement is to, if and to the extent necessary, adjust the Cash Consideration so as to reflect the Closing Working Capital, Closing Cash Amounts, Closing Indebtedness and Closing Transaction Expenses and (B) such adjustment can be measured properly only if the calculation of the foregoing components in the Closing Statement and the Post-Closing Statement is done using the Transaction Accounting Principles.
(c)    Within 90 days after the Closing Date (the “Purchaser Delivery Period”), Purchaser shall cause to be prepared and delivered to Seller a written statement (the “Post-Closing Statement”), setting forth Purchaser’s good faith calculation of the Closing Working Capital, the Closing Cash Amounts, the Closing Indebtedness and the Closing Transaction Expenses, together with reasonable supporting detail in respect of such calculations. The Post-Closing Statement shall set forth the calculations of such amounts in a manner consistent with the Illustrative Calculation of Working Capital (to the extent consistent with the Transaction Accounting Principles) and shall be prepared (including with respect to each component therein) in accordance with the Transaction Accounting Principles. The Parties agree that the purpose of preparing the Post-Closing Statement and determining the Closing Working Capital, the Closing Cash Amounts, the Closing Indebtedness and the Closing Transaction Expenses is not intended to permit the introduction of accounting principles different from those described in the Transaction Accounting Principles. If Purchaser fails to deliver the Post-Closing Statement in accordance with this Section 2.5(c) by the expiration of the Purchaser Delivery Period, then, (i) (A) the Closing Working Capital shall be deemed to equal the Estimated Working Capital,

(B) the Closing Cash Amounts shall be deemed to equal the Estimated Closing Cash Amounts, (C) the Closing Indebtedness shall be deemed to equal the Estimated Closing Indebtedness, and (D) the Closing Transaction Expenses shall be deemed to equal the Estimated Closing Transaction Expenses and (ii) the Closing Statement will be deemed to be final and each item on the Closing Statement shall be deemed undisputed by Purchaser and shall be final, conclusive and binding on the Parties. For the avoidance of doubt, the delivery by Purchaser of the Post-Closing Statement following the Purchaser Delivery Period shall have no effect.
(d)    Within 45 days following receipt by Seller of the Post-Closing Statement (the “Seller Dispute Period”), Seller shall deliver written notice to Purchaser of any dispute Seller has with respect to the preparation or content of the Post-Closing Statement (the “Dispute Notice”); provided that if Seller does not deliver any Dispute Notice to Purchaser within such 45-day period, the Post-Closing Statement will be final, conclusive and binding on the Parties, and if Seller delivers a Dispute Notice within such deadline all items that are not disputed shall be deemed final, conclusive and binding on the Parties. The Dispute Notice shall set forth in reasonable detail the basis for any dispute included therein, the amounts involved and Seller’s determination (to the extent disputed) of the Closing Working Capital, the Closing Cash Amounts, the Closing Indebtedness, and the Closing Transaction Expenses; provided that any dispute set forth in the Dispute Notice shall be limited to the determination of the Closing Working Capital, the Closing Cash Amounts, the Closing Indebtedness and the Closing Transaction Expenses. Upon receipt by Purchaser of a Dispute Notice, the Parties shall negotiate in good faith to resolve any disputed items and amounts set forth therein, and each Party agrees that other than to the extent disputed in the Dispute Notice, the Post-Closing Statement will be final, conclusive and binding on the Parties. If the Parties, such good faith effort notwithstanding, fail to resolve any such dispute within 30 days following receipt by Purchaser of the Dispute Notice (the “Dispute Resolution Period”), then the Parties jointly shall promptly engage, and submit such disputed amounts for resolution to, an internationally recognized accounting firm mutually agreed by the Parties, which shall be [***] (the “Independent Accounting Firm”), which Independent Accounting Firm shall make a determination as to any such dispute (and only such unresolved disputes in the Dispute Notice) in accordance with this Section 2.5(d). The Parties shall cause the Independent Accounting Firm to, as soon as practicable after the engagement described in the immediately preceding sentence, and instruct the Independent Accounting Firm to in any event not more than 45 days following submission by the Parties of the disputed items, make a final determination of the appropriate amount of each of the disputed items and deliver a written report in respect thereof. With respect to each disputed line item, such determination, if not in accordance with the position of either Purchaser or Seller, shall not be in excess of the higher, nor less than the lower, of the amounts assigned by Purchaser or Seller, as applicable, in the Post-Closing Statement or Dispute Notice, as applicable. The scope of the disputes to be resolved by the Independent Accounting Firm shall be limited to whether any determination of the Closing Working Capital, the Closing Cash Amounts, the Closing Indebtedness or the Closing Transaction Expenses was properly calculated in accordance with this Agreement (including the Transaction Accounting Principles). The Independent Accounting Firm’s determination of each disputed item shall be (i) based solely on written materials submitted by or on behalf of Purchaser, on the one hand, and Seller, on the other (copies of which shall be delivered to Purchaser, on the one hand, or Seller, on the other, as applicable, substantially concurrently with delivery to the Independent Accounting Firm), and (ii) in accordance with the Transaction Accounting Principles. The Independent Accounting Firm may request additional written information from either Party solely to the extent necessary to resolve the matter in dispute. In no event shall any of Seller or Purchaser (A) communicate (or permit any of its Affiliates or Representatives to communicate) with the Independent Accounting Firm with respect to the matters contemplated in this Section 2.5 without providing the other Party a reasonable opportunity to participate in such communication or (B) make (or permit any of its Affiliates or Representatives to make) a written submission to the Independent Accounting Firm with respect to the matters contemplated in this Section 2.5 unless a copy of such submission is simultaneously provided to the other Party. In making its determination, the Independent Accounting Firm shall act as an expert and not as an arbitrator. The costs, fees and expenses of the Independent Accounting Firm will be borne by Seller, on the one hand, and Purchaser, on the other hand, in inverse proportion to their relative success in the dispute as determined by the Independent Accounting Firm; provided that any initial engagement fees owed to the Independent Accounting Firm will be initially paid 50% by Seller and 50% by Purchaser (and subsequently reimbursed in accordance with the foregoing, as applicable). For example, should the aggregate items in dispute total $1,000 and the Independent Accounting Firm award $600 in favor of Seller’s position, Purchaser would pay 60% of the costs of the Independent Accounting Firm’s review and Seller would pay 40% of the costs of the Independent Accounting Firm’s review. The final determination rendered by the Independent Accounting Firm in respect of any disputed items in accordance with this Section 2.5(d), and the Post-Closing Statement, as adjusted for such determination of the Independent Accounting Firm, will be final, conclusive and binding on the Parties in the absence of fraud or manifest error. The Parties acknowledge and agree that the procedures set forth in this Section 2.5(d) are not intended to permit the introduction of different judgments, accounting methods, policies, practices, procedures, classifications, valuation practices or estimation methodologies for the purpose of determining the Cash Consideration or Purchase Price, each of which shall be determined in accordance with this Agreement and the Transaction Accounting Principles. This Section 2.5 is not intended as a remedy for any misrepresentation in any representation or any breach of warranty made by Seller in Article III.
(e)    To the extent necessary for purposes of reviewing, evaluating or negotiating the Closing Statement or the Post-Closing Statement (or any components thereof) in accordance with the terms set forth in this Section 2.5, the Parties shall reasonably cooperate with and make available to each other and each of their respective Representatives all information, records, data and working papers, in each case to the extent related to the Closing Working Capital, the Closing Cash Amounts, the Closing Indebtedness and the Closing Transaction Expenses, and shall permit reasonable access to their respective personnel, as may be reasonably required in connection with the preparation, analysis and review of the Post-Closing Statement and the resolution of any disputes thereunder; provided that such access shall be conducted during normal business hours upon reasonable advance notice and in a manner not to unreasonably interfere with the businesses or operations of the Purchaser Group or the Remaining Seller Group.
(f)    If the Estimated Cash Consideration exceeds the Cash Consideration (such amount, if any, the “Shortfall Amount”), then (I) Purchaser and Seller shall promptly instruct the Escrow Agent (A) to release to Purchaser from the Escrow Amount an aggregate amount equal to the lesser of (i) the Shortfall Amount and (ii) the Escrow Amount, and (B) to the extent the Escrow Amount exceeds the Shortfall Amount, to release to Seller the remainder of the Escrow Amount, if any, and (II) to the extent the Shortfall Amount exceeds the Escrow Amount, Seller shall promptly pay or cause to be paid an amount equal to such excess amount in cash by wire transfer of immediately available funds to an account designated in writing by Purchaser. If the Cash Consideration exceeds the Estimated Cash Consideration (such amount, if any, the “Excess Amount”), then (i) Purchaser shall promptly pay or cause to be paid an amount equal to the Excess Amount in cash by wire transfer of immediately available funds to an account designated in writing by Seller, and (ii) Purchaser and Seller shall promptly instruct the Escrow Agent to release to Seller the entirety of the Escrow Amount. If the Estimated Cash Consideration is equal to the Cash Consideration, then neither Seller nor Purchaser will be required to pay any additional amount in cash to the other Party in respect thereof. Any such payment pursuant to this Section 2.5(f) is to be made within five Business Days of the date on which the Cash Consideration is finally determined pursuant to this Section 2.5. Any cash payment by Purchaser to Seller or by Seller to Purchaser pursuant to this Section 2.5(f) shall be paid in Euros at the Daily Euro Spot Rate for the Business Day immediately prior to the date on which such cash payment will be made.
(g)    Any payments made pursuant to this Section 2.5 shall be treated as an adjustment to the Purchase Price by the Parties for Tax purposes, unless otherwise required by Law.
Section 2.6    Purchase Price Allocation.
(a)    The Parties agree to allocate and, as applicable, to cause their relevant Affiliates to allocate, the Purchase Price and any other items that are treated as additional consideration for Tax purposes among the Purchased Entity Equity (pursuant to this Agreement and any other Transaction Document) in accordance with Exhibit D attached hereto (the “Allocation Schedule”).
(b)    No later than 90 days after the date on which the Purchase Price is finally determined, Purchaser shall deliver to Seller a proposed allocation of the Purchase Price and any other items that are treated as additional consideration for Tax purposes, determined in a manner consistent with the Allocation Schedule (the “Allocation”, and such proposal thereof, the “Draft Allocation”). If Seller disagrees with the Draft Allocation, Seller may, within 30 days after receipt of the Draft Allocation, deliver a notice (the “Allocation Notice”) to Purchaser to such effect, specifying those items as to which Seller disagrees and setting forth Seller’s proposed changes. If the Allocation Notice is duly delivered, the Parties shall, during the 30 days immediately following such delivery, use commercially reasonable efforts to reach agreement on the disputed items or amounts therein. Notwithstanding any other provision in this Agreement to the contrary, if the Parties are unable to resolve any such dispute within the 30-day period following the delivery of the Allocation Notice, then the Parties shall each be entitled to use its own allocation with respect to the items in dispute; provided that the Parties shall each be bound by the Allocation Schedule and any item on the Draft Allocation not in dispute (the Allocation Schedule and such undisputed items, “Agreed Items”). The Allocation shall be adjusted, as necessary, to reflect any subsequent adjustments to the Purchase Price and any other amounts treated as consideration for Tax purposes.
(c)    Neither Party shall (and they shall cause their respective Affiliates not to) take any position for income Tax purposes inconsistent with the Agreed Items on any Tax Return except to the extent otherwise required pursuant to applicable Law.

Section 2.7    Withholding. Purchaser, the Escrow Agent, the Transferred Entities after the Closing and any Affiliate of the foregoing shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Law; provided that Purchaser shall use commercially reasonable efforts to give written notice to Seller prior to any applicable withholding with respect to payments under Section 2.2 (other than the portion of any payments treated as imputed interest for tax purposes or any withholding resulting from the failure of Seller to deliver an IRS Form W-8 or the FIRPTA Certificate as required by Section 2.4(b)) and provide Seller the reasonable opportunity to provide Purchaser with documentation or other information to reduce or eliminate such deduction or withholding. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER
Except as set forth in the Disclosure Schedules, Seller hereby represents and warrants to Purchaser as of the date hereof and as of the Closing as follows:
Section 3.1    Organization, Standing and Power.
(a)    Seller is duly incorporated and validly existing under the Laws of Sweden. Seller (i) has the requisite corporate (or similar) power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted and (ii) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except, in the case of clause (ii), where the failure to be so licensed or qualified has not had and would not reasonably be expected to have a material effect on the Transferred Entities, taken as a whole, or the Business.
(b)    Each Transferred Entity (i) is duly formed, organized or incorporated, validly existing and, to the extent such concept is applicable in the relevant jurisdiction, in good standing or duly registered (or any similar concept) under the Laws of its jurisdiction of formation, organization or incorporation, as applicable, (ii) has the requisite corporate (or similar) power and authority to own, lease and operate all of its properties and assets and to carry on the Business as presently conducted and (iii) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except, in the case of clause (iii), where the failure to be so licensed or qualified has not had and would not reasonably be expected to have a material effect on the Business, taken as a whole.
(c)    Seller has made available to Purchaser true and correct copies of the Organizational Documents of each Transferred Entity, in each case as presently in effect. The Transferred Entities are not in violation of their applicable Organizational Documents.
(d)    Section 3.1(d) of the Disclosure Schedules sets forth a true and correct list of all directors, officers, managers or local equivalent of each Transferred Entity as of the date hereof.

Section 3.2    Equity and Capitalization.
(a)    All of the Equity Securities of the Transferred Entities have been duly authorized and validly issued and are fully paid and non-assessable, were issued in compliance with applicable securities Laws, and are held of record by Seller or another Transferred Entity. Seller is the sole beneficial owner of the Purchased Entities. (i) Seller, or one or more of the Retained Entities or the Transferred Entities are the sole record owners of, directly or indirectly, 100% of the Equity Securities of the Transferred Entities, in each case, free and clear of any Liens (other than restrictions on transfer set forth in the Organizational Documents of the Transferred Entities as of the date hereof or arising under applicable securities Laws), (ii) no other Equity Securities or other voting securities of any Transferred Entity are issued or outstanding, and none of the Purchased Entity Equity or Equity Securities of the other Transferred Entities are subject to, nor were they issued in violation of, any purchase option, call option, right of first refusal, first offer, co-sale or participation, preemptive right, subscription right or any similar right.
(b)    None of the Transferred Entities own or control, directly or indirectly, any Equity Securities or other interests in any Person other than with respect to another Transferred Entity or a Minority Joint Venture, and no Transferred Entity is obligated or has agreed to make any future investment in or capital contribution or advance to any Person.
(c)    The Purchased Entity Equity collectively constitutes all of the issued and outstanding Equity Securities of the Purchased Entities. There are no outstanding options, warrants, call rights, purchase rights, preemptive rights, subscription rights, exchange rights or other similar rights, convertible securities, agreements or commitments of any kind pursuant to which any of the Transferred Entities is or may become obligated to (i) issue, transfer, sell or otherwise dispose of any of its Equity Securities, or (ii) redeem, purchase or otherwise acquire any Equity Securities of the Transferred Entities. There are no voting trusts, equityholder agreements, registration rights agreements, proxies or other agreements or understandings in effect with respect to the voting, ownership or transfer of any of the Equity Securities of the Transferred Entities.
(d)    There are no outstanding bonds, debentures, notes or other obligations, indebtedness or securities the holders of which have the right to vote (or which are convertible into or exercisable or exchangeable for securities having the right to vote) with any Transferred Entity’s shareholders or other equityholders on any matter (whether together with such shareholders or other equityholders or as a separate class).
(e)    Section 3.2(e) of the Disclosure Schedules sets forth (i) a list of the names and jurisdictions of formation of each Transferred Entity, and (ii) the name of the record and beneficial owners thereof as of the date of this Agreement.
Section 3.3    Authority; Execution and Delivery; Enforceability.
(a)    Seller has all requisite corporate power and authority to execute and deliver this Agreement and each other Transaction Document to which it is or will be a party and to consummate the Transactions. The execution, delivery and performance by Seller of this Agreement and each other Transaction Document to which it is a party and the consummation by

Seller of the Transaction have been, or will be, as applicable, duly and validly authorized by all requisite action of Seller. Seller has duly executed and delivered this Agreement, and assuming due authorization, execution and delivery by Purchaser, this Agreement constitutes Seller’s valid and binding obligation, enforceable against Seller in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws affecting the enforcement of creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law) (collectively, the “General Enforceability Exceptions”).
(b)    The execution, delivery and performance of each Transaction Document to which any other Retained Entity or any Transferred Entity is or will be a party, and the consummation of the transactions contemplated thereby, have been or will be duly authorized by all necessary corporate, limited liability or other action on the part of such Retained Entities or Transferred Entities, as applicable, and no other proceedings on the part of any such Retained Entity or Transferred Entity is necessary to authorize this Agreement, any other Transaction Document to which any such Person is or will be a party or any instrument required to be executed and delivered by any such Person prior to or at the Closing or the consummation of such other transactions as are contemplated hereby or thereby. Each such Transaction Document to which any other Retained Entity or Transferred Entity is or will be a party has been or will be, as applicable, duly executed and delivered by such Retained Entity or Transferred Entity and constitutes or will constitute, as applicable, a valid and binding agreement of such Retained Entity or Transferred Entity, enforceable against such Person in accordance with its terms, except as such enforcement may be limited by the General Enforceability Exceptions.
(c)    Seller has all necessary power and authority to sell, transfer, assign and deliver the Purchased Entity Equity and Seller’s delivery of the Purchased Entity Equity to Purchaser at Closing will convey to Purchaser, at the Closing, good and valid title to the Purchased Entity Equity, free and clear of any and all Liens (subject to the General Enforceability Exceptions).
Section 3.4    No Conflicts; Consents; Governmental Authorization.
(a)    The execution, delivery and performance by Seller of this Agreement does not, and the execution, delivery and performance by Seller and its Affiliates (including the Transferred Entities) of the other Transaction Documents to which Seller or any of its Affiliates is a party will not, and the consummation of the Transaction will not, conflict with, contravene or result in any violation of, or any breach or default (with or without notice or lapse of time, or both) under, or give rise to a right of or otherwise cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Seller or any of its Affiliates is entitled under, or result in the creation or imposition of any Lien (other than Permitted Liens) upon any of the Purchased Entity Equity or any Equity Securities or assets of the Transferred Entities under (i) any provision of the Organizational Documents of Seller or any Transferred Entity, (ii) any Judgment or applicable Law, or (iii) any provision of any Material Contract, except, in the case of the foregoing clauses (ii) and (iii), for any such items that would not have a material effect on the Business, taken as a whole. No Regulatory Approval is required to be obtained or made by or with respect to Seller in connection with the execution, delivery and performance of this Agreement, the other Transaction Documents or the consummation of the Transaction, other than (x) in connection, or in compliance with, the notification and waiting period requirements of any applicable Competition/Foreign Investment Law, and (y) those the failure of which to obtain or make would not have a material effect on the Business, taken as a whole.
(b)    Section 3.4(b) of the Disclosure Schedules contains an accurate and complete written breakdown of revenue generated by the Business and the Transferred Entities by country based on the location of the customer for the Business’ fiscal year ended December 31, 2024 in accordance with the Commission Consolidated Jurisdictional Notice under Council Regulation (EC) No 139/2004 on the control of concentrations between undertakings.
Section 3.5    Financial Statements.
(a)    Section 3.5(a) of the Disclosure Schedules sets forth true and correct copies of (x) (i) the unaudited statement of net assets of the Business for the year ended December 31, 2024 and (ii) the unaudited statements of income of the Business for the years ended December 31, 2023 and December 31, 2024 (the “Year End Financials”) and (y) (i) the unaudited statement of net assets of the Business as of March 31, 2025 (such statement of net assets, the “Business Balance Sheet” and such date, the “Balance Sheet Date”) and (ii) the related unaudited statement of income of the Business for the three month period ended March 31, 2025 (together with the Year End Financials, the “Business Financial Statements”). The Business Financial Statements (i) fairly present, in all material respects, the financial position of the Business as of their respective dates and for the periods set forth therein, (ii) have been prepared from the books and records of the Business and in accordance with IFRS in all material respects (except, in each case, (A) as noted therein, (B) for failures to be so prepared that would not result in an unfair presentation of the financial position and the results of operations of the Business, in the aggregate, and (C) as subject to normal year-end adjustments), which books and records are true and complete in all material respects; provided, however, that the Business Financial Statements and the foregoing representations and warranties are qualified by the fact that (1) the Business has not operated on a separate stand-alone basis and has historically been reported within Seller’s or its Affiliates’ combined financial statements, (2) the Business Financial Statements may not necessarily be indicative of the results that the Business would have achieved had it operated on a separate stand-alone basis, and (3) the Business Financial Statements may assume certain allocated charges and credits which do not necessarily reflect amounts that would have resulted from arm’s-length transactions or that the Business would have incurred on a stand-alone basis.
(b)    The Transferred Entities have established or otherwise adhered to a system of internal accounting controls which is sufficient to provide reasonable assurances (i) that transactions, receipts and expenditures of the Transferred Entities are being executed and made only in accordance with appropriate authorizations of management or the governing body of each Transferred Entity, or a Retained Entity on behalf of such Transferred Entity, in each case as applicable, (ii) that transactions are recorded as necessary to maintain material accountability for assets, (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Transferred Entities, (iv) that the amount recorded for assets on the books and records of the Transferred Entities are compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (v) that accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. Since January 1, 2022, to the Knowledge of Seller, there has been no (i) significant deficiency or material weakness in any system of internal accounting controls used by the Transferred Entities, (ii) fraud or other material wrongdoing that involves any of the management or other employees who have a role in the preparation of financial statements or the internal accounting controls used by the Transferred Entities, or (iii) written claim or allegation regarding any of the foregoing.
(c)    Since the Balance Sheet Date, and excluding any transactions solely between or among Seller or one or more of its Affiliates, (i) all of the material accounts receivable of the Transferred Entities are bona fide claims in the ordinary course of business subject to no setoff or counterclaim other than normal discounts, allowances and rebates in the ordinary course of business, (ii) all material accounts payable and notes payable of the Transferred Entities arose in bona fide arm’s length transactions in the ordinary course of business and (iii) each of the Transferred Entities has paid their undisputed material accounts payable due in accordance with their payment terms in the ordinary course of business.
Section 3.6    Absence of Undisclosed Liabilities. There are no material Liabilities of the Transferred Entities, except (a) Liabilities that are reserved against or reflected in the Business Financial Statements, (b) Liabilities which have arisen since the Balance Sheet Date that were incurred in the ordinary course of business (none of which results from, arises out of, relates to, is in the nature of, or was caused by, any breach of contract, breach of warranty, tort, infringement, misappropriation, non-performance, default, fraud or violation of Law), (c) executory Liabilities arising pursuant to the terms of any Contract to which a Transferred Entity is a party or is otherwise bound (to the extent not resulting from a breach of such Contract by Seller or any of its Affiliates or the Transferred Entities and none of which are Liabilities resulting from violations of Law or breaches of warranty, tort or infringement), (d) Liabilities incurred under this Agreement or the other Transaction Documents, and (e) Liabilities included in Estimated Closing Transaction Expenses or Estimated Closing Indebtedness as set forth in the Closing Statement delivered pursuant to Section 2.5(b).
Section 3.7    Absence of Changes or Events. Since the Balance Sheet Date, (a) there has not been any Business Material Adverse Effect, (b) except in connection with the Transaction, including the Pre-Closing Reorganization, each Transferred Entity has operated in the ordinary course of business in all material respects consistent with past practice, and (c) there has not been any action or omission (other than any actions or omissions that are disclosed in the Disclosure Schedules as of the date hereof as a qualification to any other representation and warranty in this Article III) that, if proposed to be taken after the date hereof, would require the consent of Purchaser under Section 5.2 of this Agreement.
Section 3.8    Sufficiency of Assets.
(a)    On the Closing Date and immediately following the Closing, taking into account all of the assets, services, products and real property to be provided, acquired, leased or licensed under this Agreement, the Intellectual Property License Agreement, and the Transition Services Agreement, Purchaser and the Transferred Entities will own or have the right to use, all of the assets, properties and rights necessary to conduct the Business immediately following the

Closing in substantially the same manner conducted as of the date of this Agreement and as of immediately prior to the Closing in all material respects other than as set forth on Section 3.8(a) of the Disclosure Schedules. As of the Closing, the Transferred Entities shall own all right, title and interest in and to the Transferring Intellectual Property Rights and the Transferring Technology.
(b)    The buildings, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Transferred Entities that are material to the operation of the Business are, in all material respects, in good operating condition and repair (subject to normal wear and tear).
Section 3.9    Intellectual Property Rights.
(a)    Section 3.9(a) of the Disclosure Schedules sets out a true and complete list of (i) all Registered Intellectual Property Rights included in the Business Owned Intellectual Property (the “Business Registered Intellectual Property”), setting forth for each item of Business Registered Intellectual Property as of the date hereof: (A) the record owner(s) of such item and if different, the legal owner and beneficial owner(s) of such item; (B) the jurisdiction in which each such item of Business Registered Intellectual Property has been registered or filed and the applicable application, registration, or serial or other similar identification number; (C) the filing date or registration date and issuance date or grant date; (D) any other Person that has an ownership interest in any such item of Business Registered Intellectual Property if different than in clause (A) and the nature of such ownership interest; and (E) with respect to domain names, the applicable domain name registrar; and (ii) all material unregistered trademarks owned or purported to be owned by Seller or any of its Affiliates and used in the Business that are not Retained Names.
(b)    Seller and its Affiliates exclusively own all right, title and interest in and to (i) all Business Owned Intellectual Property; (ii) all Intellectual Property Rights owned or purported to be owned by Seller or any of its Affiliates (other than an Excluded Entity) in or to the Nexus Platform Assets; and (iii) the Business Licensed Intellectual Property, free and clear of all Liens (other than Permitted Liens). Seller has the right to grant the licenses to the Business Licensed Intellectual Property set forth in the Intellectual Property License Agreement. Each item of the Business Owned Intellectual Property is subsisting and, if issued, then not invalid or unenforceable and, to the Knowledge of Seller, there is no pending claim that any Business Owned Intellectual Property is invalid or unenforceable.
(c)    All filings, payments and other actions required to be made or taken to obtain, perfect or maintain in full force and effect each item of Business Registered Intellectual Property have been made or taken by the applicable deadline and otherwise in accordance with all applicable Laws. No cancellation, interference, opposition, reissue, reexamination, or other inter partes Proceeding of any nature is, or since January 1, 2022, has been, pending or, threatened in writing which the scope, validity or enforceability of any Business Registered Intellectual Property is being or has been contested or challenged and none of Seller nor any of its Affiliates has received written notice that any Business Registered Intellectual Property is invalid or unenforceable.

(d)    None of Seller nor any of its Affiliates is bound by, and no Business Owned Intellectual Property is subject to, any Contract containing any covenant or other provision that limits or restricts the ability of Seller or any of its Affiliates to use, assert, enforce, or otherwise exploit any Business Owned Intellectual Property anywhere in the world. Neither Seller nor any of its Affiliates has transferred ownership of (whether a whole or partial interest), or granted any exclusive right to use, any Business Owned Intellectual Property to any Person other than to another Transferred Entity. No Person who has licensed any Intellectual Property Rights or Technology to Seller or any of its Affiliates under a Business Inbound License has ownership rights or license rights to derivative works or improvements made by or on behalf of Seller or any of its Affiliates related to such Intellectual Property Rights or Technology, and no Person has the right to make or own improvements or derivative works of Business Owned Intellectual Property.
(e)    (i) Seller and its Affiliates own, license or otherwise have sufficient rights to use, and after the Closing, taking into account all of the Intellectual Property Rights provided, acquired or licensed under this Agreement, including the Intellectual Property License Agreement and the Transition Services Agreement, the Transferred Entities will own or otherwise have the right to use, all Intellectual Property Rights and Technology used in, held for use in, or reasonably necessary to conduct the Business as conducted as of the date hereof; and (ii) the Business Owned Intellectual Property, together with the Intellectual Property Rights and Technology licensed, sold, assigned or otherwise conveyed or provided under the Business Inbound Licenses and Standard Software, constitute all of the Technology and Intellectual Property Rights used in, held for use in or reasonably necessary for the conduct of the Business as conducted, in each case, as of the date of this Agreement and as of the Closing.
(f)    None of Seller nor any of its Affiliates has received written notice since January 1, 2022 (i) that any of the Business Owned Intellectual Property is subject to any Judgment adversely affecting the use thereof or rights thereto by Seller or such Affiliate; or (ii) of any opposition or cancellation Proceeding pending against Seller or any of its Affiliates concerning any Business Registered Intellectual Property. No Proceedings are, or since January 1, 2022 have been, pending or threatened in writing against Seller or any of its Affiliates challenging the ownership, validity or use by Seller or any of its Affiliates of any Business Owned Intellectual Property.
(g)    To the Knowledge of Seller, no Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, or otherwise violating the rights of Seller and its Affiliates with respect to any of the Business Owned Intellectual Property. Since January 1, 2022, none of Seller nor any of its Affiliates has made or asserted any written allegation, claim, demand or notice against a third party of any infringement, misappropriation or other violation of any Business Owned Intellectual Property.
(h)    None of (i) the Business Owned Intellectual Property or Nexus Platform Assets; (ii) the Business Products; nor (iii) the operation or conduct of the Business, since April 26, 2017, has violated, misappropriated or infringed, or is currently violating, misappropriating or infringing any Intellectual Property Rights of any third party. None of Seller nor any of its Affiliates has received written notice since January 1, 2022, that the operation or conduct of the Business infringes, misappropriates, dilutes or otherwise violates any Intellectual Property Rights of any Person in any respect, including any notice or communication inviting Seller or any of its Affiliates to take a license under any Intellectual Property Rights.
(i)    Each Person who is or was an employee, officer, director, consultant or contractor of Seller or any of its Affiliates who has designed, created or otherwise developed any Technology or Intellectual Property Rights for the Business (each, an “Author”) has either signed a valid agreement containing a present assignment to Seller or an Affiliate of Seller, as applicable, or has conveyed ownership by law to Seller or an Affiliate of Seller, as applicable, of all such Technology and Intellectual Property Rights. No current or former stockholder, officer, director, or employee of Seller or any of its Affiliates, has any claim, right (whether or not currently exercisable), or interest to or in any Business Owned Intellectual Property Rights or Technology.
(j)    No funding, facilities, or personnel of any Governmental Entity or any university, college, research institute or other educational institution, or any military, multi-national, bi-national or international organization (each an “R&D Sponsor”) were used, to develop or create, in whole or in part, any Business Owned Intellectual Property, and no R&D Sponsor has any claim of right to, ownership of any Business Owned Intellectual Property. At no time during the conception of or reduction to practice of any Business Owned Intellectual Property was Seller or any of its Affiliates or any developer, inventor or other contributor to such Business Owned Intellectual Property operating under any grants from any R&D Sponsor, performing research sponsored by any R&D Sponsor, or subject to any employment agreement or invention assignment or nondisclosure agreement or other obligation with any R&D Sponsor that could adversely affect the rights of Seller or any of its Affiliates in such Business Owned Intellectual Property.
(k)    None of Seller nor any of its Affiliates is, nor has been since January 1, 2022, a member or promoter of, or a contributor to, any industry standards body or similar organization that could (i) require or obligate Seller or any of its Affiliates to (x) grant or offer to any other Person any license or right to any Business Owned Intellectual Property; or (y) refrain from enforcing any Business Owned Intellectual Property; or (ii) otherwise impair Seller’s or any of its Affiliates’ control of any Business Owned Intellectual Property.
(l)    Seller and its Affiliates have taken reasonable measures, consistent with accepted industry standards, to protect and maintain (i) the confidentiality of Trade Secrets included in the Business Intellectual Property; and (ii) their ownership and the proprietary nature of the Business Owned Intellectual Property. Without limiting the foregoing, no material Trade Secrets included in the Business Intellectual Property have been disclosed by Seller or any of its Affiliates to any Person except pursuant to written non-disclosure agreements or other obligations of confidentiality, and, to the Knowledge of Seller, there has not been a breach of any such agreement or obligation by any such Person.
(m)    Except as expressly contemplated by the license grants in the Intellectual Property License Agreement, neither the execution, delivery, or performance of this Agreement, nor the consummation of the Transaction or agreements contemplated by this Agreement, will conflict with, contravene, or, result in: (i) a loss of, or Lien on, any Business Owned Intellectual Property; (ii) the release, disclosure, or delivery of any Business Owned Intellectual Property by or to any escrow agent or other Person; (iii) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any Business Owned Intellectual Property, including any such grant, assignment or transfer by Purchaser or its Affiliates; (iv) any Business Owned Intellectual Property becoming subject to any restriction with respect to its use or operation in any line of business or market or with any Person or in any area; or (v) Purchaser or any of its Affiliates as being bound by or subject to any exclusivity obligations, non-compete or other restrictions on the operation or scope of their respective businesses, or to any obligation to grant any rights in or to any of Purchaser’s or its Affiliates’ Technology or Intellectual Property Rights.
(n)    None of the Software that is included within the Business Owned Intellectual Property, the Business Products or the Nexus Platform Assets (the “Business Software”) contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm,” “spyware” or “adware” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing or facilitating, any of the following functions: (i) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) compromising the privacy or data security of a user or damaging or destroying any data or file without the user’s consent (collectively, “Malicious Code”). Seller and each of its Affiliates has implemented industry standard measures designed to prevent the introduction of Malicious Code into the Business Software, including firewall protections and regular virus scans.
(o)    No Business Software or Business Products is subject to any “copyleft” or other obligation or condition that does, will or would reasonably be expected to require the (i) disclosure, license or distribution of any Business Software or Business Products, or any portion thereof, in source code form; (ii) license or other provision of any Business Software or Business Products or any portion(s) thereof on a royalty-free basis or otherwise for a nominal or limited fee or charge; or (iii) grant of any patent license, non-assertion covenant or other rights under any Business Software or Business Products or rights to modify, make derivative works based on, decompile, disassemble or reverse engineer any Business Software or Business Products.
(p)    Seller and its Affiliates have complied in all material respects with all notice, attribution and other requirements of each Open Source License applicable to the Open Source Materials used by the Business. Since January 1, 2022, none of Seller nor any of its Affiliates has received any written notice from a third party that it is or that they are in breach of any Open Source License applicable to the Open Source Materials used by the Business.
(q)    The source code of the Business Software has not been disclosed, delivered, licensed, or made available to any to any escrow agent or other third party who is not, as of the date of this Agreement, an employee or consultant of a Transferred Entity who needs such source code to perform his or her job duties and has executed an agreement with confidentiality language sufficient to protect against the misuse and non-disclosure of such source code. None of Seller nor any of its Affiliates has any duty or obligation (whether present, contingent, or otherwise) to deliver, license, or make available the source code for any Business Software or any Business Products to any escrow agent or other third party. No event has occurred that, with or without notice or lapse of time, will result in the delivery, license, or disclosure of any source code for any Business Software or any Business Products to any third party.
(r)    The Transferred Entities possess the source code and other sufficient documentation and materials necessary to compile, program, host, maintain, support, implement and operate the Business Products.
(s)    Except as would not have a material effect on the Business, taken as a whole, all of the Business Products and the Nexus Platform Assets perform materially in accordance with the documentation and other written material used in connection with the Business Products and are free of any bugs defects or errors in programming, operation or otherwise, which could materially adversely disrupt, disable, harm or otherwise impeded the operation of such Business Product any product or system containing or used in conjunction with such Business Product.
(t)    Seller and its Affiliates have (i) obtained all licenses and consents, provided all notices and disclosures, and taken all other steps required by applicable Laws in order to collect and use all Training Data and AI Inputs used or held for use in the conduct of the Business; and (ii) complied with all use restrictions and other requirements of any license, consent, or other Contract governing Seller’s and its Affiliates’ collection and use of such Training Data and AI Inputs in connection with the Business. There has been (A) no Proceeding alleging that, or questioning whether, Training Data or the use thereof in the development, training, fine tuning, testing or improvement of any Business AI Product was biased, untrustworthy or manipulated in an unethical or unscientific way, and no report, finding or impact assessment of any internal or external auditor or other third party that makes any such allegation; and (B) no request for information or testimony from regulators or legislators concerning the use of AI Technologies in any Business Product.
(u)    For each Business Product that has been developed or improved using any Training Data or AI Inputs provided by a customer, partner or other third party, Seller and its Affiliates own all Intellectual Property Rights in and to any such developments and improvements, and there are no restrictions on Seller’s or its Affiliates’ ability to exploit or commercialize such Business Product or to enforce its Intellectual Property Rights in such Business Product arising from or as a consequence of any of the foregoing. None of the source code included in any Business Product constitutes AI Output that was generated using AI Technologies in a manner that would prevent such source code from being protectable by copyright. Seller’s and its Affiliates’ AI Technologies used or held for use in the Business do not violate, misappropriate or otherwise infringe, and have not violated, misappropriated or otherwise infringed, any third party’s Intellectual Property Rights, moral rights, privacy rights, or publicity rights.
(v)    Seller and its Affiliates have implemented appropriate processes and policies to ensure that the Business Products that incorporate, embed, link to, or otherwise use or rely upon any AI Technologies (“Business AI Products”) operate in a sufficiently transparent manner and can be reproduced, retrained, debugged and modified in a manner consistent with industry standard procedures. Seller and its Affiliates adhere in all material respects to industry standard policies and procedures relating to the ethical or responsible use of AI Technologies, including policies, protocols and procedures for identifying and mitigating bias in Training Data or Business AI Products, ensuring the accuracy and non-infringement of AI Output, and maintaining the confidentiality of all Training Data or AI Input provided to any third-party AI Technologies. There has been no actual or alleged non-compliance with any such policies, protocols and procedures or claims or allegations challenging Seller’s and its Affiliates’ ethical use of AI Technologies in connection with the Business.
Section 3.10    Information Technology; Data Protection.
(a)    The IT Assets are sufficient for the needs of, and operate and perform substantially as needed by Seller and its Affiliates to conduct the Business as conducted as of the date hereof, including as to capacity and ability to process current and currently anticipated peak volumes in a timely manner. Without limiting the foregoing, Seller and its Affiliates (i) have taken reasonable steps and implemented reasonable safeguards that protect the IT Assets from unauthorized access and from any Malicious Code; and (ii) have in effect disaster recovery plans and procedures to safeguard the security and the integrity of the Business IT Assets. Except as would not have a material effect on the Transferred Entities or the Business, taken individually or as a whole, since January 1, 2022, there have not been any vulnerabilities or defects that resulted in any Security Incident affecting the IT Assets or Personal Data. The IT Assets do not contain any Malicious Code. Except as would not have a material effect on the Business, taken as a whole, Seller and its Affiliates have implemented any and all security patches or upgrades that are generally available for the IT Assets.
(b)    Except as would not have a material effect on the Business, taken as a whole, the Transferred Entities, and to the Knowledge of Seller, all affiliates or third parties with respect to the Processing of Personal Data on behalf of the Transferred Entities (“Data Partners”), comply and have complied with all applicable: (i) Data Protection Laws; (ii) policies and notices that relate to the Processing, privacy or security of Personal Data and (iii) contractual obligations relating to the Processing, privacy or security of Personal Data (collectively, “Privacy Requirements”).
(c)    With respect to any Security Incidents or violation of any Privacy Requirements, none of the Transferred Entities has, since January 1, 2022, (i) notified, or been required to notify, any Person or (ii) received any written notice from any applicable Governmental Entity or other Person against any Transferred Entity, nor has any Transferred Entity been threatened in writing to be charged with a violation of any Privacy Requirements by any Governmental Entity or other Person.
(d)    Except as would not have a material effect on the Business, taken as a whole, the Transferred Entities, with respect to Personal Data collected or used in connection with the Business, have (i) taken reasonable actions, including implementing reasonable technical, physical, and administrative safeguards, to protect Personal Data in their possession or under their control against any Security Incident and (ii) where required by Data Protection Laws, entered into written agreements with Data Partners that obligate such Persons to comply with applicable Data Protection Laws and to protect and secure Personal Data from a Security Incident.

Section 3.11    Real Property.
(a)    No Transferred Entity owns (or has owned since April 26, 2017) or has any obligation to purchase any real property.
(b)    Section 3.11(b) of the Disclosure Schedules lists as of the date hereof all agreements (each a “Real Property Lease”) pursuant to which a Transferred Entity leases (as tenant) or subleases (as subtenant or sublandlord) an interest in real property (the “Leased Real Property”), including the street address of the Leased Real Property and the name of the lessor thereof. No Transferred Entity has entered into any material sublease or material option granting to any Person the right to use or occupy the Leased Real Property or any portion thereof or interest therein, other than those that constitute Permitted Liens. The Leased Real Property and all improvements thereon are in all material respects in good operating condition and repair and is adequate and suitable for its current use in all material respects. The Leased Real Property constitutes all of the real property leased, licensed, or used in connection with the Business and which are necessary for the continued operation of the Business as currently conducted. With respect to each Leased Real Property:
(i)    the applicable Transferred Entity has a valid leasehold (or subleasehold) interest in such Leased Real Property, free and clear of Liens (except Permitted Liens);
(ii)    the applicable Transferred Entity is in possession of such Leased Real Property;
(iii)    the applicable Real Property Lease is in full force and effect and constitutes a legal, valid and binding obligation on the Transferred Entity that is a party thereto, enforceable in accordance with its terms;
(iv)    since January 1, 2022, no Transferred Entity has received any written notice of a material violation of any ordinances, regulations or building, zoning or other similar Laws with respect to the Leased Real Property; and
(v)    the applicable Transferred Entity and, to the Knowledge of Seller, each other party to such Real Property Lease have performed in all material respects all obligations required to be performed by them under such Real Property Lease, and neither the Transferred Entity, nor, to the Knowledge of Seller, each other party to such Real Property Lease are in default thereunder beyond all applicable notice and cure periods.
Section 3.12    Contracts.
(a)    Section 3.12(a) of the Disclosure Schedules sets forth a true and correct list, as of the date hereof, of the following Contracts to which (x) any Transferred Entity is a party to or bound by; or (y) to which Seller or any of its Affiliates (other than any Transferred Entity) is a party or otherwise bound, including with respect to any of its assets or properties, and that Relates to the Business, excluding any Benefit Plan (all Contracts required to be listed under Section 3.12(a) of the Disclosure Schedules, collectively, the “Material Contracts”):
(i)    any Contract with a Material Customer;

(ii)    any Contract with a Material Supplier;
(iii)    any Contract containing any future capital expenditure obligations of the Business in excess of $1,000,000;
(iv)    any Contract that is a joint venture, partnership, strategic alliance or other similar agreement concerning (A) the management of a Person that is not an individual or (B) the sharing of revenues, profits, losses, costs or Liabilities, in each case between a Transferred Entity and a third party, excluding any Contract that creates a Minority Joint Venture;
(v)    any Contract pursuant to which (A) any Intellectual Property Rights are licensed, sold, assigned or otherwise conveyed or provided to Seller or any of its Affiliates by any third party or pursuant to which any third party has agreed not to enforce any Intellectual Property Right against Seller or any of its Affiliates (collectively, the “Business Inbound Licenses”) other than (x) any Contracts for Standard Software; and (y) Contracts entered into pursuant to Seller’s or any of its Affiliates’ employee and individual independent contractors agreements regarding the development of Intellectual Property Rights by such employee or independent contractor, or individual (B) Seller or any of its Affiliates have granted to a third party any right or interest in any Business Owned Intellectual Property, or pursuant to which Seller or any of its Affiliates have agreed not to enforce any Intellectual Property Right against any third party (other than non-exclusive licenses granted in the ordinary course of business consistent with past practice in connection with the sale of Business Products);
(vi)    any Contract relating to Indebtedness (or commitments in respect thereof) in excess of $1,000,000 with respect to which a Transferred Entity is an obligor, other than any Indebtedness to be repaid or extinguished at or prior to the Closing;
(vii)    any Contract (A) relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) or for the acquisition or disposition of the securities of or all or substantially all of the assets of any other Person, in each case, for which there are (i) payment obligations outstanding thereunder (including to the extent remaining in dispute), (ii) material performance obligations, or (iii) indemnification obligations outstanding thereunder, (B) that contains a put, call or similar right pursuant to which any Transferred Entity could be required to purchase or sell any Equity Securities or debt securities or (C) under which, after Closing, a Transferred Entity will have an obligation with respect to an “earn out,” contingent purchase price or similar contingent payment obligation;
(viii)    any Contract that (A) restricts, limits or prohibits, or purports to restrict, limit or prohibit, the operations or conduct of the Business in any material respect or Seller or any of its Affiliates (including Purchaser and its Affiliates after the Closing and the Transferred Entities) with respect to the Business from (1) competing in or conducting any line of business, in any market, with any Person in a particular geographic area during any time period; (2) (x) acquiring the assets, Intellectual Property Rights, Technology, products, services or securities of another Person; or (y) selling any product or other asset to any other Person; or (3) (x) developing or distributing any Intellectual Property Rights or Technology; or (y) using, asserting, enforcing, or otherwise exploiting any Business Owned Intellectual Property anywhere in the world, (B) contains “most favored nation” terms (including with respect to pricing) or grants any right of first offer, right of first negotiation or right of first refusal, or (C) contains “take or pay” or “requirements” terms;
(ix)    any Contract that (x) includes a covenant not to sue or (y) is a co-existence agreement or settlement agreement that involves payments after the date hereof in excess of $500,000;
(x)    the Real Property Leases;
(xi)    any Government Contract for which the annual revenue is greater than $1,000,000;
(xii)    any “single source” supply Contract pursuant to which goods or materials are supplied to or processed for the Business or any Transferred Entity from a sole source, and for which no other source for such goods, services, processes, designs, or development could be procured without material cost or expense;
(xiii)    any Contract creating any material Lien (excluding Permitted Liens) upon any assets material to the Business or any Transferred Entity;
(xiv)    any Intercompany Agreement or Related Party Agreement;
(xv)    any Contract under which any Transferred Entity has advanced or loaned money to, guaranteed an amount for the benefit of or made an investment in any other Person other than another Transferred Entity;
(xvi)    all Shared Contracts (other than Contracts for Standard Software);
(xvii)    any Collective Bargaining Agreement governing, binding upon, or otherwise addressing the terms and conditions of employment for any Business Employees; and
(xviii)    any otherwise binding commitment to enter into any agreement or Contract of the type described in the foregoing subsections of this Section 3.12(a).
(b)    Other than expirations following the date hereof in accordance with the terms of the applicable Material Contract, each Material Contract is in full force and effect and is valid, binding and enforceable against Seller or its applicable Affiliate(s), and, to the Knowledge of Seller, the other parties thereto, in accordance with its terms, except as such enforceability may be limited by the General Enforceability Exceptions. None of Seller nor any of its Affiliates nor, to the Knowledge of Seller, any other party to a Material Contract, is in material breach or violation of, or default under, any Material Contract and no event has occurred that with or without notice or lapse of time or both would reasonably be expected to (i) constitute a material breach or default (whether by lapse of time or notice or both); (ii) give any Person the right to declare a default or exercise any remedy under any Material Contract; or (iii) result in a termination of or cause or permit the acceleration, termination, cancellation, modification or other changes of any right or obligation or the loss of any material benefit under any Material Contract (other than Material Contracts that may be cancelled or terminated for convenience). None of Seller nor any of its Affiliates has received from any Person party to a Material Contract any written notice or, to the Knowledge of Seller, other communication regarding (A) any material violation or breach of, or default under, or the cancellation or termination of such Material Contract; or (B) any intent of such Person to terminate, not renew or materially modify or amend the terms of such Material Contract. Solely for purposes of this Section 3.12(b), references to Material Contracts shall include Contracts with the top 20 customers (by revenue for the twelve-month period ended December 31, 2024) of the Business to which (x) any Transferred Entity is a party to or bound by; or (y) to which Seller or any of its Affiliates (other than any Transferred Entity) is a party or otherwise bound, including with respect to any of its assets or properties, and that Relates to the Business.
(c)    Prior to the execution of this Agreement, Seller has made available to Purchaser true and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder), excluding, in respect of clauses (i) and (ii) of Section 3.12(a), any open purchase or sales orders entered into in the ordinary course of business.
Section 3.13    Compliance with Applicable Laws; Permits.
(a)    Each Transferred Entity is, and since January 1, 2022 has been, and the Business is, and since January 1, 2022 has been, conducted in compliance in all material respects with all Laws applicable to the Business. Since January 1, 2022, neither Seller nor any of the Transferred Entities has received written notice or, to the Knowledge of Seller, other communication of any material violation or breach of Laws by the Transferred Entities.
(b)    Each Transferred Entity possesses all material Permits necessary for the conduct of the Business conducted by it. All Permits described in the immediately preceding sentence are in full force and effect, except as would not have a material effect on the Business, taken as a whole. Each Transferred Entity has conducted its respective business in accordance with the requirements of such Permits, except as would not have a material effect on the Business, taken as a whole. No Governmental Entity has revoked or, to the Knowledge of Seller, threatened to suspend, revoke, cancel, not renew or materially modify, in whole or in part, any such Permit.
(c)    Each Transferred Entity is and, since January 1, 2020, has been in compliance in all material respects with applicable Anti-Corruption Laws. No Transferred Entity, nor any of its respective officers, managers, directors, employees, or, to the Knowledge of Seller, any agents or other third parties acting on their behalf have made any unlawful payment or given, offered, promised, or authorized or agreed to give, any money or thing of value, directly or indirectly, to any Government Official in violation of Anti-Corruption Laws.
(d)    Section 3.13(d) of the Disclosure Schedules sets forth all active Permits that a Transferred Entity has obtained, or to which Seller or an Affiliate is a party with respect to the Business, in each case, under International Trade Laws or Sanctions (including licenses issued by the U.S. Department of Commerce’s Bureau of Industry and Security (“BIS”)), and identifies any pending applications for such Permits.
(e)    The Business has, since April 24, 2019: (i) complied in all respects with applicable International Trade Laws and Sanctions; (ii) maintained in place and implemented controls and systems to comply with applicable International Trade Laws and Sanctions; (iii) not engaged in a transaction or dealing, direct or indirect, with or involving (x) a Sanctioned Country or Sanctioned Person, who at the time of such transaction or dealing was a Sanctioned Country or Sanctioned Person, or (y) a person, who at the time of such transaction or dealing, was subject to debarment or any list-based designations under any International Trade Laws (including the Entity List, Denied Persons List, Unverified List, and Military End-User List, each maintained by the U.S. Commerce Department, and the Debarred Parties list maintained by the U.S. State Department), solely with respect to clause (y), in violation of applicable International Trade Laws or Sanctions; and (iv) not been the subject of an investigation or enforcement action by any Governmental Entity or other legal proceeding with respect to any actual or alleged violations of International Trade Laws or Sanctions, and has not been notified in writing or, to the Knowledge of Seller, orally of any such pending or threatened actions.
(f)    Since April 24, 2019, neither the Business, nor any director, officer, employee, or, to the Knowledge of Seller, agent of the Business is or has been (i) a Sanctioned Person; (ii) subject to debarment or any list-based designations under any International Trade Laws; or (iii) engaged in transactions, dealings, or activities that might reasonably be expected to cause such Person to become a Sanctioned Person.
(g)    The Business has not, within the past five years, exported, reexported, or transferred (in-country) any hardware, software, source code, or technology (as defined in Section 772.1 of the EAR) (collectively “Items”) that is or was “subject to the EAR,” or any software keys, license keys, or “access information” (as defined in Section 734.19 of the EAR) that allow access to or use of EAR-regulated software or hardware, where a party identified on the Entity List maintained by the U.S. Commerce Department was a “party to the transaction” (as defined in Section 748.5 of the EAR), except where such export, reexport, or transfer was authorized under the EAR or otherwise authorized by an applicable Governmental Entity, conducted pursuant to, and consistent with the terms of a valid license issued by the U.S. Commerce Department.
(h)    (i) All Items “subject to the EAR” that the Business has exported or reexported, or transferred (in-country) (as those terms are defined in the EAR) within the past five years have been designated EAR99; (ii) all items not “subject to the EAR” that the Business has exported, reexported, or transferred (in-country) within the past five years would be designated under EAR99 if such items were subject to the EAR; and (iii) the Business has not, within the past five years, received any notifications from BIS, either in writing or orally, asserting or otherwise reasonably suggesting that any Item the Business exported, reexported, or transferred (in-country) (as those terms are defined in the EAR) is classified under the EAR at a level above EAR99.
(i)    No Transferred Entity has, within the past five years, engaged in activities that would require that Transferred Entity to register under the ITAR as a manufacturer, exporter, or broker, including manufacturing, exporting, or temporarily importing defense articles, furnishing defense services, or engaging in brokering activities, each as defined under Part 120 of the ITAR.
Section 3.14    Environmental Matters. Except as would not have a material effect on the Business, taken as a whole: (a) each Transferred Entity is and has since January 1, 2022 been in compliance with all Environmental Laws applicable to the conduct of the Business; (b) each

Transferred Entity possesses and has possessed since January 1, 2022 all Permits required for its operation of the Business or ownership, lease or use of the assets of the Business under applicable Environmental Laws, and since January 1, 2022 has been in compliance with the terms of such Permits; (c) no Transferred Entity is subject to any pending Environmental Claim or has received written or, to the Knowledge of Seller, oral notice of any currently threatened Environmental Claim; (d) no Transferred Entity has by Contract assumed or provided an indemnity with respect to any material Liability of any other Person under Environmental Laws; and (e) there has been no Release of any Hazardous Material at, from, on or under the Leased Real Property or, to the Knowledge of Seller, any real property formerly owned, leased or otherwise operated by any Transferred Entity, that currently requires investigation, assessment, cleanup or remediation by any Transferred Entity pursuant to any Environmental Law.
Section 3.15    Proceedings; Judgments. Since January 1, 2022, there have been no (a) material Proceedings pending, threatened in writing or, to the Knowledge of Seller, threatened orally, against any Transferred Entity or such Transferred Entity’s properties, rights or assets or the Business or (b) material Judgments outstanding to which the Business or any Transferred Entity or such Transferred Entity’s properties, rights or assets is subject. There are no claims as of the date hereof pending, threatened in writing or, to the Knowledge of Seller, threatened orally on behalf of or against any Transferred Entity or the Business that challenge, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, (i) the validity of this Agreement or any other Transaction Document to which it is a party or (ii) any action taken or to be taken by it pursuant to this Agreement or any other Transaction Documents to which it is a party or in connection with the transactions contemplated hereby and thereby.
Section 3.16    Taxes.
(a)    All income and other material Tax Returns required to be filed by or with respect to the Transferred Entities have been timely filed (taking into account extensions) and all such Tax returns are true and correct in all material respects. All Taxes due and owing (whether or not shown on such Tax Returns) by or with respect to the Transferred Entities have been duly and timely paid by the due date thereof.
(b)    No Transferred Entity is currently the beneficiary of any extension of time within which to file any Tax Return, other than automatically granted extensions of no more than six months obtained in the ordinary course of business with respect to U.S. federal and state income taxes. No written claim has ever been made by a Taxing Authority in a jurisdiction where a Transferred Entity does not file a Tax Return or pay a Tax that such Transferred Entity is or may be required to file such a Tax Return or subject to such Tax.
(c)    Since the Balance Sheet Date, the Transferred Entities have not incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice (other than, as of the Closing Date, Taxes arising from the Pre-Closing Reorganization included in Closing Indebtedness).
(d)    No deficiencies for Taxes with respect to the Transferred Entities have been claimed, proposed or assessed by any Taxing Authority, in respect of which there remains any Liability. There is no Tax Proceeding with respect to any Taxes of the Transferred Entities that is pending or being threatened in writing.

(e)    No Transferred Entity (or any predecessor thereof) has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, nor has any request been made in writing for any such extension or waiver.
(f)    No power of attorney (other than powers of attorney authorizing employees of the Transferred Entities to act on behalf of the Transferred Entities) with respect to any income or other material Taxes has been executed or filed with any Taxing Authority.
(g)    Each of the Transferred Entities has complied in all material respects with applicable Laws relating to the collection and withholding of Taxes, including unemployment compensation and the collection and payment of withholding or social security Taxes and any similar Tax.
(h)    The Transferred Entities will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of (i) any installment sale or other transaction on or prior to the Closing Date, (ii) any accounting method change made prior to the Closing, agreement with any Taxing Authority entered into prior to the Closing or the use of an improper method of accounting for any period or portion thereof ending on or prior to the Closing Date, (iii) any prepaid amount received on or prior to the Closing, or (iv) any intercompany transaction or excess loss account described in Section 1502 of the Code and the regulations thereunder (or any corresponding provision of state, local or foreign Tax law). No Transferred Entity has made any election under Section 965(h) of the Code.
(i)    No Transferred Entity has engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise become subject to Tax jurisdiction in a country other than the country of its formation.
(j)    The Transferred Entities are in material compliance with all terms and conditions of any Tax exemption, Tax holiday, Tax incentive or other Tax reduction agreement or order of a territorial or non-U.S. government.
(k)    No Transferred Entity is a partner for U.S. federal (and applicable state and local) income Tax purposes with respect to any joint venture, partnership, or other arrangement or Contract which is treated as a partnership for such purposes.
(l)    No Transferred Entity is a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract (other than customary Tax indemnification provisions in any Contract entered into in the ordinary course of business and the primary purpose of which Contract does not relate to Taxes).
(m)    Since January 1, 2022, none of the Transferred Entities have been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code.
(n)    No Transferred Entity has been a party to a transaction that is or is substantially similar to a “reportable transaction,” as such term is defined in Treasury

Regulations Section 1.6011-4(b)(1), or any other transaction requiring disclosure under analogous provisions of state, local or foreign Tax law.
(o)    No Transferred Entity has participated in any Tax amnesty program in respect of which any Transferred Entity has any material Tax Liability.
(p)    There are no Liens for Taxes upon any property or asset of any Transferred Entity other than Permitted Liens.
(q)    No Transferred Entity has ever been a member of an affiliated group filing a consolidated federal income Tax Return (other than the HMI Tax Group or, for Pre-Closing Tax Periods beginning on or after January 1, 2026, an Affiliated Tax Group of which HMI Inc. (or, following the occurrence of Step 13(b) of the Pre-Closing Reorganization as reflected in Exhibit A, D&E Superior Holdings Inc.) is the common parent). No Transferred Entity has Liability for the Taxes of any Person (other than such Transferred Entity) pursuant to Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor or otherwise by operation of Law or Contract.
(r)    No Transferred Entity has any material Liability under any escheat, unclaimed property or similar Law.
(s)    Each Transferred Entity has properly collected and remitted all material amounts of sales and similar Taxes with respect to sales made to its customers and properly requested, received and retained all necessary material exemption certificates and other documentation supporting any claimed exemption or waiver of Taxes on sales or similar transactions as to which the Transferred Entity would otherwise have been obligated to collect or remit such Taxes.
(t)    Each Transferred Entity is in compliance with applicable transfer pricing laws and regulations in all material respects. The prices for any property or services (or for the use of any property) provided by or to a Transferred Entity are arm’s-length prices for purposes of all applicable transfer pricing laws.
(u)    Section 3.16(u) of the Disclosure Schedules sets forth (i) the U.S. federal income tax classification and jurisdiction of formation of each of the Transferred Entities and a list of each of the Transferred Entities that has made an election filed on IRS Form 8832 (or any similar Tax election) to be classified other than according to its default entity classification for U.S. federal income tax purposes, including the date of effectiveness of such entity classification election, and (ii) a list of the members of each Affiliated Tax Group or Hexagon German Tax Group in each Pre-Closing Tax Period remaining open under the applicable statute of limitations, the type of Tax and jurisdiction applicable to such Affiliated Tax Group, the effective dates of affiliation applicable to the U.S. federal HMI Tax Group or Hexagon German Tax Group, and the common parent (or “mother” in the case of the Hexagon German Tax Group) of such Affiliated Tax Group or the Hexagon German Tax Group.
(v)     No Transferred Entity has incurred a dual consolidated loss within the meaning of Section 1503 of the Code.

(w)    Seller and its Affiliates are not aware of any facts or circumstances, and have not taken or agreed to take any action, that would reasonably be expected to prevent the tax treatment set forth on Exhibit H (and in the Section 367(d) Opinion) from applying. Seller and its Affiliates and the Transferred Entities have not engaged in any transaction or been party to any Contract that gave rise to or could give rise in any inclusion of income or Tax under Section 367(d) of the Code (or any similar provision of Law) by or of any Transferred Entity (or Purchaser and its other Affiliates after the Closing), other than the transfer of certain [***] to [***] on [***].
(x)    For purposes of this Section 3.16, “Transferred Entities” includes any predecessor of a Transferred Entity (including HMI Inc.) where relevant and unless the context otherwise requires.
Section 3.17    Labor Relations; Employees and Employee Benefit Plans.
(a)    (i) None of the Transferred Entities or, with respect to the Business, Seller or any of its other Affiliates is or has been a party to, subject to, bound by or negotiating any Collective Bargaining Agreement, (ii) no Union represents or purports to represent any Business Employees, (iii) no Union has made a demand for recognition as the bargaining unit representation of any Business Employee, and (iv) there are no representation proceedings or petitions seeking a representation proceeding pending or, to the Knowledge of Seller, threatened. Since January 1, 2022, (x) there has been no pending or, to the Knowledge of Seller, threatened strike, concerted walk out, concerted work stoppage, lockout or other material labor disruption or dispute affecting any Transferred Entity and, with respect to the Business, Seller or any of its other Affiliates, and (y) to the Knowledge of Seller, no union organization campaign has occurred with respect to any Business Employee or Former Business Employee. The Transferred Entities and, with respect to the Business, Seller or any of its other Affiliates have complied with all obligations under applicable Law and existing Collective Bargaining Agreements to notify, consult or bargain with any Union, Business Employee or Former Business Employee as a result of the transactions contemplated by this Agreement (including, for the avoidance of doubt, the Pre-Closing Reorganization).
(b)    Each Benefit Plan is listed on Section 3.17(b) of the Disclosure Schedules, except that each Benefit Plan that is an employment or consulting agreement not described in subsection (a) or (c) of the definition of “Benefit Plan” and is on the same form of employment or consulting agreement (a “Standard Form Agreement”) need not be individually listed, provided that (w) the applicable Standard Form Agreement is listed and (x) the individual agreement is not with a Key Employee (each, an “Excluded Individual Service Agreement”). Section 3.17(b) of the Disclosure Schedules designates each Benefit Plan that is sponsored by a Transferred Entity. Seller has made available to Purchaser true and correct copies of the summary plan description for each such Benefit Plan (if applicable). Seller has made available to Purchaser (i) true and correct copies of each Business Employee Benefit Plan (other than any Excluded Individual Service Agreement, in which case the applicable Standard Form Agreement has been made available), including written descriptions of all material terms of any Business Employee Benefit Plan that is not in writing and all amendments thereto and related trust documents and other funding arrangements, (ii) the three most recent annual reports on Form 5500 (and all schedules and financial statements attached thereto), if any, required under ERISA, the Code or other applicable Law in connection with each Business Employee Benefit Plan, (iii) if the Business Employee Benefit Plan is funded, the most recent annual and periodic accounting of the Business Employee Benefit Plan assets, (iv) the most recent summary plan description together with the summary(ies) of modifications thereto, if any, required under ERISA with respect to each Business Employee Benefit Plan, and (v) the most recent determination or opinion letter from the IRS relating to each Business Employee Benefit Plan, if any (provided that agreements with individual Business Employees may be provided on an anonymized basis and templates may be provided in lieu of copies of individual agreements that conform to such templates). Each Business Employee Benefit Plan which is a defined benefit pension plan is separately identified as such on Section 3.17(b) of the Disclosure Schedules.
(c)    All Business Employee Benefit Plans have been maintained and administered in material compliance with their terms and applicable requirements of Law.
(d)    Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS that the Benefit Plan is so qualified or is operated under the terms of a pre-approved plan for which the provider of the plan has received an IRS opinion or advisory letter that the Benefit Plan is so qualified, and no amendment to such Benefit Plan has been adopted since the date of such letter covering such Benefit Plan that would adversely affect such favorable determination.
(e)    In the past six years, none of the Transferred Entities nor any of their ERISA Affiliates has sponsored, maintained or had an obligation to contribute to, or has or could reasonably be expected to have any Liability with respect to, (i) a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code or Title IV of ERISA, (ii) a multiple employer plan within the meaning of Section 4001(a)(3) of ERISA, or (iii) a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code and subject to Title IV of ERISA, that in each case, would result in any liability to Purchaser or the Transferred Entities after the Closing.
(f)    Except as would not result in Liability to Purchaser or any Transferred Entity on or after the Closing, (i) none of the Transferred Entities is or has at any time been an “employer”, or is or ever has been “connected with” or an “associate of” an “employer” (as those terms are used in the Pensions Act 2004) of a UK pension scheme or arrangement that provides benefits which are calculated on a defined benefit basis, and (ii) no Business Employee or Former Business Employee have any rights or expectations under, or originally derived from, the provisions of an occupational pension scheme which do not relate to benefits for old age, invalidity or survivors within the meaning given to those terms under Regulation 10 of the Transfer of Undertakings (Protection of Employment) Regulations 2010 (or equivalent legislation under applicable Law).
(g)    There are no pending or, to the Knowledge of Seller, threatened Proceedings with respect to any Business Employee Benefit Plans (other than routine claims for benefits by participants and beneficiaries incurred in the ordinary course) that would reasonably be expected to result in any material Liability to any Transferred Entity. There are no audits, inquiries or Proceedings pending or, to the Knowledge of Seller, threatened by the IRS, U.S. Department of Labor, or other Governmental Entity with respect to any Business Employee Benefit Plan.

(h)    The execution of this Agreement and the consummation of the transactions contemplated by this Agreement (alone or together with any other event which, standing alone, would not by itself trigger such entitlement or acceleration) will not (i) entitle any Business Employee to any payment, forgiveness of indebtedness, vesting, distribution, or increase in benefits or compensation under or with respect to any Benefit Plan, (ii) otherwise trigger any acceleration (of vesting or payment of benefits or otherwise) under or with respect to any Benefit Plan, or (iii) trigger any obligation to fund any Business Employee Benefit Plan.
(i)    There is no contract, plan or arrangement currently in effect covering any Business Employee, that, individually or collectively, would give rise to the payment as a result of the Transaction of any amount that would constitute a “parachute payment” within the meaning of Section 280G of the Code. There is no Contract to which any Transferred Entity and a Business Employee are parties which requires that Transferred Entity to pay a Tax gross-up or reimbursement payment to such Business Employee with respect to any Tax-related payments.
(j)    Each Business Employee Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) that is subject to Section 409A of the Code has complied and continues to comply in form and operation with Section 409A of the Code and the guidance issued thereunder.
(k)    Since January 1, 2022, there have been no material Proceedings against any Transferred Entity or, with respect to the Business, Seller pending, or to the Knowledge of Seller, threatened to be brought or filed in connection with the Transferred Entities’ or, with respect to the Business, Seller’s compliance with Employment Laws or otherwise arising out of or relating to any labor or employment-related practices of the Transferred Entities or, with respect to the Business, Seller. Since January 1, 2022, the Transferred Entities and, with respect to the Business, Seller have taken all appropriate actions to review and address all allegations of sexual harassment or misconduct of which they are or were aware and have taken all reasonable and necessary corrective actions with respect to such allegations. No such allegations of sexual harassment or misconduct would reasonably be expected to result in any material loss to any Transferred Entity or, with respect to the Business, Seller and no such allegations have been made that, if known to the public, would reasonably expected to bring any Transferred Entity or, with respect to the Business, Seller into material disrepute.
(l)    Since January 1, 2022, the Transferred Entities and, with respect to the Business, Seller have been in compliance in all material respects with Laws related to employment and labor, including those related to wages, hours, employee classification, independent contractor classification, collective bargaining, terms and conditions of employment, discrimination, equal opportunity, harassment, disability rights and benefits, immigration, employment authorization, hiring, background checks, whistleblowing, retaliation, equal pay, employee leave, paid time off, workers’ compensation, layoffs, plant closings, unemployment compensation, occupational health and safety, and any other labor and employment-related matters (collectively, “Employment Laws”).
(m)    Since January 1, 2022, none of the Transferred Entities or, with respect to the Business, Seller has implemented any “mass layoff” or “plant closing” (as defined by an applicable WARN Act) or similar mass layoff, including any reductions in force, redundancies or furloughs triggering any collective consultation requirements in any non-U.S. jurisdictions. As of the date hereof, no Business Employees are involuntarily on temporary layoff or working hours that have been reduced by 50% or more.
(n)    Section 3.17(n) of the Disclosure Schedules sets forth a correct and complete list, as of the date of this Agreement, of the names or employee IDs of all Business Employees, including: (i) their base salary or hourly wage; (ii) their status as full-time, part-time or temporary; (iii) whether paid on a salary, hourly or other basis; (iv) date of hire; (v) their job title; (vi) their primary work location (country); (vii) the entity that employs them; and (viii) any eligibility for commissions, incentive pay or other non-discretionary compensation. The Seller has also made available to Purchaser a correct and complete list, as of the date of this Agreement, of whether employees in the United States are classified as exempt or non-exempt under applicable wage and hour Laws. Other than Business Employees and Former Business Employees, no Person has regularly spent more than 50% of his or her work time in the operation of the Business or has otherwise been wholly or mainly assigned to work in the Business during the six month period prior to the date hereof, except in connection with the negotiation of this Agreement. Each Business Employee has regularly spent a majority of his or her working time in the operation of the Business during the six-month period prior to the date hereof, or for Business Employees who have been employed by a Transferred Entity for less than six months, from their date of hire or employment by a Transferred Entity to the date hereof.
(o)    Seller has made available to Purchaser a correct and complete list of equity awards outstanding under any Benefit Plan and held by Business Employees, including the name or employee ID of the holder, the type of award, the number of underlying shares, the grant date, and the Benefit Plan under which the award was granted. No such equity award provides for vesting acceleration as a result of the Transaction.
(p)    Seller has made available to Purchaser a correct and complete list, as of the date of this Agreement, of the names of the individual and sole proprietor independent contractors who provide services (including individuals who provide services through an entity wholly owned and operated by them) to the Business and, for those who have or will receive more than $100,000 in annual compensation in 2025 (each, an “Applicable Independent Contractor”), the list sets forth: (i) their date of engagement and expected term; (ii) a description of the services they provide; (iii) their primary work location (country); and (iv) the area of the Business that engages them.
(q)    Since January 1, 2022, there have been no joint employer, co-employment, agency, alter ego, or similar claims, Proceedings, or findings, and no other Liability, obligation, or responsibility of any kind (whether asserted, threatened, imposed, accrued, contingent, or otherwise) against or involving any of the Transferred Entities arising out of, relating to, or in connection with any individuals who are or were employed or engaged by any Minority Joint Venture, including any current or former Minority Joint Venture Employees; and, to the Knowledge of Seller, any such matters, if they were to arise, would be the sole responsibility of the applicable Minority Joint Venture and not of any other Transferred Entity.
Section 3.18    Intercompany Agreements; Related Party Agreements.
(a)    Section 3.18(a) of the Disclosure Schedules lists all Intercompany Agreements in effect as of the date of this Agreement. Prior to the execution of this Agreement,

Seller has made available to Purchaser true and correct copies of each Intercompany Agreement (including all modifications, amendments and supplements thereto and waivers thereunder).
(b)    Except for the Intercompany Agreements (and, in the case of subsections (i) and (iv) below, except as will be provided by Seller and its Affiliates (other than any Transferred Entity) to Purchaser and its Affiliates under the Intellectual Property License Agreement or the Transition Services Agreement), none of Seller or any of its Affiliates (excluding any Transferred Entity), or any directors, officers or employees of Seller or its Affiliates, other than in its capacity as a director, officer, or employee of Seller or any of its Affiliates, (i) directly or indirectly owns, or otherwise has any right, title, interest in, to or under, any property or right, tangible or intangible, that is used by the Business or any Transferred Entity or is otherwise Relating to the Business or any Transferred Entity, (ii) has any claim or right against any Transferred Entity (other than rights to receive compensation for services performed as a director, officer or employee and other than rights to reimbursement for travel and other business expenses incurred in the ordinary course), (iii) owes any money to any Transferred Entity or is owed money from or any Transferred Entity (other than rights to receive compensation for services performed as a director, officer or employee and other than rights to reimbursement for travel and other business expenses incurred in the ordinary course) or (iv) provides services to the Business or any Transferred Entity (other than services performed as a director, officer or employee of Seller, its Affiliates or any Transferred Entity) (each such agreement or arrangement, a “Related Party Agreement”).
Section 3.19    Insurance. The insurance policies covering the assets, employees and operations of the Transferred Entities or with respect to which any of the Transferred Entities is insured (whether as a named insured, additional insured, or otherwise) or otherwise is the beneficiary of coverage, or with respect to which the assets, business, equipment, properties, operations, employees, consultants, officers, managers and directors of any Transferred Entities or the Business is otherwise covered (collectively, the “Insurance Policies”) are in full force and effect, all premiums due with respect thereto have been timely paid in full, the applicable Transferred Entity is in material compliance with the terms and provisions thereof and such policies will continue to be in full force and effect until the Closing (or if such policies are canceled or lapse prior to the Closing, renewals or replacements thereof will be entered into in the ordinary course of business to the extent available on commercially reasonable terms). No notice of cancellation, change in premium, material adverse alteration of coverage or termination has been received with respect to any Insurance Policy. There is no material claim by or on behalf of any Transferred Entity or in respect of the Business currently pending, including any claim for loss or damage to the properties, assets or business of the Transferred Entities, under any Insurance Policies as to which coverage has been denied or disputed by the insurers of such policies. All Insurance Policies and the types and amounts of coverage provided therein are sufficient in the context of the business, assets and the operations of the Transferred Entities (including the Business).
Section 3.20    Product Liability; Warranties. None of the Business Products fails to comply in any material respect with any applicable warranty or other contractual commitment relating to the use, functionality, or performance of such Business Product or any product or system containing or used in conjunction therewith. There are no pending or, to the Knowledge of Seller, threatened in writing, material product liability, recall or warranty claims relating to the

Business Products (whether based in contract or tort) arising from the sale or use of the Business Products or services of the Business.
Section 3.21    Brokers. Other than Evercore Inc., no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transaction and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or its Affiliates.
Section 3.22    Material Customers and Material Suppliers. In the 12-month period preceding the date of this Agreement, no Material Customer or Material Supplier has provided written or, to the Knowledge of Seller, other notice to the effect that such Material Customer or Material Supplier intends to cease being a customer or supplier of the Business, or intends to materially decrease the rate of, or adversely change the terms with respect to, buying or supplying, as applicable, products or services from or to the Transferred Entities in the six-month period following the date of this Agreement. For purposes of this Section 3.22, Material Customer includes the top 20 customers (by revenue for the twelve-month period ended December 31, 2024) of the Business.
Section 3.23    Government Contracts
(a)    Each Transferred Entity is in compliance in all material respects with applicable statutory, regulatory and contractual requirements applicable to each Government Contract.
(b)    Since January 1, 2019, with respect to any Government Contract: (i) there has been no civil fraud, criminal or bribery investigation by any Governmental Entity against any Transferred Entity, nor has any Transferred Entity received or been provided written (nor to the Knowledge of Seller, any oral) cure notice, show cause notice, notice of investigation or audit by a Governmental Entity; (ii) all written representations, certifications and disclosures made by the Transferred Entities were current, accurate and complete in all material respects when made; (iii) neither any Governmental Entity nor any prime contractor, or subcontractor has notified any Transferred Entity, in writing (nor to the Knowledge of Seller, orally), that they have, or are alleged to have, materially breached or violated any Law, representation, certification, or requirement pertaining to any Government Contract; (iv) no Transferred Entity has been in material breach of or material default under any Government Contract, and no event has occurred which, with the giving of notice or the lapse of time or both, would constitute such a material breach or material default by such Transferred Entity; (v) to the Knowledge of Seller, invoices submitted by any Transferred Entity to a Governmental Entity were accurate in all material respects; (vi) no Transferred Entity holds a facility security clearance as defined in the National Industrial Security Program Operating Manual (32 C.F.R. pt 117) and no Transferred Entity needs a facility security clearance or needs its employees to hold personal security clearance(s) to perform any Government Contract; (vii) no Transferred Entity has claimed “small business” status or other preferred bidder status (such as veteran-owned small business, service-disabled veteran-owned small business, woman-owned, HUBZone, 7(a) small business, minority-owned, etc.) in relation to a Government Contract or an associated bid or proposal to a Governmental Entity; (viii) no Transferred Entity nor any of their respective Principals (as that term is defined by 48 C.F.R. § 2.101) has been suspended, debarred, or otherwise excluded from contracting with a Governmental Entity or been notified in writing of any proposed suspension, debarment or exclusion, (ix) no Transferred Entity has made any voluntary or mandatory disclosure to any Governmental Entity with respect to any irregularity, misstatement, significant overpayment, or violation of law arising under or relating to any Government Contract; (x) no Transferred Entity has received any written notice of any pending, threatened or ongoing investigation, prosecution, civil fraud litigation (including but not limited to under the False Claims Act), audit (other than audits in the ordinary course of Government Contracts), or administrative proceeding by any Governmental Entity; and (xi) no Transferred Entity has received any written notice from a Governmental Entity regarding an actual or potential material organizational conflicts of interest (as defined in 48 C.F.R. § 9.501) concern nor has a Transferred Entity been required to implement any organizational conflict of interest mitigation plan, or has agreed or undertaken to refrain from any material business activity for purposes relating to actual or perceived organizational conflicts of interest.
(c)    The execution, delivery or performance of this Agreement will not result in a material violation, breach or default under any Government Contract and will not require novation under 48 C.F.R. Subpart 42.12.
Section 3.24    Regulation S.
(a)    Seller understands that the Closing Payment Shares have not been registered under the Securities Act, and are being issued to Seller by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Seller’s representation as expressed herein or otherwise made pursuant hereto. Seller understands that any resale of the Closing Payment Shares by Seller shall be pursuant to registration under the Securities Act or pursuant to an available exemption from registration and that Purchaser has no obligation to register or qualify the Closing Payment Shares for resale except as set forth in this Agreement.
(b)    Seller is a sophisticated investor that is able to evaluate companies, has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its prospective investment in Purchaser Common Stock, and has the ability to bear the economic risks of the investment, including the loss of its investment.
(c)    Seller understands and acknowledges that ownership of the shares of Purchaser Common Stock is highly speculative and involves substantial risks. Seller can bear the economic risk related to owning the shares of Purchaser Common Stock and is able, without impairing Seller’s financial condition, to hold the shares of Purchaser Common Stock for an indefinite period of time and to suffer a complete loss of the value of the shares of Purchaser Common Stock acquired by Seller in connection with the Transaction.
(d)    Seller is not a “U.S. person” within the meaning of SEC Rule 902 of Regulation S, as currently in effect, and Seller is not acquiring any securities of Purchaser for the account or benefit of any U.S. person (a person who satisfies all of the preceding requirements, an “Reg S Investor”). The Transactions contemplated hereby qualify as “offshore transactions” within the meaning of SEC Rule 902.

(e)    Seller acknowledges the Closing Payment Shares must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available. Seller is aware of the provisions of Rule 144 which permit resale of restricted securities subject to the satisfaction of certain conditions, which may include, among other things, the availability of certain current public information about Purchaser; the resale occurring not less than a specified period after a party has acquired the security to be sold; the number of shares being sold during any three-month period not exceeding specified limitations; the sale being effected through a “brokers’ transaction,” a transaction directly with a “market maker” or a “riskless principal transaction” (as those terms are defined in the Securities Act or the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder); and the filing of a Form 144 notice, if applicable. Such Seller acknowledges and understands that Purchaser may not be satisfying the current public information requirement of Rule 144 at the time Seller wishes to sell Purchaser Common Stock that Seller acquires in connection with the Transaction, and that, in such event, Seller may be precluded from selling such securities under Rule 144, even if the other applicable requirements of Rule 144 have been satisfied. Seller acknowledges that, in the event the applicable requirements of Rule 144 are not met, registration under the Securities Act or an exemption from registration will be required for disposition of any Closing Payment Shares that Seller acquires in connection with the Transaction. Seller understands that, although Rule 144 is not exclusive, the SEC has expressed its opinion that persons proposing to sell restricted securities received in a private offering other than in a registered offering or pursuant to Rule 144 will have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales and that such persons and the brokers who participate in the transactions do so at their own risk.
(f)    Seller acknowledges and agrees that all the Closing Payment Shares shall bear a legend referencing restrictions applicable to such shares under applicable securities Laws, which legend shall state in substance the restrictions set forth in Section 5.18.
(g)    Seller hereby confirms that it is aware that U.S. securities laws prohibit any person who has material non-public information about a company from purchasing or selling securities of such company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person may purchase or sell such securities.
Section 3.25    Pre-Closing Reorganization. Section 3.25 of the Disclosure Schedules accurately and completely lists those steps of the Pre-Closing Reorganization that have been completed on or prior to the date of this Agreement (the “Completed Reorganization Steps”). Accurate and complete copies of all Contracts and other documents effectuating the Completed Reorganization Steps (the “Completed Reorganization Documents”) have been made available to Purchaser. None of the Completed Reorganization Documents have been amended or otherwise modified.
Section 3.26    Outbound Investment Rule. Neither Seller nor any of its Subsidiaries is a “covered foreign person,” as that term is defined in 31 C.F.R. § 850.209. The Transactions will not result in the establishment of a “covered foreign person” or the engagement by a “person of a country of concern” in a “covered activity,” and neither Seller nor any of its Subsidiaries currently engage, or have plans to engage, directly or indirectly, in a “covered activity,” as each such term is defined in 31 C.F.R. Part 850.

Section 3.27    Exclusivity of Representations and Warranties. Except as expressly set forth in this Article III (as qualified by the Disclosure Schedules), neither Seller nor any of its Affiliates, nor any of their respective Representatives has made, or is making, any representation or warranty, whether express or implied, whatsoever (whether written or oral) to Purchaser or any of its Affiliates or their respective Representatives and neither Seller nor any of its Affiliates, nor any of their respective Representatives shall be liable in respect of the accuracy or completeness of any information (including any projections on the future performance of the Business) provided to Purchaser or any of its Affiliates, or any of their respective Representatives in connection with the Transaction.
Section 3.28    Acknowledgment of No Other Representations or Warranties.
(a)    Seller acknowledges and agrees that, except for the representations and warranties specifically and expressly contained in Article IV (as modified by the Purchaser Disclosure Schedules), neither Purchaser nor any of its Affiliates, Representatives or any other Person makes any express or implied representation or warranty with respect to Purchaser or its business or with respect to any other information provided, or made available, to Seller or any of its Affiliates or Representatives in connection with the Transaction. Seller acknowledges and agrees that it is not relying on any representation or warranty of Purchaser or any of its Affiliates or Representatives or any other Person, other than those representations and warranties specifically and expressly set forth in Article IV (as modified by the Purchaser Disclosure Schedules). Seller acknowledges and agrees that each of Purchaser and its Affiliates disclaims any and all representations and warranties, whether express or implied, except for the representations and warranties specifically and expressly contained in Article IV (as modified by the Purchaser Disclosure Schedules).
(b)    Seller acknowledges that, except for those representations and warranties specifically and expressly contained in Article IV (as modified by the Purchaser Disclosure Schedules), neither Purchaser nor any of its Affiliates or Representatives has made any warranty, express or implied, as to the prospects of the business of Purchaser or its profitability for Seller, or with respect to any information (including any Confidential Information (as defined in the Confidentiality Agreement)) delivered to Seller or any of its Affiliates or Representatives in connection with the negotiation and execution of this Agreement, including as to the accuracy or completeness thereof or the reasonableness of any assumptions underlying any such information.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER
Except as set forth in (x) Parent’s Annual Report filed on Form 10-K on February 21, 2025 or any other Purchaser SEC Documents filed or furnished by Purchaser with the SEC on or after January 1, 2024 and publicly available prior to the date of this Agreement (including any exhibits and other information incorporated by reference therein, but excluding any predictive, cautionary or forward looking disclosures contained under the captions “risk factors,” “forward looking statements” or any similar precautionary sections and any other disclosures contained therein that are predictive, cautionary or forward looking in nature) or (y) the Purchaser Disclosure Schedules, Purchaser hereby represents and warrants to Seller as of the date hereof and as of the Closing as follows:

Section 4.1    Organization, Standing and Power. Purchaser is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and has all necessary organizational power and authority to carry on its business as presently conducted.
Section 4.2    Authority; Execution and Delivery; Enforceability. Purchaser has all requisite power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party and to consummate the Transaction. The execution, delivery and performance by Purchaser of this Agreement and by Purchaser and its Affiliates of each other Transaction Document to which it is a party and the consummation by Purchaser and its Affiliates, as applicable, of the Transaction have been duly and validly authorized by all requisite action of Purchaser or such Affiliates. Purchaser has duly executed and delivered this Agreement, and assuming due authorization, execution and delivery by Seller, this Agreement will constitute Purchaser’s valid and binding obligation, enforceable against Purchaser in accordance with its terms, subject to the General Enforceability Exceptions.
Section 4.3    No Conflicts; Consents; Governmental Authorization. The execution, delivery and performance by Purchaser of this Agreement does not, and the execution, delivery and performance by Purchaser or its Affiliates (if applicable) of the other Transaction Documents will not, and the consummation of the Transaction will not, conflict with, contravene or result in any violation of, or any breach or default (with or without notice or lapse of time, or both) under, or give rise to a right of or otherwise cause or permit the termination, cancellation, acceleration or other change of any right or obligation under, or result in the creation or imposition of any Lien (other than Permitted Liens) upon any of the properties or assets of Purchaser or any of its Affiliates under (a) any provision of the Organizational Documents of Purchaser or its Affiliates, (b) any Judgment or applicable Law, or (c) any provision of any material Contract of Purchaser, except, in each case of clauses (b) and (c), for any such items that would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect. No Regulatory Approval is required to be obtained or made by or with respect to Purchaser in connection with the execution, delivery and performance of this Agreement, the other Transaction Documents or the consummation of the Transaction, other than in connection, or in compliance with, the notification and waiting period requirements of the HSR Act and any other applicable Competition/Foreign Investment Law.
Section 4.4    Sufficiency of Funds. Purchaser has available to it as of the date hereof, and will have available to it at the Closing, and at all times prior to the Closing, access to and/or have sufficient and immediately available funds to satisfy all of its obligations under this Agreement and the other Transaction Documents, including payment of the Estimated Cash Consideration and any adjustments thereto contemplated by Section 2.5(f), the Reverse Termination Fee, if applicable, and any fees and expenses of or payable by Purchaser or any Affiliate of Purchaser, as and when contemplated by this Agreement or any other Transaction Document. In no event shall the receipt or availability of any funds or financing (including, for the avoidance of doubt, the Debt Financing) by Purchaser or any Affiliate of Purchaser or any other financing or other transactions be a condition to any of Purchaser’s obligations under, or contemplated by, this Agreement.
Section 4.5    Proceedings. There are no Proceedings pending or, to the Knowledge of Purchaser, threatened in writing, against Purchaser or any of its directors or officers (in their capacity as such) that would reasonably be expected to result in a Purchaser Material Adverse Effect.
Section 4.6    Issuance of Shares. The Closing Payment Shares have been duly authorized for issuance to Seller, and when issued in accordance with this Agreement, will be validly issued fully paid and nonassessable, and will be issued in compliance with all applicable state and federal securities Laws and not subject to, and not issued in violation of, any Lien (other than pursuant to applicable securities Laws).
Section 4.7    Reporting Company. Purchaser is a publicly-held company subject to reporting obligations pursuant to Section 13 of the Exchange Act, and the shares of Purchaser Common Stock are registered pursuant to Section 12(b) of the Exchange Act. There is no Proceeding pending or, to the Knowledge of Purchaser, threatened in writing against Purchaser by the SEC with respect to the deregistration of the shares of Purchaser Common Stock under the Exchange Act. Purchaser has taken no action that is designed to terminate the registration of the shares of Purchaser Common Stock under the Exchange Act. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Purchaser SEC Documents. As of the date of this Agreement, to the Knowledge of Purchaser, none of the Purchaser SEC Documents or furnished documents is subject to ongoing SEC review or investigation. As of the date of this Agreement, Purchaser is eligible to use Form S-3 pursuant to General Instruction I.B.3. for secondary offerings and is a “well-known seasoned issuer” as defined in Rule 405 of the Securities Act.
Section 4.8    Purchaser SEC Documents. Purchaser has timely filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by Purchaser with the SEC since January 1, 2025 under the Exchange Act or the Securities Act, together with any amendments, restatements or supplements thereto (the “Purchaser SEC Documents”). The Purchaser SEC Documents were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder. As used in this Section 4.8, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.
Section 4.9    Brokers. Except as set forth on Section 4.9 of the Purchaser Disclosure Schedules, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transaction based upon arrangements made by or on behalf of Purchaser.
Section 4.10    Investigation. Purchaser has such knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of the Transaction and the Debt Financing. Purchaser confirms that Seller has made available to Purchaser and its Affiliates and Representatives the opportunity to ask questions of the officers and management of Seller or its Affiliates and the Business, as well as access to the documents, information and records of or with respect to the Transferred Entities and the Business and to acquire additional information about the business and financial condition of the Transferred Entities and the Business.
Section 4.11    Securities Act. Purchaser is acquiring the Purchased Entity Equity solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution, resale or other transfer thereof in violation of the Securities Act or other applicable securities Laws of Sweden. Purchaser acknowledges that the Purchased Entity Equity is not registered under the Securities Act, any applicable state securities Laws or any applicable federal or other securities Laws, and that the Purchased Entity Equity may not be sold or otherwise transferred except pursuant to the registration provisions of the Securities Act and applicable state and federal and other securities Laws or pursuant to applicable exemptions therefrom. Purchaser has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Purchased Entity Equity and is capable of bearing the economic risks of such investment. Except for the representations and warranties expressly set forth in this Agreement, Purchaser has independently evaluated the merits and risks of its decision to enter into this Agreement, is consummating the transactions contemplated by this Agreement with a full understanding, based exclusively on its own independent review, of all of the terms, conditions and risks and willingly assumes those terms, conditions and risks.
Section 4.12     “Foreign Person”. Purchaser is not a “foreign person” within the meaning of 31 C.F.R. § 800.224.
Section 4.13    Exclusivity of Representations and Warranties. Except as expressly set forth in this Article IV, neither Purchaser nor any of its Affiliates, nor any of their respective Representatives, has made, or is making, any representation or warranty, whether express or implied, whatsoever (whether written or oral) to Seller or any of its Affiliates or their respective Representatives in connection with the Transaction and neither Purchaser nor any of its Affiliates, nor any of their respective Representatives, shall be liable in respect of the accuracy or completeness of any information regarding Purchaser or its Affiliates (including any information, documents or material made available in any other form in expectation of the consummation of the Transaction) provided to Seller or any of its Affiliates, or any of their respective Representatives. Without limiting the foregoing disclaimer, except as expressly provided in this Article IV, neither Purchaser nor its Affiliates, nor any of their respective Representatives, makes or has made any representation or warranty (express, implied or otherwise) to Seller or any of its respective Affiliates with respect to (a) any financial projection, forecast, estimate, forward-looking statement, budget or prospect information relating to Purchaser or its businesses or (b) any oral or written information made available or otherwise presented to Seller or any of its respective Affiliates whether in the course of their due diligence investigation of Purchaser, the negotiation of this Agreement or in the course of the Transaction or otherwise.
Section 4.14    Acknowledgment of No Other Representations or Warranties.
(a)    Purchaser acknowledges and agrees that, except for the representations and warranties specifically and expressly contained in Article III (as modified by the Disclosure Schedules), neither Seller nor any of its Affiliates, Representatives or any other Person makes any express or implied representation or warranty with respect to Seller, the Transferred Entities, the Purchased Entity Equity, the Pre-Closing Reorganization or the Business or with respect to any other information provided, or made available, to Purchaser or any of its Affiliates or Representatives in connection with the Transaction. Purchaser acknowledges and agrees that it is not relying on any representation or warranty of Seller or any of its Affiliates or Representatives or any other Person, other than those representations and warranties specifically and expressly set forth in Article III (as modified by the Disclosure Schedules). Purchaser acknowledges and agrees that each of Seller and its Affiliates disclaims any and all representations and warranties, whether express or implied, except for the representations and warranties specifically and expressly contained in Article III as modified by the Disclosure Schedules.
(b)    Purchaser acknowledges that, except for those representations and warranties specifically and expressly contained in Article III (as modified by the Disclosure Schedules), neither Seller nor any of its Affiliates or Representatives has made any warranty, express or implied, as to the prospects of the Business or its profitability for Purchaser, or with respect to any forecasts, projections or business plans or other information (including any Confidential Information (as defined in the Confidentiality Agreement)) delivered to Purchaser or any of its Affiliates or Representatives in connection with Purchaser’s review of the Business and the negotiation and execution of this Agreement, including as to the accuracy or completeness thereof or the reasonableness of any assumptions underlying any such forecasts, projections or business plans or other information.
ARTICLE V
COVENANTS
Section 5.1    Efforts.
(a)    From and after the date hereof, the Parties shall use their respective reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable under any applicable Law or for any Regulatory Approval to consummate and make effective in the most expeditious manner possible the Transaction, including using reasonable best efforts with respect to: (i) obtaining any Regulatory Approvals that are or may become necessary in connection with the consummation of the Transaction; (ii) the preparation and filing of all forms, registrations, filings, petitions, statements, notices, submissions of information, applications and other documents (including filings with Governmental Entities) that are required to be filed to consummate the Transaction; and (iii) the taking of all actions necessary, proper or advisable to obtain (and cooperating with the other Party in obtaining) any Regulatory Approval, or to avoid a Proceeding by any third party, including any Governmental Entity in connection with the Transaction.
(b)    Each Party shall, in consultation and cooperation with the other Party, as promptly as reasonably practicable from the date hereof, make its respective filing under the HSR Act. The Parties shall together, as applicable, make any filings under any Competition/Foreign Investment Law set forth on Section 7.1(a) of the Disclosure Schedules, as promptly as practicable, but in no event later than as required by applicable Law. Neither Party will withdraw any such filings or applications, nor extend the timing for any review period by any Governmental Entity in connection with obtaining Regulatory Approvals, without the prior written consent of the other Party. For the avoidance of doubt, any references in this Section 5.1 to Regulatory Approvals necessary or required to be obtained in connection with the Transaction or the Closing shall be deemed to include the satisfaction of the conditions to the Closing set forth in Section 7.1(a).

(c)    In connection with and without limiting the efforts referenced in Section 5.1(a), the Parties shall jointly develop, and each of the Parties shall consult and cooperate in all respects with one another, and consider in good faith the views of one another, in connection with the form and content of any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party in connection with Proceedings under or relating to any Competition/Foreign Investment Law prior to their submission; provided, however, that, without limiting the efforts referenced in Section 5.1(a) or any other provision of this Section 5.1(c), Purchaser will have the right to make any final decision with respect to such submissions, including the form and content thereof. Purchaser shall be responsible for preparing and making all filings, notifications and submissions with any Governmental Entity in connection with this Agreement or the Transactions (other than the Pre-Closing Reorganization), except to the extent that a separate filing, notification or submission is required to be made solely by Seller under applicable Law; provided that the content of such filing, notification or submission by Seller shall be subject to the prior written consent of Purchaser, not to be unreasonably withheld, conditioned or delayed. Seller shall be responsible for (x) preparing and making all filings, notifications and submissions (including any such filings, notifications and submissions made prior to the date hereof) with any Governmental Entity in connection with the transactions contemplated by the Pre-Closing Reorganization, and (y) devising the strategy for securing any and all Regulatory Approvals solely to the extent necessary to complete the Pre-Closing Reorganization (provided that Seller will (i) furnish Purchaser any draft submissions if requested by Purchaser and (ii) consider in good-faith any comments made by Purchaser), except in each case of foregoing clause (x) and clause (y), (A) to the extent that a separate filing, notification or submission is required to be made solely by Purchaser under applicable Law (provided that the content of such filing, notification or submission by Purchaser shall be subject to the prior written consent of Seller, not to be unreasonably withheld, conditioned or delayed) or (B) a corresponding Regulatory Approval under the same Competition/Foreign Investment Law is required in connection with this Agreement or the Transactions (other than the Pre-Closing Reorganization). Where a joint filing is possible for the Transactions (other than the Pre-Closing Reorganization), Purchaser shall bear primary responsibility for such filing. Where a joint filing is possible for the transactions contemplated by the Pre-Closing Reorganization, Seller shall bear primary responsibility for such filing. Prior to the Closing, subject to Section 5.4, each Party shall (i) promptly consult with the other Party to provide any necessary information with respect to (and, in the case of correspondence, provide the other Party (or their counsel) advance copies of) any governmental filings, submissions or other documents made by such Party with any Governmental Entity in connection with this Agreement or the Transaction, (ii) promptly inform the other Party, and if in writing, furnish the other Party with copies of (or, in the case of oral communications, advise the other Party orally of) any communication with or from any Governmental Entity or any official, representative or staff thereof regarding the Transaction, and permit the other Party to review and discuss in advance, and consider in good faith the views, and secure the participation, of the other Party in connection with, any such governmental filing, submission or other document or communication with any such Governmental Entity and (iii) cooperate in responding as promptly as practicable to any investigation or other inquiry from a Governmental Entity or any official, representative or staff thereof or in connection with any Proceeding initiated by a Governmental Entity or private party, including promptly notifying the other Party of any such investigation, inquiry or Proceeding, and consulting in advance before making any presentations or submissions to a Governmental Entity or any official, representative or staff thereof, or, in connection with any Proceeding initiated by a private party, to any other Person. Without limiting and consistent with Seller’s and Purchaser’s rights and obligations in this Section 5.1, Purchaser, in consultation with Seller and after considering Seller’s views in good faith, will devise, control and implement the ultimate strategy for securing any and all Regulatory Approvals, and expiration of relevant waiting periods under any Competition/Foreign Investment Law, and, in connection therewith, Purchaser will lead all meetings and negotiations, and make all strategic decisions in respect of the content of any substantive communications and negotiations (written or oral) with Governmental Entities, including whether and when to offer and/or agree to any Remedial Actions; provided that (x) in no event shall Seller or any of its Affiliates be required to take or agree to any action, concession or undertaking that (i) limits or hinders or otherwise would reasonably be expected to adversely affect the Retained Business or (ii) is binding on Seller or any of its Affiliates (other than the Transferred Entities) and is not conditioned on the Closing of the Transaction occurring on the terms of this Agreement, and (y) Purchaser shall provide Seller with the final drafts of all notifications and filings in relation to the Regulatory Approvals within a reasonable time before their planned submission or filing in order to allow Seller and its advisers to comment on any notifications and filings before their actual submission or filing.
(d)    If either Party or any Representative of such Party receives a request for additional information or documentary material from any Governmental Entity with respect to the Transaction, then such Party will use reasonable best efforts to make, or cause to be made, promptly and after consultation with the other Party, an appropriate response in compliance with such request. In addition, each of the Parties shall promptly inform and consult with the other Party in advance of any meeting, conference or communication with any Governmental Entity or any official, representative or staff thereof, or, in connection with any Proceeding by a private party, with any other Person, and to the extent not prohibited by applicable Law or by the applicable Governmental Entity, not participate or attend any meeting or conference, or engage in any communication, with any Governmental Entity or any official, representative or staff thereof or such other Person in respect of the Transaction without the other Party unless it reasonably consults with the other Party in advance and gives the other Party a reasonable opportunity to attend and participate therein, and, in the event one Party is prohibited from, or unable to participate, attend or engage in any such meeting, conference or communication, keep such Party apprised with respect thereto. Subject to Section 5.4, each Party shall furnish the other party with copies of all correspondence, filings, submissions and communications (and memoranda setting forth the substance thereof) between it and its Affiliates and their respective Representatives, on the one hand, and any Governmental Entity or any official, representative or staff thereof (or any other Person in connection with any Proceeding initiated by a private party) with respect to this Agreement and the Transaction.
(e)    The Parties may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 5.1 as “outside counsel/corporate in-house counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel and corporate in-house counsel of the recipient and will not be disclosed by such outside counsel and corporate in-house counsel to employees (other than other corporate in-house counsel), officers, or directors of the recipient unless express written permission is obtained in advance from the source of the materials (Purchaser or Seller, as the case may be) or its legal counsel; provided that materials provided pursuant to this Section 5.1(e) may be redacted (i) to remove personally sensitive information, (ii) to remove references concerning the valuation of or future plans for the Business or any other business of Seller or any of its Affiliates or the process in which Seller and its Affiliates have engaged in connection with a sale of the Business, (iii) as necessary to comply with contractual obligations and applicable Law, and (iv) as necessary to address reasonable privilege concerns.
(f)    Notwithstanding anything to the contrary in this Agreement, Purchaser’s obligations hereunder shall not include proposing, negotiating, agreeing, accepting the imposition of, committing to and effecting, by consent decree, hold separate orders or otherwise, to sell, divest, hold separate, lease, license, transfer, dispose of, otherwise encumber or impair or take any other action with respect to any of Purchaser’s or its Affiliates’ businesses, including its ability to own or operate any assets, properties, businesses or product lines of the Business or any Transferred Entity or the equity interests thereof (the “Remedial Actions”), other than divestitures of Business Products that would not, individually or in the aggregate, adversely impact in any material respect the Business or the reasonably foreseeable financial benefits of the Transaction to Purchaser. Seller shall not propose, negotiate, agree, accept the imposition of, commit to or effect any Remedial Action in connection with any Regulatory Approvals without the prior written consent of Purchaser. The Parties agree that in no event shall Purchaser’s reliance on the terms of the first sentence of this Section 5.1(f) result in any loss, forfeit or waiver of Purchaser’s right to terminate this Agreement pursuant to Section 8.1(d), nor shall Seller have a basis for any claim that Purchaser has breached its covenants or obligations under this Agreement as a result of Purchaser’s failure to comply with any terms of this Agreement that would have, absent the limitations contained in this Section 5.1(f), constituted obligations of Purchaser hereunder.
(g)    Purchaser shall not, and shall cause its Affiliates not to, commit to or consummate any transaction which is intended to or which would reasonably be expected to prevent or otherwise materially adversely affect the ability of any of the Parties to obtain prompt approval or clearance for the Transactions by a Governmental Entity under any Competition/Foreign Investment Law prior to the Outside Date. For the avoidance of doubt, nothing in this Section 5.1 shall require Seller or any of its Affiliates to (a) complete, abandon or modify any acquisitions, reorganizations or divestments that have been publicly announced as of the date of this Agreement, and Seller and its Affiliates shall have the sole discretion to determine whether to complete, abandon or modify any such acquisitions, reorganizations or divestments or (b) undertake any divestiture of any business or assets of the Retained Business in order to obtain any Regulatory Approval or other Approval required in connection with this Agreement.
(h)    Whether or not the Transaction is consummated, Purchaser shall be responsible for all filing fees payable to any Governmental Entity in connection with filings or submissions required for any Regulatory Approvals other than Regulatory Approvals sought in connection with the Pre-Closing Reorganization. Notwithstanding anything to the contrary herein, in no event shall Seller or its Subsidiaries be required to incur any filing fees in connection with its obligations under this Section 5.1 (other than with respect to Regulatory Approvals sought in connection with the Pre-Closing Reorganization) unless Purchaser promptly, upon request by Seller, reimburses Seller therefor and in no event will any filing fees incurred by Seller under this Section 5.1 (other than with respect to Regulatory Approvals sought in connection with the Pre-Closing Reorganization) be included as Indebtedness, Transaction Expenses or Working Capital hereunder.

(i)    Except as set forth in Section 5.1(f), neither Party nor any of its Affiliates shall under any circumstance be required to pay or commit to pay any amount or incur any obligation in favor of or offer or grant any accommodation (financial or otherwise, regardless of any provision to the contrary in the underlying Contract, including any requirements for the securing or posting of any bonds, letters of credit or similar instruments, or the furnishing of any guarantees) to any Person to obtain any Approval. Each Party acknowledges that no representation, warranty or covenant of the Parties contained herein shall be breached or deemed breached solely as a result of the failure to obtain any Regulatory Approval or other Approval.
Section 5.2    Covenants Relating to Conduct of Business.
(a)    Except (i) as set forth in Section 5.2 of the Disclosure Schedules, (ii) as required by applicable Law, (iii) as expressly required by the terms of this Agreement, (iv) as expressly provided in the Final Restructuring Plan to implement the Pre-Closing Reorganization (including filings for applicable Regulatory Approvals, but subject to Seller’s obligations in Section 5.1), or (v) as Purchaser may otherwise consent to in writing (such consent not to be unreasonably withheld, conditioned or delayed), Seller shall, and Seller shall cause its Affiliates to (i) conduct the Business in all material respects in the ordinary course (other than the taking of reasonable steps in response to any Effect described in clauses (c) or (d) of the definition of Business Material Adverse Effect in a manner consistent with other Persons operating in the industries or markets in which the Business operates) and (ii) use commercially reasonable efforts to preserve intact the Business’s organizations, material business relationships and goodwill. To the extent Purchaser consents to any action under Section 5.2(b), such consent shall also be deemed to constitute consent for purposes of this Section 5.2(a).
(b)    Without limiting Section 5.2, except (i) as set forth in Section 5.2 of the Disclosure Schedules, (ii) as required by applicable Law, (iii) as otherwise expressly required by the terms of this Agreement, (iv) as expressly provided in the Final Restructuring Plan to implement the Pre-Closing Reorganization (including filings for applicable Regulatory Approvals, but subject to Seller’s obligations in Section 5.1), or (v) for action taken (or not taken) at the express written request of Purchaser, Seller shall not, and Seller shall cause its Affiliates not to do any of the following without the prior written consent of Purchaser (except with respect to clauses (b)(i), (iii), (vi), (viii), (x), (xi), (xiv), (xv) and (xix) (or clause (b)(xxi) with respect to any of the foregoing), such consent not to be unreasonably withheld, conditioned or delayed):
(i)    authorize or effect any amendment to, or change, the Organizational Documents of any Transferred Entity;
(ii)    permit any Transferred Entity to declare, set aside or pay any dividend or other distribution payable in cash, stock or other property (without limiting Section 5.14 or any other provision of this Agreement, other than the distribution of cash to reduce Cash Amounts to be equal to or less than the March 2025 Cash Balances so long as such distribution does not create any Liabilities (including Taxes) on the part of Purchaser or any of its Affiliates (including, after the Closing, the Transferred Entities));
(iii)    issue, sell, pledge or transfer or propose to issue, sell, pledge or transfer any equity interests of any of the Transferred Entities, or securities convertible into, or exchangeable or exercisable for, or options with respect to, or warrants to purchase, or rights to subscribe for, equity interests of any of the Transferred Entities;
(iv)    except as may be required under any Benefit Plan made available to Purchaser or Collective Bargaining Agreement in existence as of the date hereof, (A) grant to any Business Employee any increase in compensation or benefits (other than (i) annual salary or wage rate increases in the ordinary course of business (not to exceed 3% in the aggregate), or (ii) compensation increases in connection with a promotion or change in role of any Business Employee, provided that such compensation increase is consistent with past practice for the position into which the Business Employee is promoted or assigned), (B) grant to any Business Employee any equity or equity-linked awards (other than the grant of performance-based equity awards in the ordinary course of business consistent with past practice as to the form of award, vesting conditions, timing and grant amounts, provided such awards do not provide for any vesting acceleration and are not granted to any Key Employees), (C) grant to any Business Employee any bonus, commission or incentive compensation (other than in the ordinary course of business and consistent with past practice, including in connection with a promotion of any Business Employee), (D) accelerate the vesting, funding or payment of any compensation or benefits for any Business Employee under any Benefit Plan, or (E) enter into, adopt, terminate, amend or modify any Business Employee Benefit Plan, other than administrative amendments that do not have the effect of enhancing any benefits thereunder or otherwise resulting in material increased costs to any Transferred Entity;
(v)    (A) transfer any employee of Seller or its Affiliates (including the Transferred Entities) who is not a Business Employee into a Transferred Entity or transfer, redeploy or otherwise alter the duties and responsibilities of any Business Employee in a manner that affects their classification as a Business Employee, or (B) hire, promote or terminate (other than for cause or following a performance improvement plan) any individual who is, or would be if hired or promoted, a Business Employee and whose annual base salary is or would be more than [***] (other than the hiring or promotion in the ordinary course of any individual to replace any Business Employee who resigns or whose employment is terminated, in each case on the same or substantially similar terms and conditions of employment as similarly situated individuals of Seller or its Affiliates (including the Transferred Entities));
(vi)    (A) permit any Transferred Entity to make any investment in any Person or acquire (by merger, consolidation or acquisition of stock or assets or otherwise) any assets, businesses or Equity Securities in excess of [***] individually or [***] in the aggregate or (B) sell, pledge, dispose of or encumber any material assets of a Transferred Entity (other than any Business Owned Intellectual Property) for consideration in excess of [***] individually or [***] in the aggregate, other than (1) sales or dispositions of assets already contracted pursuant to a definitive agreement by any Transferred Entity and made available to Purchaser or (2) non-exclusive licenses granted in the ordinary course of business in connection with the sale or license of Business Products to customers or commercial partners;
(vii)    enter into any Contract for the purchase or lease (as lessee) of real property, excluding renewals of existing leases in the ordinary course of business, providing for a purchase price or annual payments in excess of [***] (except to the extent solely involving Retained Entities or not primarily Relating to the Business);

(viii)    initiate, compromise or settle any Proceeding involving the Business, other than settlements solely for money damages (and no admission of material fault or liability) in an amount less than [***];
(ix)    (A) enter into any new Contract that would have been a Material Contract if entered into prior to the date hereof (other than Contracts arising solely under clauses (i) or (ii) of Section 3.12(a) in the ordinary course of business consistent with past practice); (B) materially modify or amend, cancel, terminate, or waive any material rights under any Material Contract, excluding renewals in the ordinary course of business; or (C) otherwise waive, release or assign any material rights, claims or benefits of Seller or any of its Affiliates under any Material Contract;
(x)    make any change in any method of financial accounting or financial accounting practice or policy applicable to the Business, other than such changes as are required by IFRS or applicable Law;
(xi)    (A) sell, assign, transfer or grant any license under any Business Owned Intellectual Property (other than non-exclusive licenses granted in the ordinary course of business in connection with the sale or license of Business Products to customers or commercial partners); (B) fail to maintain, or allow to lapse, or abandon, including by failure to pay the required fees in any jurisdiction, any Business Registered Intellectual Property Right, other than at the end of its term; (C) disclose or fail to maintain any Trade Secrets included in the Business Owned Intellectual Property; or (D) take any action that could reasonably be expected to trigger the release of the source code of any Business Software to any third party;
(xii)    permit any Transferred Entity to (A) incur, create, assume or guarantee any indebtedness for borrowed money (including debt evidenced by loans, notes, bonds, debentures or other similar instruments) in excess of [***] in the aggregate, other than in the ordinary course of business, that will be settled at or prior to the Closing or that will be included in the Closing Indebtedness or (B) incur any Lien on its assets securing obligations (other than any Permitted Lien) other than those that will be discharged or released at or prior to the Closing;
(xiii)    permit any Transferred Entity to make loans or advances to, or any investments in, any Person, other than (A) loans or advances to employees for Business expenses, in the ordinary course of business and consistent with past practice, (B) loans, advances, and investments made solely among the respective Affiliates of Seller that will be settled at or prior to the Closing, or (C) the granting of trade credit in the ordinary course of business for the Business;
(xiv)    with respect to or as would affect or bind any Transferred Entity (including any predecessor thereof), (A) make or change any material Tax election, (B) settle any material Tax Proceeding or other Tax claim or assessment, (C) enter into any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract (other than customary Tax indemnification provisions in any Contract entered into in the ordinary course of business and the primary purpose of which Contract does not relate to Taxes), (D) amend any income or other material Tax Return in any material respect, (E) surrender or forfeit any right to claim a material Tax refund or (F) consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment;
(xv)    (A) change in any material respect the manner in which the Business extends discounts, credits or warranties to customers or otherwise deals with customers or suppliers or (B) accelerate or delay the collection of any accounts receivable or the payment of any accounts payable or the accrual of deferred revenue or otherwise alter the management of working capital of the Business, except in each case, in the ordinary course of business consistent with past practice, including with respect to monthly fluctuations in Working Capital;
(xvi)    permit any Transferred Entity to, or any Retained Entity to the extent applicable to any Business Employee to, (i) enter into, negotiate, adopt, extend, renew, terminate or materially amend any Collective Bargaining Agreement, (ii) agree to enter into, negotiate, adopt, extend, renew, terminate or materially amend any Collective Bargaining Agreement, or (iii) recognize any Union as the representative of any Business Employees;
(xvii)    effectuate, announce, implement or provide notice of any “mass layoff” or “plant closing” (as defined in the WARN Act) or any other mass layoffs, reductions in force, redundancies, furloughs, collective salary or wage reductions impacting the Transferred Entities or Business Employees, or any other actions that would trigger any collective consultation process or notice requirements;
(xviii)    propose or adopt any plan of complete or partial liquidation, dissolution, restructuring, recapitalization, bankruptcy, receivership, insolvency or similar proceeding with respect to any Transferred Entity;
(xix)    permit any Transferred Entity to make any capital expenditures or commitments in excess of [***] individually or [***] in the aggregate;
(xx)    modify, settle or extinguish any Intercompany Balance by transferring such Intercompany Balance or creating a new intercompany balance among Transferred Entities, except for Intercompany Balances with respect to amounts receivable or payable in the ordinary course of business;
(xxi)    cause any Transferred Entity to enter into any commercial arrangement with a Retained Entity;
(xxii)    authorize any of, or commit or agree to take, whether in writing or otherwise, or do any of, the foregoing actions.
(c)    Anything to the contrary in this Agreement notwithstanding, this Section 5.2 shall only prohibit or otherwise restrict operation of the businesses of the Remaining Seller Group to the extent related to, or that such operations have or would reasonably be expected to have an impact on, the Business or the Transferred Entities, including the Business Employees, Contracts of the Business, the Business Products and assets and Liabilities of the Business.
(d)    Nothing contained in this Agreement shall be construed to give to Purchaser, directly or indirectly, rights to control or direct the Business’s operations prior to the

Closing. Prior to the Closing, Seller and its Affiliates shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of the operations of the Business.
Section 5.3    No Solicitation; Acquisition Proposals. From the date of this Agreement through the Closing or the earlier termination of this Agreement in accordance with its terms, Seller shall not, and shall cause each Transferred Entity and Retained Entity and their respective Representatives not to, (a) solicit, initiate, knowingly facilitate, induce, assist with, respond to or knowingly encourage any Acquisition Proposals or any inquiries that would reasonably be expected to lead to an Acquisition Proposal, (b) furnish to any Person (other than Purchaser and its Affiliates and Representatives) (and shall, within two Business Days following the date hereof, affirmatively shutdown access of any such Person to any data room (virtual or otherwise) containing) any non-public information relating to the Transferred Entities or the Business or afford to any Person (other than Purchaser and its Affiliates and Representatives) access to the business, properties, assets, books, records or other non-public information, or to any personnel, of any Transferred Entity or, to the extent Relating to the Business, or any Transferred Entity, any Retained Entity, in any such case with the intent to induce the making, submission or announcement of, or the intent to encourage, facilitate or assist, an Acquisition Proposal, (c) participate in or maintain any discussion or negotiations with any Person (other than Purchaser and its Affiliates and Representatives) regarding an Acquisition Proposal, (d) enter into any letter of intent, memorandum of understanding or similar agreement regarding any Acquisition Proposal or (e) cooperate in any way with, assist, participate in, solicit or facilitate or knowingly encourage any effort or attempt by any third party to do or seek any of the foregoing. Seller shall, and shall cause the Transferred Entities and the Retained Entities and each of their respective Representatives to, immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the date of this Agreement relating to any Acquisition Proposal, and shall promptly (and in any event within two Business Days following execution hereof) (x) request that each Person (other than Purchaser and its Affiliates and Representatives) that has, prior to the execution of this Agreement, executed a confidentiality agreement with any Retained Entity or Transferred Entity in connection with its consideration of acquiring any Transferred Entity or the Business (or any material portion thereof) to promptly return or destroy all non-public information furnished to such Person by or on behalf of any Retained Entity or Transferred Entity or their respective Representatives prior to the execution of this Agreement in accordance with the terms of such confidentiality agreement and (y) terminate access to the Data Room or any other similar data room. If Seller or any Affiliate thereof is approached by a third party concerning any Acquisition Proposal during the term of this Agreement, Seller shall promptly inform Purchaser regarding such contact and furnish Purchaser with a copy of any inquiry or proposal (or, if not in writing, a description thereof), including (if not prohibited by a confidentiality obligation entered into prior to July 9, 2025) the name of such third party.
Section 5.4    Confidentiality.
(a)    For a period of three years from and after the Closing Date (and for trade secrets for so long as they remain trade secrets) (or until such later time as specified in the second proviso of this Section 5.4(a)), (x) Seller shall, and shall cause its Affiliates to, hold, and shall cause its and their respective Representatives to hold, in strict confidence and safeguard the terms and conditions of this Agreement and any and all information, whether written or oral, to the extent relating to the Transferred Entities, Business or Purchaser or its Affiliates or their respective businesses disclosed to it by reason of or in connection with this Agreement or the Transactions (including to the extent disclosed or accessed pursuant to Section 5.5(d) or Section 5.5(e) at any time during the period specified therein) (“Purchaser Confidential Information”), by using at least the same degree of care, but no less than a reasonable standard of care, to prevent the unauthorized use, dissemination or disclosure of such Purchaser Confidential Information as Seller and its Affiliates use with respect to its own similarly confidential information, and (y) Seller agrees, and agrees on behalf of its and its Affiliates and their respective Representatives, in each case that have received Purchaser Confidential Information from or on behalf of Seller or any Affiliate thereof, that each such Person shall not, without the prior written consent of Purchaser, disclose any Purchaser Confidential Information (except to any Representative) or use for itself or any other Person any Purchaser Confidential Information, except as required pursuant to the terms of any Transaction Documents or to the extent that such Purchaser Confidential Information: (i) is required to be disclosed pursuant to applicable national securities exchange (including Nasdaq Stockholm) rules or regulations, or listing agreement with any such national securities exchange; (ii) is required to be disclosed by Law or to a Governmental Entity; or (iii) is reasonably necessary to disclose in furtherance of Seller’s (or its Affiliates’) enforcement of rights under any Transaction Document; provided that, in the event that any demand or request for disclosure of such information is made pursuant to clause (i) above, Seller shall promptly, to the extent legally permissible, notify Purchaser of the existence of such request or demand or other applicable requirement and shall, to the extent reasonably practicable, provide Purchaser a reasonable opportunity to seek or cooperate with Purchaser to seek an appropriate protective order or other remedy (at Purchaser’s own expense); provided further that, notwithstanding the foregoing, with respect to Purchaser Confidential Information disclosed pursuant to Section 5.5(d) or Section 5.5(e) after the date that is three years from the Closing Date, all obligations and other terms contained in this Section 5.4(a) shall apply to such Purchaser Confidential Information disclosed thereunder and shall survive until a period of eight years from and after the Closing Date (and for trade secrets so long as they remain trade secrets).
(b)    For a period of three years from and after the Closing Date (and for trade secrets for so long as they remain trade secrets) (or until such later time as specified in the second proviso of this Section 5.4(b)), (x) Purchaser shall, and shall cause its Affiliates to, hold, and shall cause its or their respective Representatives to hold, in strict confidence and safeguard the terms and conditions of this Agreement and any and all information, whether written or oral, to the extent relating to Seller, the Retained Entities or the Retained Business (and not, for the avoidance of doubt, the Business or the Transferred Entities) (including to the extent disclosed or accessed pursuant to Section 5.5(d) or Section 5.5(e) at any time during the period specified therein) (“Seller Confidential Information”), by using at least the same degree of care, but no less than a reasonable standard of care, to prevent the unauthorized use, dissemination or disclosure of such Seller Confidential Information as Purchaser and its Affiliates use with respect to its own similarly confidential information, and (y) Purchaser agrees, and agrees on behalf of its and its Affiliates and their respective Representatives, in each case that have received Seller Confidential Information from or on behalf of Purchaser, that each such Person shall not, without the prior written consent of Seller, disclose any Seller Confidential Information (except to any Representative) or use for itself or any other Person any Seller Confidential Information, except as required pursuant to the terms of any Transaction Documents or to the extent that such Seller Confidential Information (i) is required to be disclosed pursuant to applicable national securities exchange (including Nasdaq) rules or regulations, or listing agreement with any such national securities exchange; (ii) is required to be disclosed by Law or to a Governmental Entity; or (iii) is reasonably necessary to disclose in furtherance of Purchaser’s (or its Affiliates’) enforcement of rights under any Transaction Document; provided that, in the event that any demand or request for disclosure of such information is made pursuant to clause (i) above, Purchaser shall promptly, to the extent legally permissible, notify Seller of the existence of such request or demand or other applicable requirement and shall, to the extent reasonably practicable, provide Seller a reasonable opportunity to seek or cooperate with Seller to seek an appropriate protective order or other remedy (at Seller’s own expense); provided further that, notwithstanding the foregoing, with respect to Seller Confidential Information disclosed pursuant to Section 5.5(d) or Section 5.5(e) after the date that is three years from the Closing Date, all obligations and other terms contained in this Section 5.4(b) shall apply to such Seller Confidential Information and shall survive until a period of eight years from and after the Closing Date (and for trade secrets so long as they remain trade secrets).
(c)    Effective upon the Closing, the Confidentiality Agreement is hereby terminated and shall cease to have any effect (including with respect to disclosure or use obligations in respect of Confidential Information (as defined therein) provided to Purchaser thereunder prior to the Closing, notwithstanding the terms of Section 8 thereof or any other terms therein to the contrary) and all obligations relating to confidentiality with respect to information Relating to the Business, Purchaser or its Affiliates and the Retained Business, Seller or its Affiliates shall be governed exclusively by this Section 5.4; provided, however, that any term defined in the Confidentiality Agreement and expressly incorporated herein by reference shall, notwithstanding the termination of the Confidentiality Agreement, have the meaning ascribed to it in the Confidentiality Agreement for all purposes of this Agreement.
Section 5.5    Access to Information; Contacts with Suppliers and Customers.
(a)    Subject to the terms hereof, from the date hereof until the earlier of the valid termination of this Agreement and the Closing, subject to Section 6.1(b), Seller shall, and shall cause its Affiliates to, afford to Purchaser, Purchaser’s Affiliates and their respective Representatives reasonable access, upon reasonable notice during normal business hours, in accordance with applicable Law (including applicable Data Protection Laws) to the properties, facilities, books, Contracts, Representatives and records of the Transferred Entities and, to the extent Relating to the Business, of the Retained Entities, in each case, for any reasonable and good faith business purpose related to the Transaction, any of the transactions contemplated by Section 5.20 (including Section 5.20 of the Disclosure Schedules) or the integration of the Business into Purchaser’s organization, including reasonable access to Business managers for information on roles and functions of Business Employees; provided, that Seller shall only be obligated to provide access or make available such files, books, records and other materials (i) that are reasonably accessible in Seller’s or its Affiliates’ files, (ii) in the format they exist in Seller’s or its Affiliates’ files, and (iii) subject to redaction of information that is not Relating to the Business or as required by Law; provided, further, that, Seller and its Affiliates shall not be required to disclose any information: (A) if doing so with respect to such information would violate any written obligation of confidentiality (including under a Contract) to which Seller or any of its Affiliates is subject or, upon the advice of counsel, would jeopardize attorney-client privilege or contravene any Laws; (B) if Seller reasonably determines in good faith that such information is competitively sensitive and that, in the opinion of outside counsel, disclosure would violate an applicable Competition/Foreign Investment Law, (C) to the extent exclusively related to the Retained Business (and Seller may redact any such exclusive information before providing the remainder to Purchaser), or (D) related to the process by which Seller or its Affiliates conducted, considered or evaluated a sale of the Business, including bids, indications of interest, the identity of other potential purchasers or internal deliberations of Seller or its Affiliates regarding such process. If any material is withheld by Seller or any Retained Entity or Transferred Entity pursuant to the preceding sentence, Seller shall give notice to Purchaser as to the general nature of what is being withheld and use reasonable best efforts to find alternative ways to disclose the maximum amount of information possible without violating such obligation, privilege or Law (including by (i) using commercially reasonable to obtain or cause to be obtained a waiver in respect of such obligations, (ii) entering into or causing its applicable Affiliate to enter into, if requested by Purchaser, a customary joint-defense agreement or similar arrangement intended to enable Purchaser to review such information if the Parties, acting in good faith and on the advice of counsel, are able to conclude doing so would not reasonably be expected to destroy such privilege, and (iii) to the extent legally permissible, by making competitively sensitive information available on a counsel-only basis while, to the extent feasible and legally permissible, making a version in which such competitively sensitive information has been redacted available to Purchaser). Purchaser agrees that any investigation undertaken pursuant to the access granted under this Section 5.5 shall be conducted in such a manner as not to unreasonably interfere with the operation of the Business or any other business of the Remaining Seller Group) and in a manner that complies with applicable Laws (including applicable Data Protection Laws).
(b)    Prior to the Closing, Purchaser and its Affiliates or Representatives shall not initiate contact with any of the customers or suppliers of the Business without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed. Seller will be responsible for initiating contact with parties to any Shared Contracts for which consent may be required in connection with their assignment pursuant to this Agreement. Notwithstanding anything to the contrary contained herein, this Agreement shall not affect Seller’s or the Transferred Entities’ continuing right to contact customers and suppliers in connection with the operation or conduct of the Business nor Purchaser’s continuing right to contact customers and suppliers in connection with the operation or conduct of its business unrelated to the Transaction; provided that, Purchaser shall not be deemed in breach of the foregoing if any such customer or supplier enquires about the Transaction during any such discussions with Purchaser or any of its Representatives or otherwise initiates discussion with Purchaser or any of its Representatives related to the Transaction, nor shall Purchaser be deemed in breach of the foregoing as a result of responding to or engaging with any such customer or supplier enquiries or initiated discussion.
(c)    All information obtained by Purchaser, Seller or their respective Affiliates or Representatives pursuant to this Section 5.5 shall be kept confidential in accordance with the Confidentiality Agreement or Section 5.4, as applicable.
(d)    At and for a period of seven years after the Closing, each of Seller and Purchaser shall, and shall cause its Affiliates to, afford the other Party and its Affiliates and their respective Representatives, during normal business hours, upon reasonable notice, reasonable access to the properties, books, Contracts, records and employees of it and its Affiliates with respect to the Business and the Transferred Entities as of the Closing to the extent that such access may be reasonably requested by Seller or Purchaser, as applicable, for reasonable business purposes relating to this Agreement or the Transactions, including in connection with financial statements, reporting obligations, defense of claims and compliance with applicable Laws; provided that nothing in this Agreement shall limit any of Seller’s or Purchaser’s or any of their respective Affiliates’ rights of discovery.
(e)    Except for Tax Returns and other documents governed by Article VI, Purchaser agrees to hold all the books and records of the Business existing on the Closing Date and not to destroy or dispose of any thereof for a period of seven years from the Closing Date or such longer time as may be required by Law, and thereafter, if it desires to destroy or dispose of such books and records, to offer first in writing at least 60 days prior to such destruction or disposition to surrender them to Seller.
(f)    Promptly following (and in any event within ten Business Days after) the Closing Date, Seller shall cause to be delivered to Purchaser a copy of the Data Room, in the format provided by the Data Room vendor as of the Closing Date.
(g)    Promptly following the date of this Agreement (and in any event within 30 days after), Seller shall provide to Purchaser (i) a list of the names and jurisdictions of formation of each Transferred Entity, and (ii) the name of the record and beneficial owners thereof as of the date of this Agreement, together with the number of Equity Securities of such Transferred Entity held thereby as of the date of this Agreement.
(h)    Promptly following the date of this Agreement (and in any event within 60 days after), Seller shall provide to Purchaser the information set forth on Section 5.5(h) of the Disclosure Schedules.
Section 5.6    Publicity. From the date hereof until Closing, no Party, nor any Affiliate or Representative of such Party, shall issue or cause or permit the publication of any press release or public announcement, or otherwise make any public statements or comments, in respect of this Agreement or the Transaction without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by Law or applicable national securities exchange rules or listing agreement, in which case the Party required to publish such press release or public announcement shall use reasonable best efforts to provide the other Party a reasonable opportunity to comment on such press release or public announcement in advance thereof (other than to the extent such disclosure is in Purchaser’s quarterly and annual periodic reports (Form 10-Q or Form 10-K) which are filed pursuant to the Exchange Act or to the extent such disclosure is in Hexagon AB’s interim or annual reports filed pursuant to applicable securities Laws or the rules and regulations of the Nasdaq Stockholm, which shall not be required to be shared by such Party with the other Party in advance of filing); provided, however, that without prior consent of the other Party, each Party or any of its Affiliates or Representatives may disseminate factual information consistent with information included in a press release or other document previously consented to or authorized in writing by the other Party for public distribution or otherwise approved for public distribution pursuant to this Section 5.6.

Section 5.7    Employee Matters.
(a)    Compensation and Benefit Continuation. With respect to each Business Employee who continues in employment with a Transferred Entity as of immediately following the Closing (a “Continuing Employee”), Purchaser shall maintain, for a period of 12 months following the Closing Date, (i) a total annual cash compensation opportunity (i.e., annual wage rate or cash salary level and target annual cash incentive bonus opportunity) that is no less than the total annual cash compensation opportunity in effect for such Continuing Employee immediately prior to the Closing and (ii) other employee benefits (including severance benefits, but excluding equity-based compensation, deferred compensation, defined benefit pension benefits, retiree or post-termination health or welfare benefits, and any special, retention, one-time or transaction-based compensation arrangements), that are of the same or substantially the same value, in the aggregate, as those provided by Purchaser to its similarly situated employees; provided, that, Purchaser (or its applicable Affiliate) shall comply with its applicable obligations in Law in connection with making any changes to any Continuing Employee’s terms or conditions or benefits and Purchaser shall not make any such changes if they would result in any Liability, whether directly or indirectly, to the Remaining Seller Group. The obligation set forth in this Section 5.7(a) shall in no event limit Purchaser’s obligations under applicable Law and Collective Bargaining Agreements, which shall apply in addition to the obligations set forth in this Section 5.7(a). To the extent there are any conflicts between the obligations in this Section 5.7(a) and applicable Law or Collective Bargaining Agreements, the provisions of such Law or the Collective Bargaining Agreements shall control.
(b)    Collective Bargaining Agreements; Consultation Processes.
(i)    Purchaser agrees that as of and following the Closing Date, Purchaser shall (A) recognize the unions that are signatories to the Collective Bargaining Agreements immediately prior to the Closing Date as the representatives of the Business Employees in the bargaining units described therein, (B) perform all of the applicable obligations of the Transferred Entity, Seller or its Affiliates thereunder with respect to the covered Business Employees in the same manner and to the same extent that such Transferred Entity, Seller or its Affiliates was required to perform such obligations under the applicable Collective Bargaining Agreement. Without limiting the generality of this Section 5.7(b) or Purchaser’s obligations hereunder, with respect to Business Employees covered by Collective Bargaining Agreements, effective from and after the Closing, Purchaser or one of its Affiliates shall comply with applicable Law concerning the Collective Bargaining Agreements in the context of this Agreement.
(ii)    Following the date hereof and prior to the Closing Date, Seller shall (or shall cause the Transferred Entities and Seller’s other Affiliates to), carry out in accordance with applicable Law and Collective Bargaining Agreements (and shall keep Purchaser reasonably apprised of) all notifications to, and consultations, discussions or negotiations with, all Unions and any other employee representative groups (each, an “Employee Representative Group”) with whom Seller, the Transferred Entities, or Seller’s other Affiliates are required to engage or consult under applicable Law or existing Collective Bargaining Agreements, (each, a “Consultation Process”). Seller shall, and shall cause the Transferred Entities, and Seller’s other applicable Affiliates to: (v) keep Purchaser informed in a timely manner of the progress of any Consultation Process and of any material issues arising therefrom;

(w) permit Purchaser to review, with at least three Business Days’ notice, any written correspondence, notices and other communications (including any document provided to the applicable Employee Representative Group and any supporting materials) to be furnished or made available to the applicable Employee Representative Group with whom Seller or its Affiliates are required to engage or consult under applicable Law or existing Collective Bargaining Agreements; (x) take into account in good faith any comments that the Purchaser may make with respect to any such materials; (y) request Purchaser to provide to Seller, in a timely manner, any document or wording that relates to Purchaser to be presented to the Employee Representative Group; and (z) refrain from making any commitment or representation without the prior written consent of Purchaser to the applicable Employee Representative Group, including any commitment to proceed with modifications or amendments to (A) any existing rights or obligations of the Transferred Entities vis-à-vis their employees, (B) the terms of this Agreement or (C) the future business or operations of the Transferred Entities or their respective Affiliates.
(c)    Employment of Business Employees. Seller shall take all steps reasonably necessary (in accordance with applicable Law and subject to Section 5.7(b)(ii)) to ensure that, as of immediately before the Closing, (i) all Business Employees other than Visa Employees are employed by the Transferred Entities, and (ii) no employees other than employees who devote a majority of their working time to the Business are employed by the Transferred Entities.
(d)    Service Credit. As of and after the Closing, Purchaser shall provide to each Continuing Employee full credit for purposes of eligibility, vesting and level of benefits under each employee benefit plan, policy or arrangement and each seniority-based entitlement, in each case, maintained for the benefit of Continuing Employees as of and after the Closing by Purchaser or any of its Affiliates, for such Continuing Employee’s service prior to the Closing with Seller or any of its Affiliates (and their predecessors), to the same extent such service is recognized by Seller and its Affiliates immediately prior to the Closing; provided that such service credit does not result in the duplication of benefits.
(e)    Cessation of Active Participation in Seller Benefit Plans. Effective as of the Closing Date, except as required by Law or otherwise by this Section 5.7, all Business Employees will cease active participation in, and any benefit accrual under, each of the Seller Benefit Plans.
(f)    Welfare Plans. Coverage for all Business Employees and their respective dependents under the Seller Benefit Plans that are health or welfare benefit plans within the meaning of Section 3(1) of ERISA (the “Seller Welfare Plans”) will cease to be effective as of the Closing Date. The plans sponsored by Purchaser or its Affiliates (including the Transferred Entities after the Closing) that are welfare benefit plans within the meaning of Section 3(1) of ERISA (the “Purchaser Welfare Plans”) will provide coverage and benefits for all eligible Continuing Employees and their respective eligible spouses and dependents effective as of the Closing. Purchaser and its Affiliates (including the Transferred Entities after the Closing) and the Purchaser Welfare Plans will be liable for all claims of any Continuing Employees and their respective eligible spouses and dependents incurred on or after the Closing Date. The Remaining Seller Group and the Seller Welfare Plans will retain responsibility and liability for all claims of the Business Employees incurred under Seller Welfare Plans; provided that the Transferred Entities and the Transferred Entity Benefit Plans shall retain responsibility and liability for all claims of Business Employees and any other participant covered by Transferred Entity Benefit

Plans, whether incurred before, on, or after the Closing Date. For purposes of this Section 5.7(f), a claim will be deemed “incurred” on the date that the event that gives rise to the claim occurs (for purposes of life insurance, severance, sickness, accident and disability programs) or on the date that the service was rendered or the supply was purchased (for purposes of health care programs). Purchaser will, or will cause the Transferred Entities or their Affiliates to, use commercially reasonable efforts to (i) waive any pre-existing condition limitations and eligibility waiting periods under the Purchaser Welfare Plans (but only to the extent such pre-existing condition limitations and eligibility waiting periods were satisfied under the Seller Welfare Plans as of the Closing Date) and (ii) recognize (or cause to be recognized) the amount of all expenses incurred by Continuing Employees and their respective dependents during the calendar year in which the Closing Date occurs under the Seller Welfare Plans for purposes of satisfying the deductibles and co-payment or out-of-pocket limitations for such calendar year under the relevant Purchaser Welfare Plans.
(g)    Severance. In the event that (A) the Transactions or (B) the failure of a Business Employee, for any reason (other than the unilateral action of Purchaser and its Affiliates following the Closing), to continue employment with, or transfer employment to, Purchaser or its Affiliates at or after the Closing, results in payment by Seller or any of its Affiliates of any severance or other termination benefits or indemnities (including as required under applicable Law) to such Business Employee or any additional Liability incurred by Seller and its Affiliates in connection therewith, Seller and its Affiliates shall be responsible for such payments and obligations, as applicable, and shall indemnify and hold harmless Purchaser and the Transferred Entities for all such severance and other termination benefits or indemnities.
(h)    Cash Compensation Payments.
(i)    On, or promptly following, the Closing, Seller shall pay, or cause to be paid, to each Continuing Employee who was eligible to participate in a Benefit Plan providing annual bonuses as of immediately prior to the Closing, a cash payment equal to the amount of his or her annual cash incentive award that is accrued for accounting purposes as of the Closing for the calendar year in which the Closing occurs (with such accrual to be consistent with Seller’s historical methodology for annual bonus accruals) (each, a “Pro-Rated Bonus”). Each such Continuing Employee whose employment continues with Purchaser will have the opportunity to earn annual bonuses following the Closing Date, which annual bonuses shall be governed by plans, programs or arrangements maintained by Purchaser and its Affiliates in their discretion.
(ii)    Prior to the Closing Date, Seller shall assign to a Transferred Entity and such Transferred Entity shall assume the offer letters or retention agreements with the Business Employees that are listed on Section 5.7(h)(ii) of the Disclosure Schedules (the “Transferred Entity Retention Agreements”) and the Transferred Entity shall assume and be responsible for all obligations under the Transferred Entity Retention Agreements. The amounts designated on Section 5.7(h)(ii) of the Disclosure Schedules as deal bonuses or retention bonuses owed under the Transferred Entity Retention Agreements (collectively, the “Retention Payments”) will be treated as Transaction Expenses. Seller shall cause any Retention Payments or other compensatory payments that become payable at the Closing pursuant to their terms to be paid to the applicable recipient by the Transferred Entity that employs the recipient through a special payroll run on the Closing Date, or, in jurisdictions outside of the United States where a special payroll run on the Closing Date is not feasible, through such other method as may be reasonably agreed by the Parties.
(i)    WARN. Seller shall be solely responsible for and agrees to indemnify, hold harmless, and at the option of Purchaser, defend Purchaser and its Affiliates from and against any Liability under WARN, to any Business Employee who is found to have suffered an “employment loss” under WARN prior to the Closing Date, and any and all other Liabilities, including attorneys’ fees, arising out of or resulting from the actions Seller or any of its Affiliates, or their failure to serve sufficient notice pursuant to WARN. Purchaser shall be solely responsible for and agrees to indemnify, hold harmless and, at the option of Seller, to defend Seller and its Affiliates from and against any Liability under WARN, to any Business Employee who is found to have suffered an “employment loss” under WARN on or after the Closing Date, and any and all other Liabilities, including attorneys’ fees, arising out of or resulting from the actions Purchaser or any of its Affiliates, or their failure to serve sufficient notice pursuant to WARN. Seller shall, at least five Business Days prior to Closing, provide a list of all Business Employees whose employment has terminated involuntarily within the 90 day period prior to the Closing Date, including such Business Employee’s site of employment and a description of the circumstances of such termination.
(j)    Paid Time Off. Effective as of the Closing, Seller shall cause to be cashed out and paid in full to each U.S. Employee who is classified as “exempt” for purposes of applicable wage and hour Laws their unused vacation and paid-time-off that is accrued through the Closing Date (the “Cashed-Out PTO”). Purchaser or one of its Affiliates shall recognize and assume all vacation time (other than Cashed-Out PTO) for all Continuing Employees that is accrued but unused as of the Closing Date (the “Assumed PTO”).
(k)    LTD Employees. To the extent permitted by applicable Law, on the Closing Date, Seller shall transfer the employment of each Business Employee who is on a leave of absence, and is receiving long-term disability benefits from a Seller Benefit Plan, in each case, as of immediately prior to the Closing (each, an “LTD Employee”) to Seller or any of its Affiliates (other than a Transferred Entity) and each LTD Employee shall remain an employee of Seller or its Affiliates, and shall continue to participate in the applicable Seller Benefit Plan providing long-term disability benefits in accordance with the terms of that plan, as in effect from time to time. Subject to Seller notifying Purchaser of an LTD Employee’s return to active employment within ten Business Days of such return, Purchaser or one of its Affiliates shall make an offer of employment to such LTD Employee on terms consistent with those applicable to Business Employees generally under this Section 5.7; provided that the LTD Employee returned to active employment with Seller or one of its Affiliates on or prior to the expiration date of such LTD Employee’s eligibility for disability benefits or approved leave period and within one year following the Closing Date (or such longer period required by applicable Law). For purposes of applying the provisions of this Section 5.7 to any LTD Employee who accepts such offer of employment, all references in this Section 5.7 to the Closing Date shall instead be deemed to refer to the LTD Employee’s first day of employment with Purchaser or one of its Affiliates.
(l)    401(k) Plan. Effective at the Closing, Purchaser shall cause each Business Employee who, as of immediately prior to the Closing, was eligible to participate in a Seller Benefit Plan that is intended to be a U.S. tax-qualified defined contribution plan (collectively, the

“Seller 401(k) Plans”) to be eligible to participate in Purchaser’s U.S. tax-qualified defined contribution plan (the “Purchaser 401(k) Plan”). Purchaser shall cause the Purchaser 401(k) Plan to accept “eligible rollover distributions” (as such term is defined under Section 402 of the Code) of Business Employees from the Seller 401(k) Plans (including, to the extent permitted under the Purchaser 401(k) Plan, notes corresponding to loans).
(m)    Visa Employees. Within 10 Business Days of it becoming practicable for each Visa Employee to transfer employment to Purchaser under the terms of their respective visa, which determination is in the reasonable discretion of Seller, but in no instance later than 24 months after the Closing, Purchaser shall extend an offer of employment to each Visa Employee, the terms of which shall include the (i) same wage rate or cash salary level in effect for such Visa Employee immediately prior to the time of Purchaser’s offer and (ii) benefits consistent with the terms of Section 5.7(a).
(n)    Employee Communications. Prior to the Closing, each Party will use their respective reasonable best efforts to coordinate with each other in good faith in advance of any material communications to Business Employees in connection with the Transaction; provided, that, the foregoing shall not restrict communications prior to the Closing between Purchaser and any of the Key Employees to the extent such communications do not interfere with the work duties of the Key Employees to the Business.
(o)    No Third-Party Rights. Without limiting Section 10.5, this Section 5.7 will not create any third-party beneficiary rights, express or implied, and will not be enforceable by any current or former employee, any spouse, dependent or beneficiary of any current or former employee, or any other Person who is not a Party to this Agreement. This Section 5.7 will not be deemed to be an establishment of or amendment to any employee benefit plan. No term of this Agreement will be deemed to create any Contract with any employee or to give any employee the right to be retained in the employment of Seller or any of its Affiliates, or, after the Closing, Purchaser or any of its Affiliates, or to interfere with the rights of Seller or any of its Affiliates or, after the Closing, Purchaser or any of its Affiliates, to terminate the employment of any employee at any time or for any reason.
Section 5.8    Financial Obligations. At or prior to the Closing, Purchaser shall use its reasonable best efforts to, at its sole expense, arrange for substitute letters of credit, surety bonds, Purchaser guarantees, advance payment guarantees, and other obligations to replace, effective as of the Closing, the outstanding letters of credit, surety bonds, guarantees, advance payment guarantees and other contractual obligations entered into by or on behalf of the Remaining Seller Group for or on behalf of a Transferred Entity, in each case which are set forth on Section 5.8 of the Disclosure Schedules (together, the “Business Guarantees”). For any Business Guarantees for which Purchaser or any of its Affiliates, as applicable, is not substituted in all respects for Seller and its Affiliates (or for which Seller and its Affiliates are not fully released) effective as of the Closing and that cannot otherwise be terminated effective as of the Closing (with Seller and its Affiliates to be fully released in respect thereof), Purchaser shall, and shall cause its Affiliates to continue to, use their respective reasonable best efforts to effect such substitution or termination and release after the Closing. Without limiting the foregoing, neither Purchaser nor any of its Affiliates shall extend or renew any Contract containing or underlying a Business Guarantee unless, prior to or concurrently with such extension or renewal, Purchaser or its Affiliates are substituted in all respects for Seller and its Affiliates, and Seller and its Affiliates

are fully released, in respect of all Liabilities under such Business Guarantees. If such substitution or termination and release of the Business Guarantees has not been completed within 30 days after the Closing, Seller and its Affiliates may, in their sole discretion, terminate such Business Guarantees that have not been substituted or terminated and released.
Section 5.9    Names Following Closing.
(a)    Except as provided in Section 5.9(b), neither Purchaser nor any of its Affiliates (including, after Closing, the Transferred Entities) shall acquire any rights in, or use, or have the right to use, names (including in any Internet Properties) containing the word “Hexagon,” “Leica,” “Vero,” “Sescoi,” “Intergraph,” “iConstruct,” “Brown & Shape,” “International Public Safety,” “Octave,” “Nexus” other than as currently used as part of a Business Product, or in each case any variations or derivatives thereof, or any Trademarks of the Remaining Seller Group (other than the Excluded Entities) (the “Retained Names”), or any name that, in the reasonable judgment of Seller, is similar to the Retained Names.
(b)    The Transferred Entities may continue to temporarily use the Retained Names following the Closing, to the extent and in the same manner as used immediately prior to the Closing, so long as Purchaser shall, and shall cause its Affiliates (including, after Closing, the Transferred Entities), to (i) immediately after the Closing cease to hold itself out as having any affiliation with the Remaining Seller Group and (ii) use commercially reasonable efforts to minimize and eliminate use of the Retained Names by the Transferred Entities from and after the Closing; provided that within 180 days following the Closing Date, Purchaser shall, and shall cause each of its Affiliates (including, after Closing, the Transferred Entities), to (A) cease and discontinue use of all Retained Names and (B) complete the removal of the Retained Names from all products, signage, vehicles, properties, technical information and promotional or other marketing materials and other assets, in each case, other than for internal-facing uses.
(c)    As promptly as practicable after the Closing, Purchaser shall take all actions necessary to change the legal names, corporate names and business names of the Transferred Entities and apply for their Organizational Documents and business registration certificate or licenses, as applicable, to be amended to remove any reference to the Retained Names, in all jurisdictions, and shall promptly take any and all follow-up actions that may be required or requested by any Governmental Entity to effect such changes as soon as practicable.
Section 5.10    Insurance.
(a)    From and after the Closing Date, the Transferred Entities shall cease to be insured, with respect to any acts, events, facts, circumstances, matters, incidents or omissions involving the Transferred Entities that occur on or after the Closing Date (“Post-Closing Insurance Matters”), by Seller’s or its Affiliates’ insurance policies or by any of their self-insured programs, and neither Purchaser nor its Affiliates (including the Transferred Entities) shall have any access, right, title or interest to or in any such insurance policies (including to all claims and rights to make claims and all rights to proceeds) to cover the Transferred Entities in respect of Post-Closing Insurance Matters. Seller or its Affiliates may amend any insurance policies in the manner they deem appropriate to give effect to this Section 5.10.

(b)    Notwithstanding the foregoing, in respect of any acts, omissions, events or circumstances Relating to the Business or the Transferred Entities that occurred or existed (or are alleged to have occurred or existed or were incurred or claimed to have been incurred) prior to Closing that are covered under “occurrence” based Insurance Policies, or, in respect of any coverages under “claims made” based Insurance Policies solely for any matters that have been the subject of a notice of claim or circumstance prior to the Closing Date (such claims, the “Covered Insurance Claims”), then, from and after the Closing Date, Seller shall provide Purchaser with access to, and Purchaser or any Transferred Entity may make claims under, such occurrence-based policies at Purchaser’s sole cost and expense, and assist in the processing of any Covered Insurance Claims, with respect to any acts, events, facts, circumstances, matters, incidents or omissions involving the Transferred Entities that occurred prior to the Closing Date (the “Pre-Closing Insurance Matters”), to the extent permitted under the applicable Insurance Policy; provided that, Seller shall (i) reasonably cooperate with Purchaser and take commercially reasonable actions as may be necessary or advisable to assist Purchaser at Purchaser’s request in submitting, and to provide support with respect to, such claims to which such policies are responsive, (ii) promptly remit to Purchaser any amounts recovered by Seller or any of its Affiliates in respect of any Covered Insurance Claims, and (iii) not amend, modify, terminate or waive any coverage under any such Insurance Policies with respect to periods prior to the Closing Date in a manner that would impair coverage thereunder available for Covered Insurance Claims or otherwise limit the rights of Purchaser under this Section 5.10.
(c)    From and after the Closing, Purchaser shall be responsible for securing all insurance it considers appropriate for the Business and the Transferred Entities in respect of claims for any acts, events, facts, circumstances, matters, incidents or omissions involving the Transferred Entities that occur after the Closing Date. Purchaser further covenants and agrees not to seek to assert or to exercise any rights or claims of, or in respect of, the Business or the Transferred Entities, under or in respect of any past or current insurance policy under which any of the foregoing is a named insured, except as permitted in accordance with this Section 5.10. Notwithstanding the foregoing, if after the Closing, Seller or its Affiliates incur any out-of-pocket costs, fees or expenses (including in respect of payments towards deductibles or retentions or co-payment) (including reasonable legal fees and expenses, if any) as a result of its efforts to pursue any Covered Insurance Claims, Purchaser shall promptly, upon request of Seller (subject to Purchaser’s receipt of reasonable supporting evidence), reimburse Seller and any of its Affiliates for the full amount thereof. Purchaser acknowledges that all deductible payments required in connection with any Covered Insurance Claims or any other claims made against Insurance Policies under this Section 5.10 shall be borne by Purchaser (or its Affiliates).
Section 5.11    Payments from Third Parties; Wrong Pockets.
(a)    Seller shall, or shall cause its applicable Affiliate to, promptly pay or deliver to Purchaser (or its designated Affiliate) any monies or checks or other Cash Amounts that are in respect of the Business that have been delivered to, received by or otherwise identified in the possession of Seller or any of its Affiliates after the Closing, including any monies or checks or other Cash Amounts sent by customers, suppliers or other contracting parties in respect of the Business.
(b)    Purchaser shall, or shall cause its applicable Affiliate to, promptly pay or deliver to Seller (or its designated Affiliate) any monies or checks or other Cash Amounts that are in respect of the Retained Business that have been delivered to, received by or otherwise identified in the possession of Purchaser or any of its Affiliates after the Closing, including any such monies or checks or other Cash Amounts sent by customers, suppliers or other contracting parties in respect of the Retained Business.
(c)    If, at any time within 24 months following the Closing, any right, property, asset or Contract primarily related to the Retained Business, is found to have been transferred to, or retained by, Purchaser or its Affiliates (including any Transferred Entity) in error, either directly or indirectly, Purchaser shall transfer, or shall cause its Affiliates (including the Transferred Entities) to transfer, at Seller’s sole cost and expense, such right, property, asset or Contract as soon as practicable for no additional consideration to Seller or its designated Affiliate.
(d)    If, at any time within 24 months following the Closing, any right, property asset or Contract that is primarily Relating to the Business is found to have been transferred to, or retained by, Seller or its Affiliates in error, either directly or indirectly, Seller shall transfer, or shall cause the applicable Affiliate to transfer, at Seller’s sole cost and expense, such right, property, asset or Contract as soon as practicable for no additional consideration to Purchaser or its designated Affiliate.
Section 5.12    Shared Contracts.
(a)    Seller or its applicable Affiliate shall split and partially assign to Purchaser or a Transferred Entity, or have replicated for the benefit of Purchaser or a Transferred Entity (which may include providing the benefits of such Shared Contract through the Transition Services Agreement if they are for off-the-shelf IT Assets), in each case, effective as of the Closing, each Shared Contract which may be split and assigned in part to Purchaser or a Transferred Entity or replicated for the benefit of Purchaser or a Transferred Entity pursuant to its terms, without the consent of the counterparty thereto (each, an “Assignable Shared Contract”).
(b)    With respect to each Shared Contract that is not an Assignable Shared Contract (each, a “Non-Assignable Shared Contract”), subject to applicable Law, unless Seller or its applicable Subsidiary and Purchaser otherwise agree or the benefits of any Non-Assignable shared Contract are otherwise provided to the applicable party pursuant to the Transition Services Agreement (solely with respect to Shared Contracts for off-the-shelf IT Assets), prior to the Closing and for a period of 12 months after the Closing Date, each of Seller and Purchaser shall use their commercially reasonable efforts, and reasonably cooperate with each other in connection therewith, to cause each Shared Contract to be apportioned (including by using their respective commercially reasonable efforts to obtain the Approval of such counterparty to enter into a new contract on substantially the same terms as exist under the applicable Shared Contract, or to split and assign in relevant part such Shared Contract), effective as of the Closing, between Seller or its applicable Affiliate and Purchaser (or a Transferred Entity), pursuant to which Seller or its applicable Affiliate will assume all of the rights and obligations under such Shared Contract to the extent relating to the Retained Business, on the one hand, and Purchaser (or a Transferred Entity) will assume all of the rights and obligations under such Shared Contract to the extent Relating to the Business, on the other hand.

(c)    Notwithstanding anything in this Agreement to the contrary, any apportionment to Purchaser of any Non-Assignable Shared Contract that shall require Approval shall be made subject to such Approval being obtained, and no Party shall be required to take any action in connection with the matters contemplated by Section 5.12(b) that would (i) constitute a breach or other contravention in respect of any Shared Contract, or (ii) require either Party to pay or commit to pay any amount, make any concession or incur any Liability or other obligation in favor of or offer or grant any accommodation (financial or otherwise, including any requirements for the securing or posting of any bonds, letters of credit or similar instruments or the furnishing of any guarantees) as a result of such apportionment, other than to the extent expressly contemplated by the terms of such Shared Contract, which such costs shall be shared equally between Seller and Purchaser.
(d)    If any such Approval for any Non-Assignable Shared Contract is not obtained prior to the Closing, (i) the Closing shall nonetheless take place subject only to the satisfaction or waiver of the conditions set forth in Article VII; and (ii) (x) Seller agrees to continue to use commercially reasonable efforts following the Closing Date for 12 months to obtain such Approval, and Purchaser agrees to cooperate in connection with same; (y) the Parties agree to cooperate in good faith to take such actions as are reasonably necessary to avoid any breach or violation by a Party as a result of any failure to obtain such Approval prior to the Closing; and (z) the Parties and their respective Affiliates shall use commercially reasonable efforts to develop and enter into a mutually agreeable arrangement in respect of such Non-Assignable Shared Contract (including by way of amendment or addition of services to the Transition Services Agreement) under which (1) Purchaser or any Transferred Entity, or any of their Affiliates, as applicable, will, to the extent permitted by applicable Law, obtain the benefits (including contractual rights) and assume the obligations, as applicable, associated with such Non-Assignable Shared Contract, including by way of subcontracting, sublicensing or subleasing to Purchaser, any Transferred Entity, or any of their respective Affiliates, as applicable; (2) the Non-Assignable Shared Contract will be held by Seller or its applicable Affiliate in trust for Purchaser or any Transferred Entity and the covenants and obligations thereunder Relating to the Business will be performed by Purchaser or a Transferred Entity and all benefits and obligations existing thereunder to the extent Relating to the Business will be for Purchaser’s or a Transferred Entity’s account; and (3) the applicable transferors will enforce for the benefit of Purchaser or such Transferred Entity any and all of their rights against a third party (including any Governmental Entity) associated with such Non-Assignable Shared Contract to the extent Relating to the Business, and the applicable transferor will promptly pay to Purchaser or such Transferred Entity when received all monies received by them (net of any applicable Taxes) to the extent Relating to the Business under any such Non-Assignable Shared Contract.
(e)    Following the Closing and prior to the split and partial assignment to Purchaser or any Transferred Entity, or replication of any Shared Contract, neither Seller nor any of its Affiliates shall, without Purchaser’s written consent (not to be unreasonably withheld, conditioned or delayed), (i) amend, modify (other than by automatic extension or renewal if deemed an amendment or modification of such Contract) or waive in any material respect, the terms of any Shared Contract; (ii) cancel or terminate any Shared Contract prior to the end of its natural term (excluding, for the avoidance of doubt, any expiration or non-renewal of such Shared Contract in accordance with its terms or any termination of such Contract by any counterparty thereto other than Seller or any of its Affiliates); or (iii) otherwise waive, release or assign any material rights, claims or benefits of Seller or any of its Affiliates under any Shared

Contract, in each case, with respect to items (i), (ii) and (iii), in any manner that adversely impacts the Business in any material respect.
Section 5.13    R&W Insurance Policy. In connection with the execution of this Agreement, Purchaser shall conditionally bind a representations and warranties insurance policy in the name of Purchaser or its Affiliates pursuant to the R&W Insurance Binder (subject to any customary post-Closing conditions under the R&W Insurance Binder) (collectively, including any excess representations and warranties insurance policies, the “R&W Insurance Policy”). Purchaser shall pay, or cause to be paid, the premiums, underwriting fees, commissions, broker fees and Taxes required for issuance of the R&W Insurance Policy. Purchaser shall use commercially reasonable efforts to timely satisfy all conditions to the issuance of the final R&W Insurance Policy. Purchaser shall use commercially reasonable efforts to keep the R&W Insurance Policy in full force and effect until the applicable expiration date set forth therein; provided, for the avoidance of doubt, that, the foregoing shall not in any way limit Purchaser’s right to bring, notice, make, adjust, settle or pursue any claims under the R&W Insurance Policy. The R&W Insurance Policy shall include a provision stating that the R&W Insurer will not receive and will irrevocably and unconditionally waive, and agree not to, and will not, bring any action, or pursue or exercise, directly or indirectly, any and all rights and claims of subrogation, contribution, indemnification, recourse, offset and any other rights and claims of recovery, or rights and claims acquired by assignment or otherwise, against Seller or any of its Affiliates, or any current or former shareholders, managers, members, directors, officers, employees and Representatives of any of the foregoing or of any of the Transferred Entities (collectively, with Seller, the “R&W Waiver Parties”) except that the R&W Insurer may only receive rights of subrogation against Seller in the event and to the extent that a payment under the R&W Insurance Policy is directly attributable to Fraud by Seller in making the representations and warranties in this Agreement and for which Purchaser would be entitled to bring a claim for Fraud against Seller under this Agreement (collectively, the “R&W Waiver”). The R&W Insurance Policy shall expressly provide that: (a) the Fraud of any Person will not be imputed to any other Person; (b) the R&W Waiver Parties are express and intended third-party beneficiaries of the R&W Waiver, and entitled to rely upon and enforce all legal and equitable rights, remedies, claims and defenses under or in respect of the R&W Waiver; (c) Purchaser and its Affiliates are not required to make or bring any action or proceeding against any of the R&W Waiver Parties except to the extent required for the exercise of the R&W Insurer’s subrogation rights against Seller in accordance with the R&W Waiver; and (d) no amendment, modification, revision, variation or waiver of the R&W Waiver in any manner that is adverse to any of the R&W Waiver Parties, including with respect to the retention or the expiration of the policy periods under the R&W Insurance Policy, shall be effective without the prior written consent of Seller. For the avoidance of doubt, the Parties acknowledge and agree that the obtaining of the R&W Insurance Policy is not a condition to Closing. Purchaser’s failure to obtain the R&W Insurance Policy shall in no way alter or increase any of Purchaser’s or Seller’s rights or obligations hereunder.
Section 5.14    Termination of Intercompany Balances; Related Party Agreements. Immediately prior to the Closing (or prior thereto, if so determined by Seller), all intercompany balances and accounts (including any cash pooling arrangements) between Seller or any of its Affiliates (other than the Transferred Entities), on the one hand, and any of the Transferred Entities, on the other hand (the “Intercompany Balances”), shall be settled or otherwise eliminated in a manner as Seller shall determine, subject to the terms of Section 5.2(b), that does not create any Liabilities (including Taxes) on the part of Purchaser or any of its Affiliates (including, after the Closing, the Transferred Entities); and, in the case of material Intercompany Balances, including all of those set forth on Section 5.14 of the Disclosure Schedules, in a manner approved by Purchaser (such approval not to be unreasonably withheld, conditioned or delayed) in advance of such settlement or elimination. Except to the extent otherwise directed by Purchaser in writing prior to the Closing, prior to or as of Closing, Seller shall have (i) taken or caused to be taken all actions necessary to terminate, and shall have caused to be terminated, each Intercompany Agreement and Related Party Agreement, in each case pursuant to documentation in form and substance reasonably satisfactory to Purchaser in a manner such that no Transferred Entity or any Affiliate thereof has any Liability at or following the Closing under or with respect to such Intercompany Agreement or Related Party Agreement and (ii) delivered to Purchaser executed versions of all such termination documentation.
Section 5.15    Directors’ and Officers’ Indemnification.
(a)    From and after the Closing, Purchaser shall cause the Transferred Entities to fulfill and honor the obligations of the Transferred Entities pursuant to their Organizational Documents, in each case as in effect as of the date of this Agreement and provided that Seller has made available to Purchaser a true and correct copy thereof prior to the date hereof, to indemnify, defend and hold harmless, and advance expenses as incurred to, in each case to the fullest extent permitted under applicable Law, any present and former manager, director and officer of the Transferred Entities (each, a “D&O Indemnified Party”) against any Losses incurred in connection with any threatened, pending or completed Proceeding, whether civil, criminal, administrative or investigative, based on, arising out of or related to such D&O Indemnified Parties’ service as a manager, director or officer of the Transferred Entities or services performed by such Persons at the request of the Transferred Entities (including in connection with the Transaction) at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing (a “D&O Indemnifiable Claim”), including, for the avoidance of doubt, in connection with actions to enforce this provision or any other indemnification or advancement right of any D&O Indemnified Party, in each case of the foregoing to the extent provided therein; provided, however that (x) the foregoing obligations shall be subject to any limitation imposed by applicable Law, and (y) no D&O Indemnified Party shall have any right of contribution, indemnification or right of advancement from Purchaser, the Transferred Entities or any of their respective successors or Affiliates with respect to any Losses claimed by any Indemnified Party against such D&O Indemnified Party in his or her capacity as an Indemnified Party pursuant to this Agreement.
(b)    Prior to the Closing, Seller shall purchase, and Purchaser shall cause the Transferred Entities to maintain following the Closing, one or more “tail” prepaid directors’ and officers’ liability insurance policies with a claims period of six years from the Closing Date with at least the same coverage and amounts, and containing terms and conditions that are not less advantageous to the D&O Indemnified Parties when compared to the insurance maintained by or on behalf of the Transferred Entities on the date hereof, in each case with respect to claims arising out of or relating to events which occurred on or prior to the Closing (including in connection with the transactions contemplated by this Agreement) (the “D&O Tail Policy”). The cost of the D&O Tail Policy shall constitute a Transaction Expense. The D&O Tail Policy will be the primary obligor for any claims by the D&O Indemnified Parties under this Section 5.15, and the D&O Indemnified Parties shall seek recovery from the D&O Tail Policy (if and to the extent available) prior to seeking recourse from Purchaser, the Transferred Entities or any of their respective Affiliates or successors pursuant to the indemnification obligations in Section 5.15(a).
(c)    The obligations of Purchaser under this Section 5.15 shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party without the express written consent of such affected D&O Indemnified Party. The rights of the D&O Indemnified Parties under this Section 5.15 shall be in addition to any rights such D&O Indemnified Parties may have under the Organizational Documents of the Transferred Entities, or under any applicable Contracts or Laws.
Section 5.16    [Reserved].
Section 5.17    Financing Cooperation.
(a)    Prior to the Closing, Seller shall use its commercially reasonable efforts to provide (or cause the Purchased Entities and their respective Subsidiaries to use each of their reasonable best efforts to provide) customary cooperation and all customary financial information in connection with any debt financing (the “Debt Financing”) obtained by Purchaser for purpose of financing the Transactions or any other transactions contemplated hereunder (it being understood that the receipt of any such financing is not a condition to Closing) to the extent reasonably requested by Purchaser, which assistance shall include, but not be limited to, the following:
(i)    upon reasonable advance notice and at mutually agreeable times and locations, participate in a reasonable number of bank meetings, due diligence sessions, lender presentations, drafting sessions, road shows and similar presentations and sessions (in each case, via video or telephonic conference) to and with the financing sources and rating agencies, as applicable, including direct contact between senior management and the other Representatives of Seller, on the one hand, and the financing sources and rating agencies, as applicable, on the other hand, in each case to the extent customary for debt financings of such type and reasonably requested by Purchaser;
(ii)    use reasonable best efforts to furnish to Purchaser such customary historical financial and other factual information regarding Purchased Entities and their respective Subsidiaries as may be reasonably requested by Purchaser and is (A) customarily provided in connection with financings of the type contemplated by any Debt Financing, (B) reasonably necessary for the completion of such Debt Financing, including the Business Financial Statements, and (C) reasonably available and prepared in the ordinary course of business (it being agreed that the preparation of any pro forma financial statements shall be the responsibility of Purchaser);
(iii)    use reasonable best efforts to provide to Purchaser and its financing sources at least four Business Days prior to the Closing Date all documentation and other information required by any Governmental Entity under applicable “know your customer” and anti-money laundering rules and regulations to the extent reasonably requested in writing by Purchaser at least nine Business Days prior to the Closing; and

(iv)    use reasonable best efforts to assist Purchaser in preparing customary offering memoranda, rating agencies presentations, lender presentations, investor presentations, prospectuses and other similar documents in connection with any Debt Financing;
provided that neither Seller nor any of its Affiliates shall be required to take or permit the taking of any action pursuant to this Section 5.17 that could (A) unreasonably interfere with the ongoing commercial operations of Seller or any of its Affiliates in Seller’s good faith judgement, (B) require Seller or any of its Affiliates or any persons who are officers or directors of such entities to pass resolutions or consents to approve or authorize the execution of the Debt Financing or enter into, execute or deliver any certificate, document, instrument or agreement in connection with the Debt Financing, in each case, that is not effective or conditioned, as applicable, upon the Closing or that would not terminate without liability to Seller or any of its Affiliates upon the termination of this Agreement, (C) cause any representation or warranty in Article III to be breached, (D) require Seller or any of its Affiliates to pay any commitment or other similar fee or incur or reimburse any other expense, liability or obligation, or give indemnities in connection with the Debt Financing or otherwise incur any obligation under any agreement, certificate, document or instrument in connection with the Debt Financing, (E) subject any director, officer, employee or equityholder of Seller or any of its Affiliates to incur any personal liability, (F) conflict with the Organizational Documents of Seller or any of its Affiliates or any Laws, (G) reasonably be expected to result in a violation or breach of, or a default (with or without notice, lapse of time, or both) under, any Material Contract to which Seller or any of its Affiliates is a party, (H) provide access to or disclose information that Seller or any of its Affiliates determines in good faith (after consultation with counsel) the provision or disclosure of which would jeopardize any attorney-client privilege, attorney work product or other similar legal privilege or protection of Seller or any of its Affiliates, (I) require the delivery of any opinion of counsel in connection with the Debt Financing, or (J) require Seller or any of its Affiliates to prepare or deliver any financial statements or other information that cannot be produced or provided without unreasonable cost or expense. Nothing contained in this Section 5.17(a) or otherwise shall require Seller or any of its Affiliates, prior to the Closing, to be an issuer or other obligor with respect to the Debt Financing.
(b)    Purchaser shall, promptly upon written request by Seller, reimburse Seller and its Affiliates for all reasonable and reasonably documented out-of-pocket third-party costs, fees and expenses incurred by them or their respective Representatives in connection with such cooperation pursuant to this Section 5.17 and shall, promptly upon written request by Seller, reimburse, and shall indemnify and hold harmless Seller and any of its Affiliates and their respective Representatives from and against any and all Losses suffered or incurred by them in connection with the arrangement of the Debt Financing, including by providing the cooperation contemplated by this Section 5.17 and any information used in connection therewith, except to the extent resulting from the gross negligence, Fraud or willful misconduct of Seller or any of its Affiliates or Representatives arising from incorrect or misleading information provided by Seller or any of its Affiliates or Representatives.
(c)    Purchaser’s use of Seller’s and its Subsidiaries’ logos in connection with the Debt Financing shall be subject to Seller’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed, so long as such logos are used solely in a manner that is not intended or reasonably likely to harm, disparage or otherwise adversely affect Seller or any of its Subsidiaries or the reputation or goodwill of Seller or any of its Subsidiaries, and

Purchaser shall provide Seller with a reasonable opportunity to review any documents, communications or other materials in connection with which such logos are used and consider in good faith any reasonable comments of Seller prior to the distribution, disclosure or use thereof.
(d)    Notwithstanding anything to the contrary in this Agreement, as it applies to Seller’s obligations under this Section 5.17, Seller shall not be deemed to be in breach of such obligations unless (i) Seller has failed to act in good faith to comply with the cooperation and assistance set forth herein, (ii) Purchaser has notified Seller of such failure in writing a reasonably sufficient amount of time prior to the Closing to afford Seller with a reasonable opportunity to cure such failure, and (iii) such failure has been a proximate cause of Purchaser’s failure to receive the proceeds of the Debt Financing.
(e)    The Parties acknowledge and agree that the provisions contained in this Section 5.17 represent the sole obligation of Seller and its Affiliates with respect to cooperation in connection with the arrangement of any financing (including the Debt Financing) to be obtained by Purchaser with respect to the Transaction and the other transactions contemplated by this Agreement, and no other provision of this Agreement (including any Annexes, Exhibits and Schedules hereto) shall be deemed to expand or modify such obligations. In no event shall the receipt or availability of any funds or financing (including the Debt Financing) by Purchaser or any of its Affiliates or any other financing or other transactions be a condition to any of Purchaser’s obligations under this Agreement.
(f)    All non-public or otherwise confidential information regarding Seller or its Affiliates provided by Seller to Purchaser or its Representatives pursuant to this Section 5.17 shall be kept confidential in accordance with Section 5.4.
Section 5.18    Restrictions on and Registration of the Closing Payment Shares.
(a)    Purchaser Common Stock issued pursuant to the terms of this Agreement will be issued in a transaction exempt from registration under the Securities Act (by reason of Regulation S promulgated under the Securities Act and/or Section 4(a)(2) of the Securities Act) and therefore may not be re-offered or resold other than in conformity with the registration requirements of the Securities Act and such other applicable rules and regulations or pursuant to an exemption therefrom. Purchaser Common Stock to be issued pursuant to the terms of this Agreement will be “restricted securities” within the meaning of Rule 144 and may not be offered, sold, pledged, assigned or otherwise transferred (a) other than pursuant to an effective registration statement with respect thereto under the Securities Act and any applicable U.S. state securities laws at such time or (b) an exemption from such registration exists, and in either case Purchaser receives an opinion of counsel to Purchaser or the holder of such securities (which counsel and opinion are reasonably satisfactory to Purchaser), that such securities may be offered, sold, pledged, assigned or transferred in the manner contemplated. Purchaser Common Stock issued hereunder shall, if certificated, bear an appropriate legend (or if held in book entry form, will be noted) with respect to such restrictions in substantially the form set forth below.
THE TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS PROHIBITED EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) AND/OR SECTION 4(A)(2) OF THE SECURITIES ACT, PURSUANT TO

REGISTRATION UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION. HEDGING TRANSACTIONS INVOLVING THE SHARES REPRESENTED HEREBY MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT. THIS CERTIFICATE MUST BE SURRENDERED TO THE ISSUER OR ITS TRANSFER AGENT AS A CONDITION PRECEDENT TO THE SALE, PLEDGE, HYPOTHECATION OR ANY OTHER TRANSFER OF ANY INTEREST IN ANY OF THE SHARES REPRESENTED BY THIS CERTIFICATE.
(b)    To ensure compliance with the restrictions imposed by this Agreement, Purchaser may issue appropriate “stop-transfer” instructions to its transfer agent. Purchaser shall not be required (i) to transfer on its books any shares of Purchaser Common Stock that have been sold or otherwise transferred in violation of any of the provisions of this Agreement, or (ii) to treat as owner of such shares of Purchaser Common Stock, or to accord the right to vote or pay dividends, to any purchase or other transfer to whom such shares of Purchaser Common Stock has been purportedly so transferred.
(c)    Seller agrees (i) to resell any securities of Purchaser only in accordance with the provisions of Regulation S promulgated under the Securities Act and/or Section 4(a)(2) of the Securities Act, pursuant to registration under the Securities Act or pursuant to an available exemption from registration and not to engage in hedging transactions with regard to any securities of Purchaser unless in compliance with the Securities Act, (ii) that Purchaser is hereby required to refuse to register any transfer of any securities of Purchaser issued to Seller not made in accordance with, and that any certificates for any securities of Purchaser issued to Seller shall contain the legend set forth above stating that transfer is prohibited except in accordance with the provisions of Regulation S promulgated under the Securities Act and/or Section 4(a)(2) of the Securities Act, pursuant to registration under the Securities Act or pursuant to an available exemption from registration, and (iii) that hedging transactions with regard to any securities of Purchaser issued to Seller may not be conducted unless in compliance with the Securities Act.
(d)    Purchaser shall cause its transfer agent to take such actions as are necessary or advisable to give effect to the issuance of the Closing Payment Shares at the Closing.
(e)    Purchaser will file within 10 calendar days after the Closing a registration statement on Form S-3 or, if Form S-3 is not available to Purchaser, another appropriate form (including any amendments or supplements, the “Registration Statement”) registering the resale of all of the Closing Payment Shares issued to Seller pursuant to Section 2.2(b)(i)(B) and the prospectus (including any amendments or supplements, the “Prospectus”) forming part of the Registration Statement in compliance with Rule 415 under the Securities Act covering the resale on a delayed or continuous basis of all of the Registrable Securities. Such Registration Statement shall be an “automatic shelf registration statement” as defined pursuant to Rule 462(e) if Purchaser so qualifies, and to the extent Purchaser does not so qualify, Purchaser shall use commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as soon as reasonably practicable after such Registration Statement is filed with the SEC. Purchaser shall use commercially reasonable efforts to keep the Registration Statement effective, and, if the Registration Statement is on Form S-1, to prepare and file with the SEC such amendments, including post-effective amendments, and supplements as may be reasonably necessary to keep the Registration Statement continuously effective for a period of one year following the Closing Date or, if sooner, the date on which all shares of Purchaser Common Stock subject to the Registration Statement cease to be Registrable Securities hereunder.
(f)    The Registration Statement and Prospectus shall only include the Registrable Securities, and as a condition to its obligations under this Section 5.18, Seller shall furnish to Purchaser information that is required to satisfy the disclosure requirements relating to the registration and the distribution of such securities under the Securities Act and the rules and regulations promulgated thereunder as Purchaser may from time to time reasonably request in writing. None of the information supplied (or to be supplied) by or on behalf of Seller for inclusion or incorporation by reference in the applicable Registration Statement or Prospectus will, at the time the Registration Statement becomes effective under the Securities Act (or with respect to any post-effective amendments or supplements thereto, at the time such post-effective amendments or supplements become effective under the Securities Act), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.
(g)    Purchaser shall have the right at any time, upon notice (with immediate effect) to Seller, to (i) delay the filing of the Registration Statement or a request for acceleration of the effective date for the shortest period of time reasonably possible, provided, however, that Purchaser shall not exercise such right more than twice in any one-year period, and the aggregate duration of all such delays in any one-year period shall not exceed 60 calendar days, or (ii) suspend the use of the Registration Statement or the Prospectus after effectiveness and require that Seller immediately cease sales of shares pursuant to any Registration Statement or Prospectus in the event that (A) Purchaser is or may be in possession of material non-public information, the failure of which to disclose in the Registration Statement or the Prospectus could result in a violation of securities laws, (B) there is a pending negotiation or consummation of a material financing, acquisition, disposition, corporate reorganization, merger, other transaction or other material event or circumstance affecting Purchaser or its securities that Purchaser believes in good faith would require additional disclosure by Purchaser in the Registration Statement and that Purchaser has a bona fide business purpose of keeping confidential or (C) any other event occurs that makes any statement of a material fact made in such Registration Statement or Prospectus, including any document incorporated by reference therein, untrue or that requires the making of any additions or changes in such Registration Statement or Prospectus in order to make the statements therein not misleading. The right to delay or suspend any continued use of the Registration Statement or the Prospectus after effectiveness shall only be exercised by Purchaser for the shortest period of time determined in good faith by Purchaser to be necessary for such purpose; provided, however, that Purchaser shall not exercise such right more than twice in any one-year period, and the aggregate duration of all such delays or suspensions in any one-year period shall not exceed 60 calendar days. If Purchaser suspends the use of the Registration Statement or Prospectus and requires Seller to cease sales of shares pursuant to this Section 5.18, Purchaser shall, as promptly as reasonably practicable following the termination of the circumstance which entitled Purchaser to do so, take such actions as may be reasonably necessary to terminate such suspension and give written notice to Seller authorizing it to resume sales pursuant to such Registration Statement and the Prospectus. If as a result thereof any Registration Statement or Prospectus has been amended to comply with the requirements of the Securities Act, Purchaser shall enclose such revised Registration Statement or Prospectus with the notice to Seller given pursuant to this Section 5.18, and Seller shall make no offers or sales of shares pursuant to such Registration Statement other than by means of such revised Prospectus. Purchaser need not specify the nature of the event giving rise to any delay or suspension in any notice to Seller.
(h)    With a view to making available the benefits of certain rules and regulations of the SEC that may permit the sale of the Registrable Securities to the public without registration, following Closing for so long as any Registrable Securities remain outstanding, Purchaser agrees to use its commercially reasonable efforts to: (i) file with the SEC in a timely manner all periodic reports required of Purchaser under the Exchange Act; and (ii) furnish at Purchaser’s expense legal opinions or instruction letters regarding the removal of restrictive legends as contemplated by this Section 5.18, subject to the receipt by Purchaser and its outside legal counsel and transfer agent of such representation letters from Seller and Seller’s broker as may be reasonably requested in writing by Purchaser and its outside legal counsel or transfer agent in connection with such legend removal.
(i)    All fees and expenses incurred by Purchaser in connection with Purchaser’s performance of or compliance with this Section 5.18, including, SEC, stock exchange or registration and filing fees and all listing fees shall be borne by Purchaser.
(j)    Prior to Closing, with a view to maintaining its eligibility to use Form S-3 pursuant to General Instruction B.3. for secondary offerings and to remain a “well-known seasoned issuer” as defined in Rule 405 of the Securities Act, Purchaser will use commercially reasonable efforts to file with the SEC in a timely manner all periodic reports required of Purchaser under the Exchange Act.
(k)    Purchaser’s obligations under this Section 5.18 shall terminate one year following the Closing Date.
Section 5.19    Acknowledgment of Pre-Closing Services. Purchaser acknowledges that Seller and its Affiliates provide various services, rights and support to the Business (including with respect to the following matters: tax, legal, compliance and governmental affairs, information technology support, audit, accounting, treasury, insurance, business development, intercompany financing and access to shared facilities), in each case, that will not continue after the Closing except to the extent expressly provided in the Transition Services Agreement.
Section 5.20    Certain Reorganization Matters.
(a)    As promptly as reasonably practicable following the date of this Agreement (and in any event within 30 days following the date hereof), the Parties, acting reasonably and in good faith, shall cooperate to finalize the draft restructuring plan set forth on Exhibit A in a form reasonably acceptable to each Party to reflect the changes set forth on Section 5.20(a) of the Disclosure Schedules and any other changes that the Parties agree to (the “Final Restructuring Plan”). As part of the Pre-Closing Reorganization, Seller shall, and shall cause its Affiliates to, in accordance with and as expressly specified in the Final Restructuring Plan (i) transfer all rights, properties, assets and Liabilities primarily related to the Retained Business from any Transferred Entity to Seller or one of its designated Affiliates (other than a

Transferred Entity), excluding any Nexus Platform Assets; and (ii) transfer all Transferring Intellectual Property Rights and Transferring Technology and all other rights, properties, assets and Liabilities primarily Related to the Business from Seller or any of its Affiliates (other than a Transferred Entity) to the Transferred Entities; provided, that Seller shall also ensure that the Transferred Entities possess a copy of all Technology owned or purported to be owned by Seller or any of its Affiliates (other than the Excluded Entities) that is Related to the Business but is not Transferring Technology. Neither Seller nor any of its Affiliates (other than any Transferred Entities) shall retain any Technology included in the Transferring Technology or any copies thereof, other than a copy of the Nexus Platform Assets.
(b)    In furtherance of the foregoing, Seller shall, and shall cause its Affiliates to, take all steps as are reasonably required to consummate the transactions constituting the Pre-Closing Reorganization in accordance with the terms set out in the Final Restructuring Plan prior to the Closing; provided that if the steps set forth on Section 5.20(b) of the Disclosure Schedules are so completed, Seller shall have performed its obligation hereunder in all material respects, and following the Closing, Seller shall, and shall cause its Affiliates to, at their sole cost and expense, take all actions reasonably necessary to complete any other steps to the extent not completed prior to the Closing (and Purchaser shall cooperate in good faith with respect thereto, subject to reimbursement of any costs incurred by the Transferred Entities in connection with such cooperation). From the date hereof, Seller shall, and shall cause its Affiliates and Representatives to (i) keep Purchaser reasonably informed in respect of the actions, status and progress of the Pre-Closing Reorganization, and (ii) prior to the earlier of entry into, adoption, filing or effectiveness thereof, as applicable, provide Purchaser with an opportunity to review and comment on drafts of all documentation contemplated or proposed to effectuate or evidence the Pre-Closing Reorganization (the “Pre-Closing Reorganization Documentation”). The Pre-Closing Reorganization Documentation provided to Purchaser to review and comment pursuant to this Section 5.20 (other than any Pre-Closing Reorganization Documentation that is ministerial or administrative in nature) shall in each case be in a form reasonably acceptable to Purchaser and subject to Purchaser’s prior written approval, not to be unreasonably withheld, conditioned or delayed; provided Purchaser shall provide any such comments to Seller as promptly as reasonably practicable and will be deemed to have consented if no comments are provided within 10 Business Days of Seller’s provision of substantially complete drafts thereof. Seller shall deliver to Purchaser final copies of all Pre-Closing Reorganization Documentation, other than Pre-Closing Reorganization Documentation that solely relates to the Retained Business or the Remaining Seller Group. For the avoidance of doubt, the Pre-Closing Reorganization Documentation shall be in such form as may be reasonably necessary to satisfy the requirements of applicable local Law and as may otherwise be reasonably agreed by the Parties solely in order to effectuate the transfers expressly contemplated by the Final Restructuring Plan. Seller may, subject to Purchaser’s prior written consent (not to be unreasonably withheld, conditioned or delayed), modify the Pre-Closing Reorganization prior to Closing. Neither Seller nor its Affiliates will amend or terminate Completed Reorganization Documents without the prior written consent of Purchaser and to the extent the Completed Reorganization Documents are inconsistent in any material respect with the terms set forth herein or the Final Restructuring Plan, Seller shall amend or otherwise correct such Completed Reorganization Documents to the extent reasonably necessary to correct such inconsistency prior to the Closing in a manner reasonably satisfactory to the Purchaser.

(c)    After the date of this Agreement, the Parties shall use commercially reasonable efforts to determine the feasibility, including with respect to costs (including Taxes) and timing, of effecting the sale, at the Closing, of each of CADLM SAS, Hexagon Manufacturing Intelligence GmbH, Hexagon Manufacturing Intelligence India Pvt Ltd, MSC Software Sweden AB and D&E Canada Software Ltd. (each, a “Direct Purchase Subsidiary”) directly to Purchaser or Purchaser’s designated Affiliates (each, a “Direct Purchase”), in lieu of indirectly transferring all of the Direct Purchase Subsidiaries as subsidiaries of D&E Sweden Parent AB. If the Parties agree to undertake any Direct Purchases, (i) the applicable Direct Purchase Subsidiary will be deemed a Purchased Entity for all purposes of this Agreement, and (ii) the Parties will work in good faith to agree on appropriate transfer procedures and amendments to this Agreement, including additional items to be delivered pursuant to Section 2.4 and amendments to Exhibit A; provided, that, with respect to Hexagon Manufacturing Intelligence GmbH, the Parties shall undertake such a Direct Purchase. If all Direct Purchase Subsidiaries are transferred in Direct Purchases, D&E Sweden Parent AB will no longer be deemed a Purchased Entity or Transferred Entity for all purposes of this Agreement.
(d)    The Parties agree to comply with the terms and conditions set forth on Section 5.20(d) of the Disclosure Schedules.
Section 5.21    Non-Solicitation.
(a)    Seller agrees that, for a period commencing upon the Closing and continuing for three years after the Closing Date, Seller shall not, and shall cause each of its Affiliates not to, without the prior written consent of Purchaser, directly or indirectly:
(i)    solicit or recruit, or attempt to solicit or recruit, for employment or engagement (whether as an employee, contractor, consultant or otherwise), hire or engage any Business Employee;
(ii)    induce, or attempt to induce, any Business Employee to terminate his or her employment or other engagement with, or otherwise cease his or her relationship with or services to, Purchaser or any of its Affiliates;
provided that nothing in this Section 5.21(a) shall be deemed to prohibit (x) any general solicitation for employment through advertisements and search firms not specifically directed at employees of Purchaser or any of its Subsidiaries or Business Employees or (y) the solicitation or hiring of any individual whose employment was terminated by Purchaser or its Affiliates or who has ceased to be employed by Purchaser or any of its Affiliates for a period of at least six months; provided that Seller may not hire any Business Employee, whether or not such individual responds to any such general solicitation or no longer is an employee of Purchaser or its Affiliates (other than as a result of termination by Purchaser or its Affiliates), for a period of 12 months after the Closing.
(b)    Seller agrees that, for a period commencing on the date hereof and continuing for (x) three years after the Closing Date, if the Closing occurs or (y) three years after the date of termination of this Agreement pursuant to Section 8.1, Seller shall not, and shall cause each of its Affiliates not to, without the prior written consent of Purchaser, directly or indirectly:

(i)    solicit or recruit, or attempt to solicit or recruit, for employment or engagement (whether as an employee, contractor, consultant or otherwise) any individual employed or engaged by Purchaser or its Affiliates (other than, if the Closing occurs, the Transferred Entities or any Business Employees, which obligations of Seller with respect to Business Employees are set forth in Section 5.21(a)) whom Seller or its Affiliates were first introduced to or made aware of in connection with the Transaction (and in either case, who Seller or its Affiliates had material contact with in connection with the Transaction, including the negotiations therefor and relating to the performance of any Transaction Documents or Key Employee Agreements, including after the Closing) (each, a “Purchaser Transaction Employee”); or
(ii)    induce, or attempt to induce, any Purchaser Transaction Employee to terminate his or her employment or other engagement with, or otherwise cease his or her relationship with or services to, Purchaser or any of its Affiliates;
provided that nothing in this Section 5.21(b) shall be deemed to prohibit (x) any general solicitation for employment through advertisements and search firms not specifically directed at employees of Purchaser or any of its Subsidiaries or any Purchaser Transaction Employee or Business Employee or (y) the solicitation or hiring of any individual whose employment was terminated by Purchaser or its Affiliates or who has ceased to be employed by Purchaser or any of its Affiliates for a period of at least six months.
(c)    Purchaser agrees that, for a period commencing on the date hereof and continuing for (x) three years after the Closing Date, if the Closing occurs, or (y) three years after the date of termination of this Agreement pursuant to Section 8.1, Purchaser shall not, and shall cause each of its Affiliates not to, without the prior written consent of Seller, directly or indirectly:
(i)    solicit or recruit, or attempt to solicit or recruit, for employment or engagement (whether as an employee, contractor, consultant or otherwise) any individual employed or engaged by Seller or its Affiliates (other than, if the Closing occurs, the Transferred Entities or any Business Employees or individuals who are Excluded Entity Personnel as of the date hereof or as of Closing) whom Purchaser or its Affiliates were first introduced to or made aware of in connection with the Transaction (and in either case, who Purchaser or its Affiliates had material contact with in connection with the Transaction, including the negotiations therefor and relating to the performance of any Transaction Documents, including after the Closing) (each, a “Seller Transaction Employee”), or
(ii)    induce, or attempt to induce, any Seller Transaction Employee to terminate his or her employment or other engagement with, or otherwise cease his or her relationship with or services to, Seller or any of its Subsidiaries;
provided that nothing in this Section 5.21(c) shall be deemed to prohibit (x) any general solicitation for employment through advertisements and search firms not specifically directed at employees of Seller or any of its Subsidiaries or (y) the solicitation or hiring of any individual whose employment was terminated by Seller or its Affiliates and who has ceased to be employed by Seller or any of its Affiliates for a period of at least six months.

Section 5.22    Other Restrictive Covenants.
(a)    Seller will not (and will cause its Affiliates not to), during the [***] period commencing on the Closing Date, engage in, manage, own, set up, operate, control, participate in, have any financial or beneficial interest in, the ownership, management, operation, financing or control of or provide any services to any business, entity or Person that is engaged in a Competing Business (including as a partner, member, manager, service provider, independent contractor, consultant, advisor, stockholder or equityholder, investor, or in any other capacity) in the Business Area (each, a “Competing Activity”); provided that the foregoing will not prohibit Seller or any of its Affiliates from:
(i)    the acquisition of all or any portion of the equity interests of any Person engaged in a Competing Activity; provided that the Competing Activity accounts for no more than [***] of such Person (based on its latest annual financial statements) and within [***] following consummation of such acquisition, Seller and its Affiliates, as applicable, divest, cease or winddown the portion of the business to the extent engaged in a Competing Activity;
(ii)    except with respect to Purchaser Common Stock, the acquisition, holding of investments or direct or indirect ownership of any voting stock, capital stock or other equity interest of any Person engaged in a Competing Activity, so long as such ownership interest is passive and represents less than [***] of the aggregate voting power or outstanding capital stock or other equity interests of such Person; provided that none of Seller or its Affiliates have the ability by contract or otherwise to control or exercise influence over the decision making of such Person;
(iii)    performing any Competing Activity for the benefit of, and at the written direction or request of, Purchaser or any of its Affiliates, including the performance of any Competing Activity required by Section 5.20(d) of the Disclosure Schedules or the Transition Services Agreement; or
(iv)    conducting any Retained Business (other than with respect to any Excluded Entity) as conducted by Seller or its Affiliates as of the Closing Date, including with respect to (A) those matters set forth on Section 5.22(a)(iv) of the Disclosure Schedules and (B) the Asset Lifecycle Intelligence and Safety, Infrastructure & Geospatial divisions and related businesses of Seller prior to or after its contemplated spin-off-.
(b)    The Parties mutually agree that (i) each of Section 5.21 and this Section 5.22 is reasonable and necessary to protect and preserve Purchaser’s and Seller’s legitimate business interests and the value of the Business, the Transferred Entities and the Retained Business, and to prevent any unfair advantage conferred on Seller or its Affiliates and their respective successors taking into account and in specific consideration of the undertakings and obligations under this Agreement and the other Transaction Documents, (ii) but for such covenants, Purchaser would not have entered into this Agreement, and (iii) irreparable harm would result to Purchaser and its Affiliates as a result of a violation or breach (or potential violation or breach) by Seller or its Affiliates of Section 5.21 or Section 5.22 and to Seller or its Affiliates as a result of a violation or breach (or potential violation or breach) by Purchaser or its Affiliates of Section 5.21. The Parties acknowledge and agree that the restrictions contained in this Agreement are reasonable for the purpose of preserving for Purchaser and its Affiliates the benefit of the proprietary rights, ongoing business value and goodwill of the Business, the Transferred Entities and the Retained Business. If any covenant or agreement set forth in Section 5.21 or this Section 5.22 is found by any court of competent jurisdiction to be invalid or unenforceable, because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area or otherwise conflicts with applicable Law in any jurisdiction, then such court is empowered to reform such covenant or agreement (including by reducing the scope, duration or geographic area of the term or provision, deleting specific words or phrases or replacing any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision), and such covenant will be deemed reformed, only in such jurisdiction to extend only over the maximum period of time, range of activities or geographic area, or otherwise, so as to effect the original intention of the Parties to this Agreement with respect to such invalid or unenforceable term or provision and render such covenant or agreement valid and enforceable. The Parties further agree and acknowledge that: (i) no proceeds will be received or receivable by Seller or its Affiliates for granting the restrictive covenants under Section 5.21 or this Section 5.22 and (ii) the restrictive covenants under Section 5.21 or this Section 5.22 are integral to this Agreement and have been granted to maintain or preserve the fair market value of the Business, the Transferred Entities and the Retained Business.

(c)    The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the provisions of Section 5.21 or this Section 5.22 were not performed in accordance with their specific terms. Accordingly, it is hereby agreed that the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of and enforce specifically the terms and provisions of Section 5.21 or this Section 5.22 in any court of the United States or in the courts of any state having jurisdiction, or in the courts of any other country or locality thereof having jurisdiction, this being in addition to any other remedy to which they are entitled at Law or in equity. The Party seeking to enforce Section 5.21 or this Section 5.22 shall not be required to provide any bond or other security in connection with any such order or injunction when seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.
(d)    For purposes of Section 5.21 and this Section 5.22, “Affiliates” shall not include any actual or potential acquiror of Seller or any of its Affiliates; provided that, a Competing Business of any such acquiror shall be operated by such acquiror independently from the operations of Seller and its applicable Affiliates and any such acquiror shall not be permitted to use Seller’s or its applicable Affiliates’ information, assets (including intellectual property) or employees to engage in a Competing Activity; provided further that, the acquisition of Seller or its Affiliates shall not limit the applicability of the restrictive covenants in Section 5.21 or this Section 5.22 to Seller or its Affiliates.
Section 5.23    Payoff Letters and Invoices. Seller shall obtain and deliver or caused to be obtained or delivered to Purchaser, at least three Business Days prior to the Closing Date, accurate and complete copies of (a) payoff letters (each, a “Payoff Letter”) in form and substance satisfactory to Purchaser with respect to any Indebtedness (i) for borrowed money of any Transferred Entity, (ii) that is guaranteed by any Transferred Entity, or (iii) that is secured by a Lien on any asset or property of the Business or any Transferred Entity (such Indebtedness,

“Covered Indebtedness”), in each case evidencing full repayment and satisfaction of all such items of Indebtedness and providing for the release or termination, as applicable, of any Liens in respect of such Indebtedness (including delivering prepayment or termination notices as required by the terms of any existing indebtedness and delivering payoff letters contemplated by this Agreement and UCC-3 or equivalent financing statements or termination notices, dated no more than three Business Days prior to the Closing Date); and (b) an invoice (each, an “Invoice”) from each advisor or other service provider to any Retained Entity or Transferred Entity, as applicable, dated no more than three Business Days prior to the Closing Date, with respect to all Transaction Expenses estimated to be due and payable to such advisor or other service provider, as the case may be, as of the Closing Date. If requested by Purchaser no later than two Business Days following receipt of the Closing Statement pursuant to Section 2.5(b), Seller shall use reasonable best efforts to pay or repay, or cause to be paid or repaid, prior to the Closing Date, any Covered Indebtedness and Transaction Expenses specified by Purchaser from the available Cash Amount of the Transferred Entities that, absent any such payment contemplated by this Section 5.23, would have otherwise been included in the “Closing Cash Amount” at the Closing in accordance with the terms of this Agreement.
Section 5.24    Transition Services Agreement. As soon as reasonably practicable after the date hereof and in any event prior to the Closing, Seller shall deliver to Purchaser a breakdown of the actual costs for Seller and Purchaser to provide the Services (as defined in the Transition Services Agreement) as of the Closing, including (a) the identification of direct costs, (b) the allocation of costs (based on usage) for those transitional services shared between the Business and the Retained Business, and (c) third-party pass-through costs. From the date hereof until Closing, Seller shall provide Purchaser with such reasonable access to Seller’s and its Affiliates’ personnel during normal business hours to assist in identifying any Omitted Service. For purposes of this Section 5.24, an “Omitted Service” means (i) with respect to Purchaser as the Services recipient, transitional services that Purchaser may require from and after the Closing that are different or in addition to those set forth in Exhibit E and, in each case, that were actually provided by Seller or its Affiliates to the Business, the Excluded Entities in relation to the Business Products or the Transferred Entities in the ordinary course of business during the 12-month period preceding the date hereof, and (ii) with respect to Seller as the Services recipient, transitional services that Seller may require from and after the Closing that are different or in addition to those set forth in Exhibit E and, in each case, that were actually provided by Seller or its Affiliates (including the Transferred Entities) to the Retained Business during the 12-month period preceding the date hereof and solely using assets or properties held by the Transferred Entities as of Closing, but in each case of clauses (i) and (ii), excluding any services (A) set forth on Section 3.8 of the Disclosure Schedules or (B) set forth in Section 2.1(g) of the Transition Services Agreement. Without limiting either Party’s rights under the Transition Services Agreement after the Closing, at either Party’s request provided with a reasonable amount of time to be implemented prior to Closing, the Parties will amend Schedule 1-A or Schedule 1-B as applicable, to the Transition Services Agreement to include any Omitted Service requested by the other Party, which Omitted Service shall be provided subject to the terms of the Transition Services Agreement. Seller and Purchaser shall work together, each acting reasonably and in good faith, to agree and document the description for each Omitted Service. For the avoidance of doubt, the service charges shall be determined in accordance with the methodology for determining fees set forth in the body of the Transition Services Agreement.

Section 5.25    Proposed Spin-Offs. The consummation by Seller or any of its Affiliates of a sale or spin-off of any of the Asset Lifecycle Intelligence or Safety, Infrastructure & Geospatial divisions and related businesses of Seller or its Affiliates shall not relieve Seller of any of its obligations under this Agreement in connection therewith. In the event that Seller or any of its Affiliates consummates any such sale or spin-off, references to Affiliates of Seller in Article V and Article VI shall be deemed to include such sold or spun-off division or related business, and Seller shall be responsible for any breach of any of the provisions of Article V or Article VI by such sold or spun-off division or related business.
Section 5.26    New Systems. The Parties acknowledge that, prior to the Closing, Seller and its Affiliates are building new information technology systems and supporting operational processes described in Section 5.26 of the Disclosure Schedules (collectively, the “New Systems”) to replace certain existing systems and operational processes previously used by the Business (collectively, the “Existing Systems”). Seller shall, and shall cause its Affiliates to, use commercially reasonable efforts to (i) complete the build and stand-up of the New Systems by no later than the Closing Date such that the New Systems (inclusive of any manual workarounds) will enable the Business to operate in all material respects as it operates as of the date of this Agreement, (ii) keep Purchaser reasonably apprised of the status of, and provide Purchaser with information reasonably requested by Purchaser with respect to the build and stand-up of the New Systems and consider in good faith any reasonable feedback that Purchaser may have with respect thereto, (iii) run at least one month-end close cycle on any New Systems with fully trained resources and cutover from Existing Systems to facilitate operational and reporting readiness and provide to Purchaser the results thereof and of any other readiness testing (provided that this clause (iii) shall not delay the Closing), and (iv) to the extent that Purchaser (acting reasonably and in good faith) identifies any material deficiency in the New Systems at or prior to the Closing, use commercially reasonable efforts to remediate such material deficiency prior to the Closing (including by way of maintaining any applicable Existing Systems to provide support to the Business following Closing pursuant to the Transition Services Agreement).
Section 5.27    Further Assurances. Each of the Parties agrees to use its reasonable best efforts before and after the Closing Date to take or cause to be taken all action, to do or cause to be done, and to reasonably assist and cooperate with the other Party in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective, in the most expeditious manner practicable, the Transaction, including the Pre-Closing Reorganization and the execution and delivery of the Transaction Documents and Key Employee Agreements, and the taking of such other actions, as the other Party may reasonably require in order to carry out the intent of this Agreement.
ARTICLE VI
CERTAIN TAX MATTERS
Section 6.1    Cooperation and Exchange of Information.
(a)    From and after the date hereof, each Party shall, and shall cause its Affiliates to, provide to the other Party such cooperation, documentation and information relating to the Transferred Entities as either of them may reasonably request and as is reasonably required in connection with (i) filing or amending any Tax Return or claiming a refund, (ii) determining a Liability for Taxes or a right to refund of Taxes, or (iii) conducting any Tax Proceeding.

(b)    With respect to any Tax Returns or information of Seller or its Affiliates relating to the Retained Business provided to Purchaser by Seller pursuant to Section 6.1(a), Purchaser will make such information available to its personnel only to the extent reasonably necessary for applicable Tax-related purposes.
(c)    Notwithstanding anything to the contrary in this Agreement, neither Seller nor any of its Affiliates will be entitled to review any income Tax Return of Purchaser or any of its Affiliates or any work papers related thereto.
(d)    Each Party shall retain all Tax Returns, schedules and work papers and all material records and other documents relating to Tax matters of the Transferred Entities for their respective Tax periods ending on or prior to the Closing Date until the later of (i) the expiration of the statute of limitations (and, to the extent notified, any extensions thereof) for the Tax periods to which the Tax Returns and other documents relate or (ii) eight years following the due date (without extension) for such Tax Returns, and to abide by all record retention agreements entered into with any Taxing Authority.
Section 6.2    Transfer Taxes. The Party responsible under applicable Law for filing Tax Returns with respect to any Transfer Taxes shall prepare and timely file such Tax Returns. Seller shall be solely responsible, and shall indemnify and hold harmless, Purchaser and its Affiliates in respect of any Transfer Taxes resulting from the Pre-Closing Reorganization as provided pursuant to Section 9.2(a). Purchaser and Seller shall each bear 50% of any Transfer Taxes incurred in connection with the purchase and sale described in Section 2.1; provided that, if any Direct Purchases occur, Purchaser shall be responsible for any Transfer Taxes imposed on the Direct Purchase (to the extent such Transfer Taxes exceed the Transfer Taxes that would have been imposed had the transfer of the relevant Direct Purchase Subsidiary occurred indirectly via the purchase of D&E Sweden Parent AB).
Section 6.3    Tax Sharing Agreements. Before the Closing Date, the rights and obligations of the Transferred Entities pursuant to all Tax sharing agreements or arrangements (for the avoidance of doubt, excluding this Agreement), if any, to which any of the Transferred Entities, on the one hand, and Seller or any of its Affiliates (excluding the Transferred Entities), on the other hand, are parties, shall terminate, and neither Seller nor any of its Affiliates (excluding the Transferred Entities), on the one hand, nor any of the Transferred Entities, on the other hand, shall have any rights or obligations to each other after the Closing in respect of such agreements or arrangements.
Section 6.4    Tax Treatment of Payments. Except to the extent otherwise required by applicable Laws, the Parties and their respective Affiliates shall treat any and all payments under Section 2.5 as an adjustment to the Purchase Price for Tax purposes.
Section 6.5    Certain Tax Returns.
(a)    Seller shall prepare, or cause to be prepared, all U.S. federal, state and local Tax Returns (including Affiliated Tax Returns) required to be filed by a Transferred Entity that are required to be filed after the date hereof and prior to the Closing (each a “Seller Prepared Interim Tax Return”). Seller shall submit a draft of any income or material non-income Seller Prepared Interim Tax Return, together with all reasonably requested supporting documentation and workpapers, to Purchaser for Purchaser’s review and approval (not to be unreasonably withheld, conditioned or delayed) at least 30 days prior to the date such Seller Prepared Interim Tax Return is due, taking into account extensions, or in the case of any such non-income Tax Return such shorter period as is reasonable under the circumstances, and shall timely file such Tax Return as so approved by Purchaser and pay all Taxes shown as due and owing thereon.
(b)    So long as HMI LLC is the common parent and agent under applicable Law for an HMI Tax Group for a relevant Tax period as contemplated by Section 6.5(e), Seller shall prepare (or cause to be prepared) the applicable income Tax Returns of the HMI Tax Group for such period if such Tax Return is filed or required to be filed after the Closing (each a “Seller Prepared Affiliated Tax Return”). Seller shall submit a draft of any Seller Prepared Affiliated Tax Return, together with all material supporting documentation and workpapers, to Purchaser for Purchaser’s review and approval (not to be unreasonably withheld, conditioned or delayed) at least 30 days prior to the date such Seller Prepared Affiliated Tax Return is due, taking into account extensions, and shall timely file such Tax Return as so approved by Purchaser and pay all Taxes shown as due and owing thereon, except to the extent (if any) that such Taxes were specifically included in the Pre-Closing Income Tax Amount as finally determined pursuant to Section 2.5.
(c)    Purchaser shall prepare, or cause to be prepared, all Affiliated Tax Returns relating to Affiliated Tax Groups where a Transferred Entity is the common parent for Pre-Closing Tax Periods beginning on or after January 1 of the year in which the Closing occurs and all other Tax Returns of the Transferred Entities for any Pre-Closing Tax Period that are filed after the Closing Date (for the avoidance of doubt, other than a Seller Prepared Affiliated Tax Return) (each a “Purchaser Prepared Tax Return”). Purchaser shall submit a draft of any Affiliated Tax Return that is a Purchaser Prepared Tax Return and any other material Purchaser Prepared Tax Return, together with all material supporting documentation and workpapers, to Seller for Seller’s review and approval (not to be unreasonably withheld, conditioned or delayed) at least 30 days prior to the date such Purchaser Prepared Tax Return is due, taking into account extensions, or in the case of any non-material Affiliated Tax Return or non-income Tax Return such shorter period as is reasonable under the circumstances. For the avoidance of doubt, drafts of Purchaser Prepared Tax Returns provided to Seller may be pro forma Tax Returns for the Transferred Entities. Seller shall pay to Purchaser at least five Business Days prior to the date that the Taxes shown as due on such Purchaser Prepared Tax Return are required to be remitted to the applicable Taxing Authority all Taxes shown as due and owing on any Purchaser Prepared Tax Return as filed (in the case of any Straddle Period, to the extent relating to the portion of the Straddle Period ending on the Closing Date in accordance with Section 6.7), except to the extent included as a liability in Closing Indebtedness or Closing Working Capital (as finally determined under Section 2.5).
(d)    Any income Tax Return prepared and filed pursuant to this Section 6.5 shall be prepared by Ernst & Young or Deloitte, or another “big four” accounting firm engaged by the preparing party and reasonably acceptable to the other, and shall not include any position not supportable at a “more likely than not” or higher level of comfort. Without limiting the foregoing, the values for any material assets transferred by the Transferred Entities (or their predecessors for income Tax purposes), including the equity of HMI LLC, in connection with the Pre-Closing Reorganization or otherwise prior to the Closing Date shall be based on valuations obtained by Seller at its own expense from Deloitte, or from another independent valuation firm reasonably acceptable to Purchaser, and Seller shall provide all information to such valuation firm necessary to ensure that such valuations may be reasonably relied upon for such purpose (and that any such valuations are subject only to reasonable and customary assumptions). Any dispute over any position taken on any Tax Return described in Section 6.5(a), (b) or (c) shall be submitted to a mutually agreeable neutral “big four” accounting firm for resolution according to similar procedures as those set forth in Section 2.5(d).
(e)    Seller shall cause HMI LLC to take all steps reasonably necessary and legally available to remain the common parent and agent of HMI Tax Group with respect to all Tax periods of such Affiliated Tax Group ending before the year of the Closing under Treasury Regulations Section 1.1502-77 as the successor of HMI Inc. under Treasury Regulations Section 1.1502-77(b)(1) and under any analogous provision of state or local Tax law (each such Tax period, an “HMI Agent Taxable Period”). Purchaser (or Purchaser’s designee) shall have the authority to designate the agent of all Affiliated Tax Groups for all taxable periods that are not HMI Agent Taxable Periods (including, for the avoidance of doubt, any taxable period ending on the Closing Date).
(f)    Neither Purchaser and its Affiliates nor Seller and its Affiliates shall amend any Affiliated Tax Return except in a manner consistent with the procedures set forth in Section 6.5 and such amendment shall require the prior written consent of the other party (not to be unreasonably withheld, conditioned or delayed).
Section 6.6    Certain Tax Proceedings.
(a)    Seller shall promptly notify Purchaser, and Purchaser shall promptly notify Seller, upon receipt of written notice of any Tax Proceeding in respect of any Affiliated Tax Return or Taxes of any Transferred Entity (including any predecessor of a Transferred Entity for relevant Tax purposes), in each case for a Pre-Closing Tax Period (each a “Covered Tax Proceeding”).
(b)    To the extent a Covered Tax Proceeding relates solely to Tax periods and HMI Tax Group Tax Returns for which HMI LLC is (and continues to be throughout the course of the Covered Tax Proceeding) the common parent and agent under applicable Law as contemplated by Section 6.5(e), such Covered Tax Proceeding shall be controlled by Seller so long as Seller acknowledges to Purchaser in writing and without reservation of rights that there exists an indemnification obligation hereunder related to all Taxes and other Losses arising out of such Covered Tax Proceeding. In the case of a Covered Tax Proceeding controlled by Seller pursuant to this Section 6.6(b), (i) Seller will keep Purchaser informed of all material developments in such Covered Tax Proceeding (including providing a copy of the relevant communications or other documents); (ii) Purchaser shall, at its sole cost and expense, have the right to participate on a reasonable basis in such Covered Tax Proceeding and provide comments to any written submissions in such Covered Tax Proceeding, and any reasonable comments shall be reflected by Seller, and (iii) Seller shall not settle or compromise such Covered Tax Proceeding without the approval of Purchaser (not to be unreasonably withheld, conditioned or delayed).
(c)    Any other Covered Tax Proceeding not described in Section 6.6(b) (each, a “Purchaser Controlled Covered Tax Proceeding”) shall be controlled by Purchaser; provided that (i) Purchaser will keep Seller informed of all material developments in such Covered Tax Proceeding (including providing a copy of the relevant communications or other documents); (ii) Purchaser will provide a draft of any written submission in such Covered Tax Proceeding to Seller for Seller’s comment, and any reasonable comments shall be reflected by Purchaser, and (iii) Purchaser shall not settle or compromise such Covered Tax Proceeding without the approval of Seller (not to be unreasonably withheld, conditioned or delayed).
(d)    This Section 6.6 shall control the conduct of any Covered Tax Proceeding and Section 9.3(a) shall not apply.
Section 6.7    Straddle Periods. For purposes of Section 9.2(a)(v), the portion of any Tax that relates to the portion of any Straddle Period ending on the Closing Date shall (a) in the case of real property, personal property and similar ad valorem Taxes be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction (i) the numerator of which is the number of days in the Straddle Period ending on the Closing Date and (ii) the denominator of which is the number of days in the entire Straddle Period and (b) in the case of any other Tax, be deemed equal to the amount which would be payable if the relevant Straddle Period ended on the Closing Date. Tax Liabilities determined under Sections 951 and 951A of the Code shall be determined by assuming that the taxable period of each Transferred Entity ended as of the Closing Date (such that all Tax Liabilities determined under Sections 951 and 951A of the Code that are attributable to economic activity occurring on or before the Closing Date will be allocable to a taxable period (or portion thereof) ending on or prior to the Closing Date).
Section 6.8    Certain Tax Information. As soon as reasonably practicable after the date hereof but in no event later than 30 days after the date hereof, Seller shall provide the information on Exhibit G to Purchaser.
Section 6.9    Sale or Disposition of HMI LLC. If, after the Closing, any equity interests of HMI LLC are transferred to any Person other than Seller or an Affiliate of Seller (or Seller otherwise ceases to control HMI LLC), then, prior to such transfer or loss of control, Seller shall take all actions necessary to cause (a) HMI LLC to resign as agent for the HMI Tax Group pursuant to Treasury Regulations Section 1.1502-77(c)(7) (and under any analogous provision of state or local Tax law) for all “completed years” for which HMI LLC is agent and (b) D&E Superior Holdings Inc. (or Purchaser or an Affiliate of Purchaser, as applicable) to become the agent with respect to such years pursuant to Treasury Regulations Section 1.1502-77(c)(7)(B) (and under any analogous provision of state or local Tax law). For the avoidance of doubt, the rights of Seller in respect of any Purchaser Prepared Tax Return under Section 6.5(c) or Purchaser Controlled Covered Tax Proceeding under Section 6.6(c) shall not be affected by the preceding sentence to the extent Seller or any of its Affiliates continues to have any Liability for Taxes in respect thereof under Section 9.2(a)(v).
Section 6.10    Hexagon German Tax Group.
(a)    Purchaser and Seller shall cooperate in good faith to address all matters relating to (i) Hexagon Manufacturing Intelligence GmbH leaving the Hexagon German Tax Group (including the timing thereof), (ii) the termination of any profit and loss transfer agreement of the Hexagon German Tax Group (including the timing thereof), and (iii) any determination relating to the maintenance of the fiscal year of the Hexagon German Tax Group for some portion of the year of the Closing through the Closing Date. Any income Tax payable by Hexagon Manufacturing Intelligence GmbH for any Pre-Closing Tax Period shall be included in the Pre-Closing Income Tax Amount and Hexagon Manufacturing Intelligence GmbH will have no obligation or Liability under any such profit and loss transfer agreement after Closing Date. Unless otherwise agreed by Purchaser and Seller pursuant to the first sentence of this Section 6.10, if the Closing Date is after December 31, 2025, Hexagon Manufacturing Intelligence GmbH shall leave the Hexagon German Tax Group on, and any profit and loss transfer agreement of the Hexagon German Tax Group shall be terminated as of, December 31, 2025.
(b)    Seller shall prepare (or cause to be prepared) the applicable income Tax Returns of the Hexagon German Tax Group, including Hexagon Manufacturing Intelligence GmbH, for tax years 2024 and 2025, and shall timely file such Tax Returns and pay all Taxes shown thereon as due by the Hexagon German Tax Group, except to the extent (if any) that such Taxes were specifically included in the Pre-Closing Income Tax Amount as finally determined pursuant to Section 2.5.
(c)    From and after the Closing Date, Purchaser and its Affiliates shall not take any Tax-related actions or measures that could reasonably be expected to result in adverse Tax effects for Seller or its Affiliates in respect of the Hexagon German Tax Group, in particular reorganizational measures with legal retroactive effect to a Pre-Closing Tax Period under the German Reorganization Tax Act (Umwandlungssteuergesetz – UmwStG) and the application of the restructuring exemption under Section 3a of the German Income Tax Act (Einkommensteuergesetz – EstG) within five years of the termination of the profit and loss transfer agreement of the Hexagon German Tax Group, and Seller and its Affiliates shall not take any Tax-related actions or measures with respect to Hexagon Manufacturing Intelligence GmbH that could reasonably be expected to result in adverse Tax effects for Purchaser or its Affiliates.
Section 6.11    Section 367(d) Matters. At least 30 days prior to the Closing, Seller shall deliver to Purchaser a written tax opinion from Deloitte (or other “big four” accounting firm reasonably acceptable to Purchaser) to the effect that, following the Closing, at a “should” level of comfort (or higher), Purchaser and its Affiliates shall not have any income includible by any Transferred Entity (or Purchaser or its Affiliates) in any Tax period or portion thereof for U.S. federal (and U.S. state or local, as applicable) income tax purposes arising from the operation of Section 367(d) of the Code (and any similar provision of Law) relating to the transfer of certain [***] to [***] on [***] and that the tax treatment set forth on Exhibit H shall apply, which opinion shall be in form and substance reasonably acceptable to Purchaser (the “Section 367(d) Opinion”). Seller and its Affiliates shall provide such representations as may be required by Deloitte (or such other firm) in connection with the Section 367(d) Opinion. Seller, Purchaser and their Affiliates shall prepare and file all Tax Returns in a manner consistent with the 367(d) Opinion and otherwise in accordance with the intended tax treatment set forth on Exhibit H, except to the extent otherwise required by a final determination within the meaning of Section 1313(a) of the Code or a change in applicable Law after the date of the Section 367(d) Opinion.
Section 6.12    Certain Tax Refunds.
(a)    To the extent that Purchaser or any of its Affiliates (including the Transferred Entities after the Closing Date) actually receives in cash (or recognizes as a credit against other cash Taxes due, in lieu of a refund) a refund of income Taxes of any Transferred Entity or Affiliated Tax Group for a Pre-Closing Tax Period, which Taxes were paid by Seller and its Affiliates prior to the Closing Date and not credited in Closing Indebtedness, the amount of such refund or credit (net of any Taxes resulting from the receipt or application thereof and reasonable costs incurred by or on behalf of Purchaser or its Affiliates in obtaining and receiving such refund) shall be credited against any amounts owing by Seller to Purchaser under Section 9.2(a)(v), provided that this Section 6.12(a) shall not apply to any refunds or credits resulting from the carryback or utilization of (A) any loss, deduction, credit or other Tax attribute arising after the Closing Date, or (B) any loss, deduction, credit or other Tax attribute of Purchaser and its Affiliates other than the Transferred Entities.
(b)    If the amount of any refund (or credit in lieu) credited pursuant to Section 6.12(a) is later disallowed in whole or in part, such refund or credit shall be disregarded for purposes of determining Seller’s obligations under Section 9.2(a)(v).
(c)    Following the preparation and filing pursuant to Section 6.5(c) of the final Purchaser Prepared Tax Returns (or, to the extent (if any) Taxes to be shown as due and owing on any Seller Prepared Affiliated Tax Return were specifically included in the Pre-Closing Income Tax Amount as finally determined pursuant to Section 2.5, the preparation and filing pursuant to Section 6.5(b) of any Seller Prepared Affiliated Tax Return) that are U.S. federal, state or local income Tax Returns of the Transferred Entities or Affiliated Tax Groups for Tax years beginning on or after January 1, 2025 and ending on or prior to the Closing Date, to the extent the amount of Taxes included with respect to such Tax Returns in the Pre-Closing Income Tax Amount (as finally determined) exceeded the amount of such Taxes that would have been included in the Pre-Closing Income Tax Amount based on the applicable amounts shown as due and owing on the final Purchaser Prepared Tax Returns (or Seller Prepared Affiliated Tax Return), Purchaser shall pay the amount of such excess to Seller as a purchase price adjustment. For the avoidance of doubt, in the event the amount of Taxes included with respect to such Tax Returns in the Pre-Closing Income Tax Amount (as finally determined) is less than the amount of such Taxes that would have been included in the Pre-Closing Income Tax Amount based on the applicable amounts shown as due and owing on the final Purchaser Prepared Tax Returns (or Seller Prepared Affiliated Tax Return), Seller shall pay the amount of such shortfall to Purchaser (to the extent such Taxes are not paid directly by Seller to the relevant Governmental Entity pursuant to Section 6.5).
ARTICLE VII
CONDITIONS PRECEDENT
Section 7.1    Conditions to Each Party’s Obligations to Close. The respective obligations of Seller and Purchaser to effect the Closing are subject to the satisfaction or (to the extent permitted by Law) waiver by Seller and Purchaser at or prior to the Closing of the following conditions:
(a)    Regulatory Approvals. (i) The waiting period applicable to the consummation of the Transaction under the HSR Act, and any extensions thereof, shall have expired or been earlier terminated, and (ii) all other Regulatory Approvals set forth on Section 7.1(a) of the Disclosure Schedules shall have been obtained or applicable waiting periods have expired or have been terminated; and

(b)    No Injunctions or Restraints. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Judgment which is in effect and has the effect of making any material Transaction illegal, otherwise restraining or prohibiting consummation of any material Transaction or causing any material Transaction to be rescinded following completion thereof, and no applicable Law shall have been enacted or deemed applicable to the transactions contemplated hereby that makes any material Transaction illegal.
Section 7.2    Conditions to Obligations of Purchaser to Close. The obligation of Purchaser to effect the Closing is subject to the satisfaction (or waiver by Purchaser) at or prior to the Closing of the following additional conditions:
(a)    Representations and Warranties. The representations and warranties of Seller contained in Article III (other than the Seller Fundamental Representations and the representation and warranty set forth in Section 3.7(a)) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date, except (i) for representations and warranties that are made only as of a specific date, which shall be true and correct as of such specific date and (ii) where the failure of such representations and warranties to be true and correct (without giving regard to any materiality qualifications set forth therein) would not have, individually or in the aggregate, a Business Material Adverse Effect. The Seller Fundamental Representations (other than Section 3.4(a)(ii) and Section 3.8(a)) shall be true and correct in all but de minimis respects, and Section 3.4(a)(ii) and Section 3.8(a) shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except for representations and warranties that are made only as of a specific date, which shall be true and correct as of such specific date). The representation and warranty set forth in Section 3.7(a) shall be true and correct as of the Closing Date as if made on and as of the Closing Date.
(b)    Performance of Obligations of Seller. The covenants and agreements of Seller to be performed on or before the Closing Date in accordance with this Agreement shall have been performed in all material respects; and
(c)    Officer’s Certificate. Purchaser shall have received a certificate, dated as of the Closing Date and signed on behalf of Seller, stating that the conditions specified in Section 7.2(a) and Section 7.2(b) have been satisfied (the “Officer’s Certificate”).
Section 7.3    Conditions to Obligations of Seller to Close. The obligation of Seller to effect the Closing is subject to the satisfaction (or waiver by Seller) at or prior to the Closing of the following additional conditions:
(a)    Representations and Warranties. The representations and warranties of Purchaser contained in Article IV (other than the Purchaser Fundamental Representations) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date, except (i) for representations and warranties that are made only as of a specific date, which shall be true and correct as of such specific date and (ii) where the failure of such representations and warranties to be true and correct (without giving regard to any materiality qualifications set forth therein) would not reasonably be expected to, individually or in the aggregate, have a material adverse effect on the ability of Purchaser to consummate the Transaction. The Purchaser Fundamental Representations shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except for representations and warranties that are made only as of a specific date, which shall be true and correct as of such specific date);
(b)    Performance of Obligations of Purchaser. The covenants and agreements of Purchaser to be performed on or before the Closing Date in accordance with this Agreement shall have been performed in all material respects; and
(c)    Officer’s Certificate. Seller shall have received a certificate, dated as of the Closing Date and signed on behalf of Purchaser, stating that the conditions specified in Section 7.3(a) and Section 7.3(b) have been satisfied.
ARTICLE VIII
TERMINATION; EFFECT OF TERMINATION
Section 8.1    Termination. Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the Transaction abandoned at any time prior to the Closing:
(a)    by mutual written consent of the Parties;
(b)    by Seller, if any of Purchaser’s representations and warranties contained in Article IV shall fail to be true and correct in any material respect or Purchaser shall have materially breached or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement, and such failure or breach would give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b) and has not been cured by the earlier of (i) the date that is 45 days after the date that Seller has notified Purchaser (or Purchaser has notified Seller) in writing of such failure or breach and (ii) the Outside Date; provided that Seller is not then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would fail to be satisfied;
(c)    by Purchaser, if any of Seller’s representations and warranties contained in Article III shall fail to be true and correct in any material respect or Seller shall have materially breached or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement, and such failure or breach would give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b) and has not been cured by the earlier of (i) the date that is 45 days after the date that Purchaser has notified Seller (or Seller has notified Purchaser) in writing of such failure or breach and (ii) the Outside Date; provided that Purchaser is not then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement such that the conditions set forth in Section 7.3(a) or Section 7.3(b) would fail to be satisfied;
(d)    by Seller or by Purchaser, if the Closing shall not have occurred on or prior to the Outside Date (as may be extended); provided, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to any Party whose failure to perform any covenant or obligation under this Agreement or material breach of any representation or warranty herein has been the primary cause of the failure of the Closing to occur on or before such date.

(e)    by Seller or by Purchaser, if there shall be enacted any Law or is any final and non-appealable Judgment issued after the date hereof enjoining, prohibiting or rendering illegal the consummation of the Closing; provided that the right to terminate this Agreement pursuant to this Section 8.1(e) shall not be available to any party whose breach of any representations, warranty, covenant or agreement set forth in this Agreement has been the primary cause of the issuance, promulgation, enforcement or entry of such Law or Judgment.
Section 8.2    Effect of Termination.
(a)    If this Agreement is terminated and the Closing and the other transactions contemplated by this Agreement are abandoned as described in Section 8.1, this Agreement shall become null and void and of no further force and effect, except that Section 5.17(b), Section 5.17(f), Section 5.21(b), Section 5.21(c), Section 8.1, this Section 8.2, Section 8.3 and Article X, including in each case, Article I, to the extent applicable thereto, will survive the termination hereof. Nothing in this Section 8.2 shall be deemed to release either Party from any liability for Fraud or Willful Breach of the terms and provisions of this Agreement or otherwise in connection herewith by such Party.
(b)    If (i) this Agreement is terminated by Purchaser or Seller pursuant to Section 8.1(d) or Section 8.1(e), (ii) at the time of such termination, the conditions set forth in Section 7.1(a) or Section 7.1(b) (but in the case of Section 7.1(b), solely with respect to a Judgment or Law in respect of a Competition/Foreign Investment Law) were not satisfied, and (iii) at the time of such termination, each of the other conditions set forth in Section 7.2 and Section 7.3, other than those conditions which by their nature are to be satisfied at the Closing, but subject to such conditions being capable of satisfaction if the Closing were to occur at the time of such termination, were satisfied, then Purchaser shall promptly, and in any event within two Business Days after such termination, pay to Seller, in cash by wire transfer of immediately available funds to the account designated in writing by Seller, a non-refundable fee in the amount of €125,000,000, or, if the Outside Date is extended to the First Extended Outside Date, €150,000,000, or, if the Outside Date is extended to the Second Extended Outside Date, €175,000,000, in each case, plus any costs, fees and expenses that would be reimbursable under this Agreement as of immediately prior to the termination (the “Reverse Termination Fee”).
(c)    Without limiting Section 8.2(a), following the valid termination of this Agreement pursuant to Section 8.1(d) or Section 8.1(e):
(i)    the sole and exclusive remedy of Seller and its Affiliates, equityholders, partners, managers, members, controlling persons, officers, directors, employees, agents, Representatives, successors or assignees (collectively, the “Releasing Parties”) against Purchaser and any of its Affiliates or any of its or their equityholders, partners, managers, members, controlling persons, officers, directors, employees, agents, Representatives, successors or assignees (collectively, the “Released Parties”) for any and all liabilities, damages, costs, obligations or expenses suffered or incurred by any Releasing Party based upon, resulting from, arising out of or in connection with this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby, including the termination of this Agreement, the failure to consummate the transactions contemplated hereby or any breach of any representation, warranty, covenant or agreement in this Agreement or any other Transaction Document or circumstances giving rise to such breach or termination, in each case, under any legal theory, whether sounding in law (including tort or otherwise) or in equity, shall be to, solely to the extent payable in accordance with Section 8.2(b) herewith, receive payment of the Reverse Termination Fee;
(ii)    the Releasing Parties shall not be entitled to commence or pursue any Proceeding against the Released Parties arising out of or in connection with this Agreement or the other Transaction Documents, or the transactions contemplated hereby or thereby (including the failure to consummate the Transactions), other than a Proceeding against Purchaser under this Agreement to enforce the payment of the Reverse Termination Fee pursuant to Section 8.2(b) of this Agreement; and
(iii)    none of the Released Parties shall have any further liability or obligation relating to or arising out of this Agreement, any other Transaction Document or the transactions contemplated hereby or thereby (including the failure to consummate the Closing), other than the liability, if any, of Purchaser to pay the Reverse Termination Fee pursuant to Section 8.2(b) of this Agreement. For the avoidance of doubt, in no event shall Purchaser be obligated to pay the Reverse Termination Fee on more than one occasion.
Section 8.3    Notice of Termination. In the event of termination by Seller or Purchaser pursuant to Section 8.1, written notice of such termination shall be given by the terminating Party to the other Party to this Agreement.
ARTICLE IX
SURVIVAL; INDEMNIFICATION
Section 9.1    Survival. The representations and warranties of Seller contained in this Agreement shall terminate and expire as of the Closing, except with respect to the Seller Fundamental Representations, which shall terminate and expire on the applicable expiration date for any such representation or warranty specified in the R&W Insurance Policy (or at such earlier expiration date agreed between the R&W Insurer and any Purchaser Indemnified Person), and any Liability of Seller with respect to such representations and warranties shall thereupon cease, subject to any applicable exceptions set forth in this Section 9.1. All representations and warranties made by Purchaser shall terminate and expire as of the Closing, and any Liability of Purchaser with respect to such representations and warranties shall thereupon cease. No covenant or agreement contained herein that is to be performed on or prior to the Closing shall survive the Closing. Any covenant or agreement in this Agreement solely to the extent contemplated to be performed after the Closing (a “Post-Closing Covenant”) shall survive the Closing until performed or otherwise in accordance with the terms of such Post-Closing Covenant if a time period for performance is specified therefor. Notwithstanding the foregoing, (x) this Section 9.1 shall not restrict any claims in the event of Fraud or Willful Breach and (y) any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching Party to the breaching Party, or otherwise as provided in Section 9.3, prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved in accordance with the terms hereof.
Section 9.2    Indemnification.
(a)    Subject to the limitations in this Article IX, from and after the Closing, Seller shall indemnify and hold harmless Purchaser and each of its Affiliates (including, from and after the Closing, each Transferred Entity) and its Representatives, successors and assigns (the “Purchaser Indemnified Persons”), and shall pay to the Purchaser Indemnified Persons the amount of, or reimburse Purchaser Indemnified Persons for, any Losses, whether or not involving a Third-Party Claim, arising from, in connection with, or relating to:
(i)    any breach of any Post-Closing Covenant of Seller with respect to breaches occurring at or after the Closing;
(ii)    any inaccuracy in or breach, or failure to be true and correct as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (in each case, other than any representation or warranty that by its terms is made as of a specific earlier date, in which case as of such specific earlier date), of any Seller Fundamental Representation; provided that, with respect to this Section 9.2(a)(ii), Seller shall only be liable for 50% of any such Losses, and in no event shall Seller’s aggregate liability for such Losses exceed the Cap;
(iii)    any Liabilities (A) of the Retained Business to the extent such Liabilities do not arise from the operation of the Business prior to Closing, (B) of the Excluded Entities or the Minority Joint Ventures (or with respect to their respective operations) or (C) arising from the failure to complete any Pre-Closing Reorganization step prior to Closing, provided, that this Section 9.2(a)(iii)(C) shall not be construed to require Seller to indemnify Purchaser or its Affiliates (other than the Transferred Entities) for out-of-pocket costs incurred in connection with cooperating with Seller’s completion of the Pre-Closing Reorganization or any steps or components thereof following the Closing;
(iv)    without duplication of clause (iii), any Liabilities actually incurred by the Transferred Entities to the extent arising from the Pre-Closing Reorganization or the settlement or elimination of any Intercompany Balances pursuant to Section 5.14 (for avoidance of doubt, including any Taxes or Transfer Taxes so arising to the extent not included in Closing Indebtedness, but excluding Liabilities of the Business (and not the Retained Business) transferred as part of the Pre-Closing Reorganization in accordance with Section 5.20), except to the extent included as a liability in Closing Indebtedness or Closing Working Capital (as finally determined under Section 2.5); and
(v)    (A) any U.S. federal, state or local Taxes with respect to any Pre-Closing Tax Period imposed on any Transferred Entity, (B) any Taxes of an Affiliated Tax Group or the Hexagon German Tax Group, (C) any Taxes imposed on Purchaser or any of its Affiliates due to any Section 367(d) Inclusion, and (D) any non-U.S. Taxes with respect to any Pre-Closing Tax Period imposed on any Transferred Entity (to the extent excluded from coverage under the RWI Policy), in each case except to the extent included in the Pre-Closing Income Tax Amount (as finally determined under Section 2.5).
(b)    Subject to the limitations in this Article IX, from and after the Closing, Purchaser shall indemnify and hold harmless Seller and each of its Affiliates (the “Seller Indemnified Persons”), and shall pay to the Seller Indemnified Persons the amount of, or reimburse the Seller Indemnified Persons for, any Losses, whether or not involving a Third-Party Claim, arising from, in connection with, or relating to:

(i)    any breach of any Post-Closing Covenant of Purchaser with respect to breaches occurring at or after the Closing (including any failure to validly issue the Closing Payment Shares in accordance with the terms of this Agreement); and
(ii)    any Liabilities (excluding any Taxes) of the Business to the extent arising from the operation of the Business by Purchaser after Closing.
(c)    For the purpose of Section 9.2(a)(ii) only, when determining whether a breach, inaccuracy or failure of any representations or warranties to be true has occurred, and such representation or warranty is qualified or limited in scope as to materiality, dollar amount (in the case of Material Contracts), or Business Material Adverse Effect, such representation or warranty shall be deemed to be made without such qualification or limitation. An Indemnified Party’s right to recover indemnifiable Losses under this Agreement shall in no way be affected by any investigation by or knowledge of Seller or Purchaser, whether prior to or after the date of this Agreement.
Section 9.3    Indemnification Procedures.
(a)    Procedures Relating to the Indemnification of Third-Party Claims.
(i)    If any Person entitled to indemnification under this Article IX (the “Indemnified Party”) receives written notice of the commencement of any Proceeding or the assertion of any claim by any Person (other than a Party or any of its Affiliates) or the imposition of any penalty or assessment by any Person (other than a Party or any of its Affiliates) for which an Indemnified Party is entitled to indemnification by the other Party under Section 9.2, for which indemnity from the other Party under Section 9.2 may be sought or which would, if determined adversely to any Indemnified Party, provide a basis for a claim for indemnity from the other Party under Section 9.2 (a “Third-Party Claim”), such Party shall promptly provide the Indemnifying Party from whom indemnification may be sought (the “Indemnifying Party”) with written notice of such Third-Party Claim, stating the nature, basis and the amount thereof, in each case, to the extent known, and the basis for which indemnification is or may be sought. Failure of the Indemnified Party to give such notice will not relieve the Indemnifying Party from Liability in respect of its indemnification obligation, except if and only to the extent that the Indemnifying Party is actually and materially prejudiced thereby. The Indemnifying Party shall have the right, by giving written notice to the Indemnified Party, to control and assume the defense of the Indemnified Party against the Third-Party Claim with counsel selected by the Indemnifying Party; provided, that the Indemnifying Party may only assume the defense of a Third-Party Claim if the Indemnifying Party acknowledges to the Indemnified Party in writing and without reservation of rights that if such Third-Party Claim is finally determined in favor of the applicable claimant under the Third-Party Claim there exists an indemnification obligation hereunder relating to such claim; provided further that, notwithstanding the foregoing, neither Seller nor any of its Affiliates shall be entitled to control or assume the defense of any Third-Party Claim for which indemnification is or may be sought under Section 9.2(a)(ii).
(ii)    So long as the Indemnifying Party has assumed the defense of the Third-Party Claim in accordance herewith, (A) the Indemnified Party shall reasonably cooperate with the Indemnifying Party and its counsel in the defense in good faith, (B) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in, and be consulted on, the defense of the Third-Party Claim (subject to the Indemnifying Party’s right to control such defense), shall be entitled to receive copies of all material pleadings, notices and communications with respect to such Third-Party Claim as the Indemnified Party may reasonably request and shall be kept timely appraised of any material developments with respect to such Third-Party Claim, (C) the Indemnified Party shall not consent to the entry of any judgment or order or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed), and (D) the Indemnifying Party shall not compromise or otherwise enter into any settlement of any Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed); provided that, in the event the Indemnified Party refuses to consent to the settlement of any Third-Party Claim involving only money damages as to which the Indemnifying Party will be fully liable and no admission of wrongdoing, then the liability of the Indemnifying Party in respect of such Third-Party Claim shall not exceed the amount for which the Third-Party Claim would have been so settled.
(iii)    Notwithstanding the foregoing in this Section 9.3(a), the Indemnifying Party shall not be entitled to assume the defense (or in the case of clause (D) below, continue to assume the defense) of any Third-Party Claim if the Third-Party Claim (A) seeks an order, injunction or other equitable relief or relief other than monetary damages against the Indemnified Party (other than customary confidentiality obligations and customary releases of claims), (B) relates to, or arises in connection with, a criminal Proceeding, (C) is one whereby a conflict of interest exists, or would reasonably be expected to arise, between the applicable Indemnified Party and the Indemnifying Party, in the reasonable judgment of outside legal counsel to the Indemnified Party, with respect to the defense of such Third-Party Claim, that would make it inappropriate for the same counsel to represent the Indemnifying Party and the Indemnified Party (including if there are specific defenses available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party and that could be materially adverse to the Indemnifying Party), (D) is one for which, after receipt of written notice and failure to cure within five days thereafter (to the extent curable), the Indemnifying Party, in the good faith judgment of the Indemnified Party, failed or is failing to actively and diligently prosecute or defend such Third-Party Claim in good faith, (E) is one for which indemnification is or may be sought under Section 9.2(a)(ii) or for which the R&W Insurance Policy responds, or (F) relates to any Tax Proceeding (except as otherwise provided in Section 6.6).
(iv)    If the Indemnifying Party does not elect or is not permitted to assume control of the defense of a Third-Party Claim, then the Indemnified Party shall have the right to assume the control and defense of such Third-Party Claim with counsel of its own choosing (without prejudice to the obligations of the Indemnifying Party with respect to associated costs and expenses, to the extent such costs and expenses, once incurred, constitute Losses indemnifiable hereunder). In such case, (A) the Indemnifying Party shall reasonably cooperate with the Indemnified Party and its counsel in the defense against, and settlement of, any such Third-Party Claim and (B) the Indemnified Party shall keep the Indemnifying Party timely apprised of any material developments with respect to such Third-Party Claim, and the Indemnifying Party shall be entitled to receive copies of such material pleadings, notices and communications with respect to any Third-Party Claim as the Indemnifying Party may reasonably request; provided, however, that the Indemnified Party may not settle any Third-Party

Claim without the written consent of the Indemnifying Party (not to be unreasonably withheld, conditioned or delayed). If the Indemnifying Party does not assume the control and defense of a Third-Party Claim, it shall nevertheless be entitled to participate in, but not control, the defense of such Proceeding at its own cost and expense and to employ separate counsel at its own cost and expense, which legal counsel shall cooperate with the Indemnified Party and its counsel.
(v)    The Indemnified Party and the Indemnifying Party shall cooperate in good faith in any such defense (and, as applicable, settlement or other resolution thereof), furnish to each other, without expense (other than reimbursement of actual out-of-pocket expenses), records relating to such Third-Party Claim and give each other reasonable access to all information and personnel relevant thereto, including those employees necessary to assist in the investigation, defense and resolution of the Third-Party Claim, subject, where deemed reasonably necessary by the disclosing party, to the entry into customary joint defense agreements and similar arrangements to protect information subject to attorney work product protection, attorney client privilege or other established legal privilege.
(b)    Procedures for Non-Third-Party Claims. Any claim by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”, and any Third-Party Claim or Direct Claim, an “Indemnification Claim”) shall be asserted by the Indemnified Party by notifying the Indemnifying Party in writing promptly thereof following such Indemnified Party’s knowledge of such claim or that such claim would reasonably be expected to result in a Loss. Such written notice shall set forth in reasonable detail the nature and basis of such claim and the Indemnified Party’s good faith calculation of the amount or estimated amount of such Losses (a “Direct Claim Notice”). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party from Liability in respect of its indemnification obligation, except if and to the extent that the Indemnifying Party is actually and materially prejudiced thereby. The Indemnifying Party shall have 30 days after its receipt of a Direct Claim Notice to respond in writing to such Direct Claim Notice. During such 30 day period, the Indemnifying Party and its Representatives may investigate the matter or circumstance alleged to give rise to such claim. If the Indemnifying Party notifies the Indemnified Party that the Indemnifying Party does not dispute the claim described in such Direct Claim Notice within 30 days following receipt of such Direct Claim Notice, the Losses identified in the Direct Claim Notice will be conclusively deemed a Liability of the applicable Indemnifying Party under Section 9.2. If the Indemnifying Party rejects such claim, the Parties shall negotiate in good faith for a period of 30 days to resolve such matter. If the Parties cannot resolve the dispute during such 30 day period, they shall have all rights and remedies available to them under applicable Law. If the Indemnifying Party fails to timely respond to such claim, the Indemnified Party may submit a claim for resolution pursuant to Section 10.10 and Section 10.11.
Section 9.4    Limitation on Indemnification Obligations.
(a)    In no event shall the cumulative indemnification obligations of Seller pursuant to Section 9.2(a)(ii) in the aggregate exceed €5,400,000 (the “Cap”).
(b)    Notwithstanding anything to the contrary in this Section 9.4, but subject to Section 9.4(a) with respect to the Cap, in no event shall the cumulative indemnification obligations of (i) Seller pursuant to Section 9.2(a)(i) and (ii) in the aggregate exceed the Purchase Price or (ii) Purchaser pursuant to Section 9.2(b)(i) in the aggregate exceed the Purchase Price.
(c)    Without limiting Section 9.4(a) and Section 9.4(b), claims for indemnification shall be satisfied in the following manner:
(i)    Any amounts owing to a Purchaser Indemnified Person pursuant to Losses claimed under Section 9.2(a)(ii) shall be allocated such that, for any given Loss, Purchaser shall be responsible for 50% of the amount of such Loss and Seller shall be responsible for the remaining 50% of the amount of such Loss, subject in the case of Seller, to the Cap.
(ii)    Purchaser shall use commercially reasonable efforts to pursue a claim under the R&W Insurance Policy in respect of any Losses that may be claimed by a Purchaser Indemnified Person under Section 9.2(a)(ii) (to the extent recovery may be available under the R&W Insurance Policy).
(d)    In no event shall Seller have any obligation to indemnify any Purchaser Indemnified Person in respect of any indemnifiable Losses to the extent such indemnifiable Losses have already reduced the Purchase Price as Closing Indebtedness, Closing Transaction Expenses or a liability in Closing Working Capital (as finally determined pursuant to Section 2.5).
(e)    No Indemnified Party shall be entitled to recover from the Indemnifying Party more than once in respect of the same Losses. Any Liability for indemnification hereunder shall be determined without duplication of actual recovery solely by reason of the state of facts giving rise to such Liability constituting a breach of more than one representation, warranty, covenant or agreement.
(f)    If any Indemnified Party recovers any amounts in respect of Losses from any third party at any time after any Indemnifying Party has paid all or a portion of such Losses to the Indemnified Party pursuant to the provisions of this Article IX, and such Indemnified Party has therefore recovered from the Indemnifying Party and any relevant third party an amount which is greater than the Losses suffered or incurred by the Indemnified Party (such amount net of all Losses arising out of or relating to the recovery or collection of such amount, being an “Excess Recovery”), then the Indemnified Party shall repay to the Indemnifying Party an amount (in aggregate) equal to the lesser of (i) the Excess Recovery; and (ii) the amount the Indemnifying Party has paid to the Indemnified Party in respect of the relevant Losses.
Section 9.5    Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by applicable Law.
ARTICLE X
GENERAL PROVISIONS
Section 10.1    Entire Agreement. This Agreement and the other Transaction Documents, and the Schedules and Exhibits hereto and thereto, and the Confidentiality Agreement, along with the Disclosure Schedules and the other documents and instruments delivered in connection herewith, constitute the entire agreement and understanding among the Parties with respect to the subject matter hereof and thereof and supersede all prior representations, agreements and understandings, whether written or oral, relating to such subject matter. No Party shall be liable or bound to the other Party in any manner by any representations, warranties or covenants relating to the subject matter of this Agreement, except as specifically set forth herein. In the event of a conflict between the terms of this Agreement and the terms of any Transaction Document, the terms of this Agreement shall control.
Section 10.2    Exclusive Remedy. Notwithstanding anything to the contrary in this Agreement, except (a) for the purchase price adjustment procedures set forth in Section 2.5, (b) for amounts recoverable under the R&W Insurance Policy or (c) for the provisions of Article VIII and the payment of the Reverse Termination Fee, if applicable, the rights of the Parties to indemnification pursuant to the provisions of Article IX shall be the sole and exclusive remedy from and after the Closing Date for each Party against the other Party and such other Party’s respective Affiliates and Representatives with respect to any matter set forth in this Agreement (including representations, warranties, covenants and agreements) and the Transaction, in each case, whether based in contract or tort, whether at Law or in equity, or otherwise; provided, however, that the foregoing will not be deemed a waiver by any party of any right to seek specific performance or injunctive relief pursuant to Section 10.9, or limit any right or remedy arising by reason of any claim of Fraud against the Party committing such Fraud.
Section 10.3    Assignment. Neither this Agreement nor any of the rights and obligations hereunder (including the right to sue to enforce rights or obligations hereunder) may be directly or indirectly pledged, assigned, delegated or transferred by either Party (whether by operation of Law or otherwise) without the prior written consent of the other Party; provided, however, that Purchaser may transfer or assign its rights and obligations under this Agreement, in whole or in part, to one or more Subsidiaries; provided, further, that no such assignment will relieve Purchaser’s obligations or liabilities under this Agreement. Any attempted pledge, assignment or transfer in violation of this Section 10.3 shall be null and void ab initio. Subject to the two preceding sentences, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.
Section 10.4    Amendments and Waivers. This Agreement may not be amended, supplemented or otherwise modified, except by an instrument in writing signed on behalf of each of the Parties. By an instrument in writing, Purchaser, on the one hand, or Seller, on the other hand, may waive compliance by the other with any term or provision of this Agreement that the other Party was or is obligated to comply with or perform. The waiver by any Party of a breach, failure or default of any term or provision of this Agreement shall not be construed as a waiver of, or estoppel with respect to, any subsequent breach, failure or default unless expressly identified by such written waiver. No failure or delay by any Party in exercising any right, remedy, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
Section 10.5    No Third-Party Beneficiaries. Except for the D&O Indemnified Parties solely with respect to Section 5.15, this Agreement, the other Transaction Documents and the Exhibits and Schedules hereto and thereto are for the sole benefit of the Parties (and their successors and permitted assigns) and are not intended to and shall not confer in or on behalf of any Person not a Party to this Agreement or the other Transaction Documents (and their successors and permitted assigns) any rights, benefits, causes of action or remedies with respect to the subject matter or any provision hereof.
Section 10.6    Notices. All notices and other communications to be given to any Party shall be sufficiently given for all purposes hereunder if in writing and shall be deemed to have been given: (a) when delivered by hand; (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail (absent the sender’s receipt of any automatic reply notice of failure to deliver); or (d) on the third Business Day after the date mailed by certified or registered mail, return receipt requested, postage prepaid. Such communications shall be directed to the addresses set forth below (or at such other address as such Party shall designate by like notice):

(i)	if to Purchaser,

Cadence Design Systems, Inc.
2655 Seely Avenue, Building 5
San Jose, CA 95134
Attention: Office of the General Counsel; Brent Nesbitt
Email: [***]; [***]

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
140 Scott Drive
Menlo Park, CA 94025
Attention: Mark Bekheit; Tessa Bernhardt
Email: mark.bekheit@lw.com; tessa.bernhardt@lw.com

(ii)	if to Seller,

Hexagon Smart Solutions AB
c/o Hexagon AB (Publ)
P.O. Box 3692
SE-103 59 Stockholm, Sweden

Attention: [***]
Email: [***]

with a copy (which shall not constitute notice) to:

Jones Day
901 Lakeside Ave.

Cleveland, OH 44114

Jones Day
Rue de la Régence, Regentschapsstraat 4
1000 Brussels, Belgium

Attention: Thomas De Muynck
Benjamin Stulberg
Brian Grady
Joseph Juszak

Email: tdemuynck@jonesday.com
blstulberg@jonesday.com
bgrady@jonesday.com
jjuszak@jonesday.com
Section 10.7    Non-Recourse. All Proceedings at Law or in equity, or arbitration or administrative or other proceedings by or before any Governmental Entity (whether in contract or in tort, in Law or in equity) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), may be made only against Persons that are expressly identified as Parties, and then only with respect to the specific obligations set forth herein with respect to the applicable Persons. No Person who is not a Party to this Agreement, including any Affiliate or other Representative of any Party (“Non-Party Affiliate”), shall have any liability for any Liabilities arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of this Agreement or its negotiation or execution, and each Party waives and releases all such Liabilities against any Non-Party Affiliate. In the event that any provision of this Agreement provides that a Party shall cause its Affiliates or Representatives to take any action (or refrain from taking any action) or otherwise purports to be binding on such party’s Affiliates or Representatives, such Party shall be liable for any breach of such provision by any such Affiliate or Representative.
Section 10.8    Releases.
(a)    Effective upon the Closing, Seller, on behalf of itself and its Affiliates (including each Retained Entity) (each, a “Seller Releasor”), hereby fully, irrevocably and unconditionally discharges and releases the Transferred Entities and all of their respective officers, directors, employees, other Representatives, agents, successors, beneficiaries and assigns (collectively, the “Transferred Entity Releasees”) from any Proceedings, demands, debts, accounts, covenants, contracts, arrangements, promises, obligations, damages, Judgments, or Liabilities of any kind, in Law or equity, and causes of action of every kind and nature, or otherwise (including claims for damages, costs, expenses, and attorneys’, brokers’ and accountants’ fees and expenses) which the Seller Releasors have or may have against any of the Transferred Entity Releasees Relating to the Business or the Transferred Entities, whether known or unknown, suspected or unsuspected, and that now exist or may hereafter exist to the extent it has arisen or arises out of or relates to an action, event, circumstance or fact occurring or existing prior to the Closing (the “Seller Released Claims”). Seller shall refrain from directly or indirectly asserting any Proceedings or commencing (or causing to be commenced) any Proceeding of any kind before any court or Governmental Entity against the Transferred Entity Releasees based upon the Seller Released Claims. Without limiting the generality of this Section 10.8(a), Seller, on behalf of itself and its Affiliates, hereby covenants and agrees that it will not bring, initiate, support, directly or indirectly, or permit any Person it controls or is under common control with to bring, initiate or support, directly or indirectly, any Seller Released Claim and Seller, on behalf of itself and its Affiliates, expressly acknowledges that it has had, or has had and waived, the opportunity to be advised by independent legal counsel and hereby waives and relinquishes all rights and benefits afforded by, and does so understanding and acknowledging the significance and consequence of such specific waiver. Notwithstanding the foregoing, this Section 10.8(a) shall not apply to any claims to the extent arising under this Agreement, any other Transaction Document or any Intercompany Agreement or Related Party Agreement that Purchaser has directed Seller in writing to not terminate as of the Closing.
(b)    Effective upon the Closing, Purchaser, on behalf of each Transferred Entity, hereby fully, irrevocably and unconditionally discharges and releases each Person employed by Seller or one of its Affiliates (other than a Business Employee) who served as a director, officer or equivalent function of any Transferred Entity (in such capacity) prior to the Closing, along with their successors, beneficiaries and assigns (collectively, the “D&O Releasees”) from any Proceedings, demands, debts, accounts, covenants, contracts, arrangements, promises, obligations, damages, Judgments, or Liabilities of any kind, in Law or equity, and causes of action of every kind and nature, or otherwise (including claims for damages, costs, expenses, and attorneys’, brokers’ and accountants’ fees and expenses) which the Transferred Entities have or may have against any D&O Releasee relating to any action (or inaction) taken by such Person prior to the Closing in his or her capacity as a director, officer or equivalent function of a Transferred Entity, whether known or unknown, suspected or unsuspected, and that now exist or may hereafter exist to the extent it has arisen or arises out of or relates to an action, event, circumstance or fact occurring or existing prior to the Closing (the “Transferred Entity Released Claims”). Purchaser shall cause the Transferred Entities to, refrain from directly or indirectly asserting any Proceedings or commencing (or causing to be commenced) any Proceeding of any kind before any court or Governmental Entity against the D&O Releasees based upon the Transferred Entity Released Claims. Without limiting the generality of this Section 10.8(b), Purchaser, on behalf of each Transferred Entity, hereby covenants and agrees that it will not bring, initiate, support, directly or indirectly, or permit any Person it controls or is under common control with to bring, initiate or support, directly or indirectly, any Transferred Entity Released Claim and Purchaser, on behalf of each Transferred Entity, expressly acknowledges that it has had, or has had and waived, the opportunity to be advised by independent legal counsel and hereby waives and relinquishes all rights and benefits afforded by, and does so understanding and acknowledging the significance and consequence of such specific waiver. Notwithstanding the foregoing, this Section 10.8(b) shall not apply to any claims to the extent arising under this Agreement or any other Transaction Document.

Section 10.9    Specific Performance. The Parties agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that a Party does not perform any provision of this Agreement in accordance with its specified terms or otherwise breach such provisions. Accordingly, the Parties acknowledge and agree that the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof without proof of actual damages or the inadequacy of monetary relief, in addition to any other remedy to which such Party is entitled in Law or in equity. Each Party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other Party has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity. Any Party seeking an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such remedy. The foregoing is in addition to any other remedy to which any Party is entitled at Law, in equity or otherwise, including monetary damages. It is explicitly agreed that each Party shall have the right to an injunction, specific performance or other equitable remedies in connection with enforcing the other Party’s obligations under this Agreement in accordance with the terms and conditions set forth herein.
Section 10.10    Governing Law and Jurisdiction. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In addition, each of the Parties (a) irrevocably submits to the personal jurisdiction of the Delaware Court of Chancery in and for New Castle County, or in the event (but only in the event) that such Delaware Court of Chancery declines jurisdiction over such Proceeding, any Delaware State court sitting in New Castle County, or in the event (but only in the event) that such court declines jurisdiction over such Proceeding, the United States District Court for the District of Delaware, in the event that any dispute (whether in contract, tort or otherwise) arises out of this Agreement or the Transaction or the other transactions contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any Proceeding relating to this Agreement or the Transaction in any court other than the Delaware Court of Chancery in and for New Castle County, or in the event (but only in the event) that such Delaware Court of Chancery declines jurisdiction over such Proceeding, any Delaware State court sitting in New Castle County, or in the event (but only in the event) that such court declines jurisdiction over such Proceeding, the United States District Court for the District of Delaware. Each Party agrees that service of process upon such Party in any such Proceeding shall be effective if notice is given in accordance with Section 10.6.
Section 10.11    Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT

MAY HAVE TO TRIAL BY JURY IN ANY PROCEEDING, COUNTERCLAIM OR OTHER LITIGATION PROCEDURE BROUGHT BY OR AGAINST EITHER OF THEM AGAINST OR BY THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS OR THE ADMINISTRATION THEREOF OR THE TRANSACTION OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN. NO PARTY SHALL SEEK A JURY TRIAL IN ANY PROCEEDING BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS OR THE ADMINISTRATION THEREOF OR THE TRANSACTION OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN. NO PARTY HERETO WILL SEEK TO CONSOLIDATE ANY SUCH PROCEEDING IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER PROCEEDING IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY CERTIFIES THAT (A) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 10.11, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 10.11 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.
Section 10.12    Severability. It is the desire and intent of the Parties that the provisions of this Agreement shall be enforced to the fullest extent permitted under applicable Law and public policies of each jurisdiction in which enforcement is sought. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, overbroad, void or unenforceable, the Parties hereby agree that (i) the court making such determination shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid, enforceable and reasonable and that comes closest to achieving, to the extent possible, the economic, business and other purposes of the invalid or unenforceable term or provision and (ii) that the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Transaction is not affected in any manner materially adverse to any Party.
Section 10.13    Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more such counterparts have been signed by each Party and delivered (by email or otherwise) to the other Party. Signatures to this Agreement transmitted by electronic mail in “portable document format” format, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signatures.

Section 10.14    Expenses. Whether or not the Closing takes place, and except as expressly set forth otherwise in this Agreement, all costs, fees and expenses incurred in connection with this Agreement, the Transaction and the other transactions contemplated hereby shall be paid by the Party incurring such expense; provided, however, that Purchaser shall pay (a) all filing and similar costs, fees and expenses payable in connection with any filings or submissions required under any Competition/Foreign Investment Law, (b) any costs, fees and expenses charged by or otherwise payable to the Escrow Agent for holding and administering amounts pursuant to the Escrow Agreement, and (c) any commissions, underwriting fees, broker fees, premiums and Taxes incurred in connection with procuring the R&W Insurance Policy.
Section 10.15    Interpretation; Absence of Presumption. For the purposes of this Agreement: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, Exhibit and Schedule are references to the Articles, Sections, Exhibits and Schedules to this Agreement unless otherwise specified; (c) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto and the words “date hereof” refer to the date of this Agreement; (d) references to “$” means U.S. dollars and references to “€” means Euros; (e) the word “including” and words of similar import when used in this Agreement and the Transaction Documents mean “including, without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) references to “written” or “in writing” include in electronic form; (h) the headings contained in this Agreement and the other Transaction Documents are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement and the other Transaction Documents; (i) the Parties have each participated in the negotiation and drafting of this Agreement and the other Transaction Documents and if an ambiguity or question of interpretation should arise, this Agreement and the other Transaction Documents shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or burdening any Party by virtue of the authorship of any of the provisions in this Agreement or the other Transaction Documents; (j) a reference to any Person includes such Person’s successors and permitted assigns; (k) any reference to “days” means calendar days unless Business Days are expressly specified; (l) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day; (m) “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (n) any reference to a Law means such Law as amended from time to time and includes any successor legislation thereto and any rules and regulations promulgated thereunder; (o) any reference to a Contract or instrument means such Contract or instrument as amended, supplemented and modified from time to time; (p) the word “shall” shall have the same meaning as the word “will”; (q) “ordinary course of business” or “ordinary course” shall be deemed to be followed by the words “consistent with past practice”; (r) a document shall be deemed to have been “made available” or “provided” to Purchaser if (A) it was made continuously available to Purchaser or its Representatives for at least the two Business Days immediately prior to the signing of this Agreement in the “Project Electron - Process” electronic data room (the “Data

Room”) established by Seller and its Representatives in connection with the transactions contemplated hereby and hosted by Intralinks, or (B) in the event that Purchaser or its Representatives request any documents within two Business Days or less prior to the signing of this Agreement, and Seller or its Affiliates provide such documents directly to Purchaser or one or more of its Representatives via email or in the Data Room, such documents shall also be deemed to have been “made available” or “provided” to Purchaser as of the time of such email delivery, regardless of whether they were made available in the Data Room for the full two Business Day period; and (s) each of the representations and warranties shall have independent significance. If any Party has breached any representation, warranty, covenant or agreement contained in this Agreement in any respect, the fact that there exists another representation, warranty, covenant or agreement relating to the same subject matter (regardless of the relative levels of specificity) which such Party has not breached shall not detract from or mitigate the fact that such Party is in breach of the first representation, warranty, covenant or agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein. When comparing negative numbers, a negative number shall be deemed to “exceed” another negative number if such number is numerically closer to zero (e.g., -50 shall be deemed to exceed -100).
Section 10.16    Waiver of Conflicts Regarding Representation; Nonassertion of Attorney-Client Privilege.
(a)    Purchaser acknowledges that, prior to the Closing, the Current Representation has represented the Transferred Entities as legal counsel in connection with the Transaction (the “Pre-Closing Representation”). Following the Closing, Purchaser agrees not to assert, and agrees to cause the Transferred Entities, to waive and not assert, any conflict of interest resulting from the Pre-Closing Representation in connection with the Current Representation representing Seller in any dispute following the Closing arising under this Agreement or the other Transaction Documents (the “Post-Closing Representation”).
(b)    Purchaser hereby covenants and agrees that, with respect to any communication between the Current Representation, on one hand, and Seller or any of its Affiliates, on the other hand, that are subject to attorney-client privilege as of immediately prior to the Closing and solely to the extent related to the Pre-Closing Representation (the “Privileged Communications”), neither Purchaser nor its Affiliates (including, following the Closing, any Transferred Entity) may use any such Privileged Communications in any claim, dispute, action, suit or proceeding against Seller or any of its Affiliates arising under this Agreement or the other Transaction Documents after the Closing, it being the intention of the Parties that such attorney-client and other applicable legal privilege or protection in connection with any such claim, dispute, action, suit or proceeding shall be retained by Seller and its Affiliates. Seller, and not Purchaser or its Affiliates or the Transferred Entities, shall have the sole right to decide whether or not to waive any attorney-client or other applicable legal privilege or protection in connection with any such claim, dispute, action, suit or proceeding. Notwithstanding the foregoing, in the event that a dispute arises between Purchaser or its Affiliates, including, following the Closing, the Transferred Entities, on the one hand, and a third party other than Seller or its Affiliates, on the other hand, Purchaser or its Affiliates, including, following the Closing, the Transferred Entities, may assert the attorney-client privilege to prevent the disclosure of the Privileged Communications to such third party; provided that neither Purchaser nor any of its Affiliates may waive such privilege without the prior written consent of Seller.
Section 10.17    Disclosure Schedules. The Disclosure Schedules, and all schedules and attachments attached thereto, and all Exhibits attached to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Any capitalized terms used in any Exhibit or in the Disclosure Schedules but not otherwise defined therein shall be defined as set forth in this Agreement and Section 10.15 shall apply to the Disclosure Schedules. Any information, item or other disclosure set forth in any Section of the Disclosure Schedules shall be deemed to be disclosed with respect to the corresponding Section of this Agreement and to any other Section of this Agreement, if the relevance of such disclosure to such other Section is reasonably apparent on its face. Disclosure of any fact or item in the Disclosure Schedules shall not necessarily mean that such fact or item is material and shall not affect the interpretation of such term for the purposes of this Agreement. It may be that certain facts and items disclosed in the Disclosure Schedules are not material and are not required to be disclosed pursuant to the terms of this Agreement. Such facts and items may be disclosed for informational purposes. No disclosure in the Disclosure Schedules relating to a possible breach or violation of any Contract or Law shall be construed as an admission or indication that a breach or violation exists or has actually occurred.
Section 10.18    Currency Adjustments. For purposes of calculating the Closing Working Capital, the Closing Cash Amounts, the Closing Indebtedness and the Closing Transaction Expenses and, for the avoidance of doubt, the final determination of each such calculation pursuant to the terms hereof, any amounts that are not denominated in Euros will be determined in Euros using the applicable currency exchange rate reported by Bloomberg at 5:00 p.m. (Eastern Time) on the Business Day that is two Business Days prior to the date that such calculation is made in reference to (e.g., two Business Days prior to the Closing Date in respect of the Closing Working Capital, the Closing Cash Amounts, the Closing Indebtedness and the Closing Transaction Expenses). Any other amounts required to be paid by any Party not denominated in Euros will be converted to the Euros equivalent of such non-Euros amount using the applicable currency exchange rate reported by Bloomberg at 5:00 p.m. (Eastern Time) on the date that is two Business Days prior to the required payment date.
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IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

HEXAGON SMART SOLUTIONS AB

By: /s/ [***]
Name: [***]
Title: Authorized Signatory
[Signature Page to Equity Purchase Agreement]

CADENCE DESIGN SYSTEMS, INC.

By: /s/ Anirudh Devgan
Name: Anirudh Devgan
Title: President and Chief Executive Officer

[Signature Page to Equity Purchase Agreement]